   As filed with the Securities and Exchange Commission on February 18, 2000
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                             Edison Mission Energy
             (Exact name of Registrant as specified in its charter)
       California                    4991                    95-4031807
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                                ---------------

                      18101 Von Karman Avenue, Suite 1700
                            Irvine, California 92612
                                 (949) 752-5588
                (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                           Steven D. Eisenberg, Esq.
                             Edison Mission Energy
                      18101 Von Karman Avenue, Suite 1700
                            Irvine, California 92612
                                 (949) 752-5588
             (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                ---------------
                                    Copy to:
                           Robert M. Chilstrom, Esq.
                             Harold F. Moore, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                            New York, New York 10036

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                ---------------
   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title of Each Class                 Proposed Maximum       Proposed
  of Securities to Be    Amount to Be     Offering       Maximum Aggregate    Amount of
       Registered         Registered  Price Per Share(1) Offering Price(1) Registration Fee
-------------------------------------------------------------------------------------------
7.73% Senior Notes due
 June 15, 2009.......... $600,000,000        100%          $600,000,000        $158,400

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2000

PROSPECTUS

  Offer to Exchange $600 Million 7.73% Senior Notes due June 15, 2009 for $600 Million 7.73% Senior Notes due June 15, 2009, Which Have Been Registered Under
                         the Securities Act of 1933, of

                          [EDISON MISSION ENERGY LOGO]

                  The exchange offer will expire at 5:00 P.M.,
               New York City time, on    , 2000, unless extended.

                                  -----------

Terms of the exchange offer:

  . We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  . You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

  . We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Material United States Federal Income Tax Considerations" on page 66 for more information.

  . We will not receive any proceeds from the exchange offer.

  . The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

                                  -----------

  See "Risk Factors" beginning on page 9 for a discussion of the risks that should be considered by holders prior to tendering their original notes.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                  The date of this prospectus is       , 2000.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this prospectus and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, including, among other things:
  . general political, economic and business conditions in the countries in which we do business;
  . governmental, statutory, regulatory or administrative changes or initiatives affecting us or the electricity industry generally;
  . political and business risks of international projects, including uncertainties associated with currency exchange rates, currency repatriation, expropriation, political instability, privatization efforts and other issues;
  . supply, demand and price for the electric capacity and energy in the markets served by our generating units;
  . competition from other power plants, including new plants that may be developed in the future;
  . operating risks, including equipment failure, dispatch levels, availability, heat rate and output;
  . the cost, availability and pricing of fuel and fuel transportation services for our generating units; and
  . our ability to complete the development or acquisition of current and future projects.

   We use words like "anticipate," "estimate," "project," "plan," "expect," "will," "believe" and similar expressions to help identify forward-looking statements in this prospectus.

   For additional factors that could affect the validity of our forward-looking statements, you should read "Risk Factors" beginning on page 9. In light of these and other risks, uncertainties and assumptions, actual events or results may be very different from those expressed or implied in the forward-looking statements in this prospectus, or may not occur. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                             AVAILABLE INFORMATION

   We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, file reports and information statements and other information with the Securities and Exchange Commission. These reports and information statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents filed with the SEC are incorporated by reference into this prospectus:
    (i)   Our Annual Report on Form 10-K for the year ended December 31,
          1998;
    (ii) Our Current Reports on Form 8-K dated March 18, 1999, Form 8-K dated July 19, 1999, Form 8-K dated December 15, 1999 and two reports on Form 8-K/A dated July 19, 1999; and
    (iii) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

   All reports and other documents we subsequently file under Sections 13 and 15(d) of the Securities Exchange Act shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file these reports and documents.

   Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes this statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

                                 ------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

   NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               ----------------

                               PROSPECTUS SUMMARY

   The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the exchange notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 9 of this prospectus.

                         Summary of the Exchange Offer

   On June 28, 1999, we completed the private offering of $600 million aggregate principal amount of 7.73% Senior Notes due June 15, 2009. As part of that offering, we entered into a registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities Offered..........  Up to $600,000,000 aggregate principal amount of new 7.73% Senior Notes due June 15, 2009, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer .........  We are offering to exchange new $1,000 principal amount of our 7.73% Senior Notes due June 15, 2009, which have been registered under the Securities Act, for $1,000 principal amount of our outstanding 7.73% Senior Notes due June 15, 2009.

                              In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $600 million principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales.....................  Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

                                 .  you are acquiring the exchange notes in
                                    the ordinary course of your business;

                                 . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                                 .  you are not an affiliate of ours.

                              If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                                 (1)you cannot rely on the applicable
                                    interpretations of the staff of the SEC
                                    and

                                 (2)you must comply with the registration
                                    requirements of the Securities Act in
                                    connection with any resale transaction.

                              Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                                 .  may not rely on the applicable
                                    interpretation of the staff of the SEC's position and

                                 . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date.............  5:00 p.m., New York City time, on      , 2000
                              unless we extend the expiration date.

Accrued Interest on the
   Exchange Notes and
   Original Notes...........
                              The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the Exchange    The exchange offer is subject to customary
   Offer....................  conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer--Conditions to the
                              Exchange Offer."

Procedures for Tendering
   Original Notes...........
                              Except as described in the section titled "The Exchange Offer-- Guaranteed Delivery Procedures", a tendering holder must, on or prior to the expiration date:

                                 .  transmit a properly completed and duly
                                    executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York at the address listed in this prospectus; or

                                 . if notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

                              See "The Exchange Offer--Procedures for
                              Tendering."

Special Procedures for
   Beneficial Holders.......
                              If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery           If you wish to tender your original notes and you
   Procedures...............  cannot deliver your notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The Exchange Offer--Guaranteed Delivery
                              Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time before 5:00
                              p.m., New York City time, on the expiration date.

Acceptance of Original
   Notes and Delivery of
   Exchange Notes...........  Subject to the conditions stated in the section
                              "The Exchange Offer--Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."

Material United States
   Federal Income Tax
   Considerations...........
                              We believe that your exchange of original notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations".

Exchange Agent..............  The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange Offer--Exchange Agent".

Use of Proceeds.............  We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" and "--The Company-- Recent Developments--Offering of Original Notes."

                     Summary of Terms of the Exchange Notes

   The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Where we refer to "notes" in this document, we are referring to both original notes and exchange notes.

Aggregate Amount............  $600 million principal amount of 7.73% Senior
                              Notes due June 15, 2009.

Maturity ...................  June 15, 2009.

Interest Rate ..............  7.73% per year.

Interest Payment Dates .....  June 15 and December 15 of each year.

Ranking.....................  The notes are senior unsecured obligations and rank equally with all of our senior unsecured indebtedness and rank senior to our subordinated indebtedness. All existing and future liabilities of our subsidiaries will be effectively senior to the notes.

                              As of September 30, 1999, we had total recourse debt of $1.2 billion, with an additional $4.6 billion of non-recourse debt appearing on our consolidated balance sheet. The percentage of our total recourse debt to capitalization was 36% as of September 30, 1999.

                              The indenture permits us to incur significant additional indebtedness. See "Description of the Notes."

Ratings.....................  The notes have been assigned ratings of "A-" by
                              Standard & Poor's Ratings Group and "A3" by
                              Moody's Investors Service, Inc.

Optional Redemption.........  We may redeem any or all of the notes at a redemption price equal to the greater of:

                               . 100% of the principal amount of the notes being redeemed, and

                               .  the sum of the present values of the
                                  remaining scheduled payments on the notes being redeemed discounted at a rate based on the rates of U.S. Treasury securities with average lives comparable to the remaining lives of the notes plus 37.5 basis points, plus accrued and unpaid interest on the notes being redeemed.

                                  The Company

Edison Mission Energy

   We are a leading independent power producer engaged in the business of developing, acquiring, owning and operating electric power generation facilities worldwide. Edison International is our parent company and also owns Southern California Edison Company, one of the largest electric utilities in the United States. At September 30, 1999, we had consolidated assets of approximately $11.2 billion and total shareholder's equity of approximately $2.2 billion.

   We were formed in 1986 with two domestic operating projects. Our business has evolved from the development of contract-based domestic power projects to the development of contract-based international power projects and the acquisition of operating generating assets within developed and deregulating power markets. Currently, we own interests in 72 domestic and international operating power stations with an aggregate generating capacity of 26,649 megawatts, of which our share is 22,056 megawatts. In addition, we own interests in one domestic and three international projects that are under construction. The capacity of these projects is expected to total 1,797 megawatts, of which our anticipated share will be approximately 714 megawatts.

Our Strategic Overview

   Our business goal is to be one of the leading owners and operators of electric generating assets in the world. We play an active role, as a long-term owner, in all phases of power generation, from planning and development through construction and commercial operation. We believe that this involvement allows us to better ensure, with our experienced personnel, that our projects are well-planned, structured and managed, thus maximizing value creation. We have separate strategies for developed and developing countries.

   In developed countries, we expect that new long-term contracts are likely to be the exception rather than the rule. Our strategy focuses primarily on three areas with respect to plants whose output is not committed to be sold under long-term contracts, which are known as merchant plants:

  . we continuously improve our valuation tools, enabling us to bid more effectively and competitively on assets that will be sold over the next five years in the United States, the United Kingdom, Spain, Italy, Australia, New Zealand and other developed countries;

  . we draw on our power marketing and trading skills to mitigate price risks and to enhance the returns of our merchant plants; and

  . since our principal customers continue to be regulated utilities, we strive to understand the regulatory and economic environment in which these utilities operate so we may better anticipate and prepare for what they will do.

   In developing countries, our strategy focuses on investing with good partners, securing non-recourse financing based upon long-term contracts with state-owned utilities, and securing government support from organizations such as the Export-Import Bank of the United States, the U.S. Overseas Private Investment Corporation and The Export-Import Bank of Japan.

   In making investment decisions, we evaluate potential project returns against rate of return guidelines. We establish these guidelines by identifying a base rate of return and adjusting the base rate by potential risk factors, including risks associated with project location and stage of project development. We endeavor to mitigate these risks by:

  .  evaluating all projects and the markets in which they operate;

  .  selecting partners with complementary skills and local experience;

  .  structuring investments through subsidiaries;

  .  managing up-front development costs;

  .  utilizing limited recourse financing; and

  .  linking revenue and expense components where appropriate.

   Many of our projects are operated by our subsidiaries, which helps us to preserve and enhance the value of our investments.

   In response to increasing globalization of the independent power market, we have organized our operation and development activities into three geographic regions: (1) Americas, (2) Asia Pacific and (3) Europe, Central Asia, Middle East and Africa. Each region is served by one or more teams consisting of business development, operations, finance and legal personnel, and each team is responsible for all of our activities within a particular geographic region. Also, we will mobilize personnel from outside a particular region when needed in order to assist in the development of projects.

Recent Developments

 Completed Acquisitions

   In December 1999 we acquired the fossil-fuel generating assets of Commonwealth Edison Company, totaling 6,812 megawatts of generating capacity, for approximately $4.1 billion. We will operate these plants, which provide access to the Mid-America Interconnected Network and the East Central Area Reliability Council. In connection with this transaction, we entered into power purchase agreements with Commonwealth Edison with a term of up to five years. Concurrently with this acquisition we assigned our right to purchase the Collins Station, a 2,698 megawatt gas and oil-fired generating station located in Illinois, to a third party. After this assignment we entered into a lease of the Collins Station with a term of 33.75 years. The aggregate megawatts purchased or leased as a result of these transactions is 9,510 MW.

   During October 1999, we completed the acquisition of the remaining 20% of the 220 megawatt natural gas-fired Roosecote project located in England. Consideration for the remaining 20% consisted of a cash payment of approximately $16.0 million. The acquisition was funded with existing cash.

   In July 1999, we acquired 100% of the Ferrybridge and Fiddler's Ferry coal-fired power plants in the United Kingdom with a total generating capacity of 3,886 megawatts from PowerGen UK plc for approximately $2.0 billion. These plants, which are in the middle of the order in which plants are called upon to dispatch electric power, will complement the pumped-storage hydroelectric power plants we already own in the United Kingdom and will sell power into the electricity trading market there.

   In May 1999, we acquired 40% of Contact Energy Limited from the government of New Zealand for $635 million. Contact Energy owns and operates nine hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand and owns an interest in one operating gas-fired plant in Australia, with a total aggregate capacity of 2,626 megawatts, of which our share is 949 megawatts. Contact Energy also owns an interest in one project in New Zealand under construction with an expected generating capacity of 45 megawatts, of which our share is 18 megawatts.

   In March 1999, we acquired 100% of the 1,884 megawatt Homer City Generating Station for approximately $1.8 billion. This facility is one of the largest coal-fired plants in the mid-Atlantic region of the United States and has direct, high voltage interconnections to both the New York Independent System Operator, which controls the transmission grid and energy and capacity markets for the State of New York and is commonly known as the NYISO, and the Pennsylvania-New Jersey-Maryland Power Pool, which is commonly known as the PJM.

   In December 1998, we acquired 50% of the 540 megawatt EcoElectrica liquefied natural gas-fired combined-cycle cogeneration facility under construction in Penuelas, Puerto Rico for approximately $243 million. The project also includes a desalination plant and liquefied natural gas storage and vaporization facilities, and is expected to commence commercial operation by the first quarter of 2000.

 Offering of Original Notes

   On June 28, 1999, we issued and sold the original notes. We used the net proceeds of that offering, which were approximately $596 million, for general corporate purposes, including financing the development and construction of new facilities, additions to working capital, reductions of indebtedness and financing of capital expenditures and pending or potential acquisitions.

                                ----------------

   We are incorporated under the laws of the State of California. Our headquarters and principal executive offices are located at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612, and our telephone number is (949) 752-5588.

                      Summary Consolidated Financial Data

   The following table includes a summary of our consolidated financial data for the periods indicated. The summary consolidated financial data for the nine months ended September 30, 1999 and 1998 was derived from our unaudited consolidated financial statements. The summary consolidated financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 was derived from our audited consolidated financial statements. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes to these financial statements, included in the documents incorporated by reference in this prospectus. See "Incorporation of Documents by Reference."

                              Nine Months
                          Ended September 30,        Years Ended December 31,
                          --------------------- --------------------------------------
                             1999       1998     1998    1997    1996    1995    1994
                          ----------  --------- ------  ------  ------  ------  ------
                                              (in millions)
Income Statement Data
Operating revenues......  $  1,076.2  $  666.7  $893.8  $975.0  $843.6  $467.3  $380.6
Operating expenses......       666.2     392.9   543.3   581.1   476.5   264.0   199.9
                          ----------  --------  ------  ------  ------  ------  ------
Income from operations..       410.0     273.8   350.5   393.9   367.1   203.3   180.7
Interest expense........      (245.3)   (147.7) (196.1) (223.5) (164.2)  (93.1)  (89.0)
Interest and other
 income.................        21.3      34.4    50.9    53.9    40.7    33.1    38.8
Minority interest.......        (3.0)     (2.l)   (2.8)  (38.8)  (69.5)  (48.3)  (46.1)
                          ----------  --------  ------  ------  ------  ------  ------
Income before income
 taxes..................       183.0     158.4   202.5   185.5   174.1    95.0    84.4
Provision for income
 taxes..................        33.0      57.3    70.4    57.4    82.0    31.0    29.4
                          ----------  --------  ------  ------  ------  ------  ------
Income before change in
 accounting principle
 and extraordinary
 loss...................       150.0     101.1   132.1   128.1    92.1    64.0    55.0
Extraordinary loss on
 early extinguishment of
 debt, net of income tax
 benefit................         --        --      --    (13.1)    --      --      --
Cumulative effect on
 prior years of change
 in accounting for
 start-up costs.........       (13.8)      --      --      --      --      --      --
                          ----------  --------  ------  ------  ------  ------  ------
Net income..............  $    136.2  $  101.1  $132.1  $115.0  $ 92.1  $ 64.0  $ 55.0
                          ==========  ========  ======  ======  ======  ======  ======

                                                       December 31,
                         September 30, --------------------------------------------
                             1999        1998     1997     1996     1995     1994
                         ------------- -------- -------- -------- -------- --------
                                               (in millions)
Balance Sheet Data
Assets..................   $11,189.1   $5,158.1 $4,985.1 $5,152.5 $4,374.0 $2,842.9
Current liabilities.....     1,293.0      501.3    339.8    270.9    199.8    170.9
Long-term obligations...     5,105.0    2,396.4  2,532.1  2,419.9  1,839.0  1,159.0
Shareholder's equity....     2,165.3      957.6    826.6  1,019.9  1,028.5    622.2

                                  RISK FACTORS

   In addition to the information contained elsewhere in this prospectus, the following risk factors should be carefully considered by each prospective investor in evaluating an investment in the notes. The following risk factors, other than "--You may have difficulty selling the notes that you do not exchange," generally apply to the original notes as well as the exchange notes.

You may have difficulty selling the notes that you do not exchange.

   If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Original Notes."

Our ability to repay our debt depends upon the performance of our subsidiaries.

   The original notes are, and the exchange notes will be, exclusively our obligations and not the obligations of any of our subsidiaries or affiliates. Because substantially all of our operations are conducted by our project subsidiaries, our cash flow and ability to service our indebtedness, including our ability to pay the interest on and principal of the notes when due, are dependent upon the ability of our subsidiaries to pay dividends and make distributions to us. Financing agreements for our subsidiaries generally place limitations on the ability of those subsidiaries to pay dividends, make distributions or otherwise transfer funds to us. In addition, financing agreements for our subsidiaries, although generally non-recourse to us, contain representations, warranties, covenants and other agreements that, if not met, could lead to a default under these financings. After a default under a project financing for any reason, project lenders may exercise rights and remedies typically granted to secured parties, including the ability to take control of the project's collateral assets or our ownership interest in the project subsidiary. In addition, we own a minority interest in some of our projects, and therefore are unable unilaterally to cause dividends or distributions to be made to us from those operations. Accordingly, we cannot assure you that we will receive sufficient distributions from our subsidiaries to pay debt service on the notes when due.

   Any right of ours to receive any assets of any of our subsidiaries upon any liquidation or reorganization of a subsidiary, and the consequent right of holders of the notes to participate in the distribution of, or to realize proceeds from, those assets, will be effectively subordinated to the claims of any of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary.

   The indenture governing the notes imposes no limitations on the ability of our subsidiaries to permit contractual restrictions on their ability to make dividends or distributions.

Our substantial amount of indebtedness may effect our ability to service our indebtedness, finance the acquisition and development of additional projects, compete effectively or operate successfully under adverse economic conditions.

   As of September 30, 1999, we had total recourse debt of $1.2 billion, with an additional $4.6 billion of non-recourse debt appearing on our consolidated balance sheet. The percentage of our total recourse debt to capitalization was 36% as of September 30, 1999. The indenture governing the notes imposes no limitations on our ability to incur additional indebtedness either at the Edison Mission Energy level or at the subsidiary level.

Our substantial amount of total recourse debt and the debt of our subsidiaries present the risk that we might not have sufficient cash to service our indebtedness, including the notes, and that our leveraged capital structure could limit our ability to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. See "Capitalization" and "Selected Consolidated Financial Data."

Our project acquisitions and developments may not be successful.

   The development projects and acquisitions in which we have invested or in which we may invest in the future, including those described in this prospectus, may be large and complex, and we may not be able to complete the development or acquisition of any of these projects. The development of a power project may require us to expend significant sums for preliminary engineering, permitting, legal and other expenses before we can determine whether we will win a competitive bid, or whether a project is feasible, economically attractive or financeable. Moreover, access to capital for future projects is uncertain. We cannot assure you that we will be successful in structuring the financing for our projects on a substantially non-recourse basis or that we will obtain sufficient additional equity capital, project cash flow or additional borrowings to enable us to fund the equity commitments required for future projects.

   Power purchase agreements often enable the utility to terminate these agreements, or to retain security posted by the developer as liquidated damages, in the event that a project fails to achieve commercial operation or target operating levels by specified dates or fails to meet other significant contractual requirements. In addition, most of our acquisition agreements permit the seller to terminate the agreement or impose penalties if the acquisition of the project is not achieved by a specified date. If these events were to occur, the default provisions in a financing agreement could be triggered, rendering the project debt immediately due and payable, and, as a result, we could lose our interest in the project.

A significant portion of our projects operate without long-term power purchase agreements.

   A significant portion of the projects in which we have acquired, or are acquiring, an interest do not have long-term power purchase agreements. As merchant plants whose output is not committed to be sold under long-term contracts, these projects are subject to market forces to determine the amount and price of power that they sell. We cannot assure you that these plants will be successful in selling power into their respective markets. If they are unsuccessful, they may not be able to generate enough cash to service their own debt or to make distributions to us.

   In addition, some utilities have brought litigation aimed at forcing the renegotiation or termination of long-term power purchase agreements based upon, among other things, revised estimates of avoided cost or power demands. We cannot assure you that in the future, utilities that purchase power from our contract-based power plants or other power purchasers that purchase power under long-term agreements from us will not seek to terminate their existing agreements with us.

Competition could adversely affect our business.

   The global independent power industry is characterized by numerous strong and capable competitors, some of which may have more extensive operating experience, more extensive experience in the acquisition and development of power projects, larger staffs and greater financial resources than we do. Further, in recent years power markets have been characterized by strong and increasing competition as a result of regulatory changes and other factors which have contributed to a reduction in market prices for power. These regulatory and other changes may continue to increase competitive pressures in the markets where we operate. Increased competition for our new project investment opportunities may adversely affect our ability to develop or acquire projects on economically favorable terms.

Our operations are subject to extensive government regulation, and our inability to comply with existing regulations or requirements or changes in applicable regulations or requirements may have a negative impact on our business, results of operations or financial condition.

   Our operations are subject to extensive regulation by governmental agencies in each of the countries in which we conduct operations. See "Business-- Regulatory Matters." Our domestic projects are subject to energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of the projects. Our projects are also subject to federal, state and local laws and regulations that govern the geographical location, zoning, land use and operation of a project. Our international projects are subject to the energy, environmental and other laws and regulations of the foreign jurisdictions in which these projects are located. The degree of regulation varies according to each country and may be materially different from the regulatory regimes in the United States.

   We cannot assure you that the introduction of new laws or other future regulatory developments in countries in which we conduct our business will not have a material adverse effect on our business, results of operations or financial condition, nor can we assure you that we will be able to obtain and comply with all necessary licenses, permits and approvals for our proposed energy projects. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.

   In addition, if any of our projects loses its status as a qualifying facility, eligible facility or foreign utility company under U.S. federal regulations, we could become subject to regulation as a "holding company" under the Public Utility Holding Company Act. See "Business--Regulatory Matters."

General operating risks and catastrophic events may reduce revenues generated by our projects or increase their operating costs.

   The operation of power generating plants involves many risks, including:

  .  start-up problems;

  .  the breakdown or failure of equipment or processes;

  .  performance below expected levels of output;

  .  the inability to meet expected efficiency standards;

  .  operator error; and

  . catastrophic events such as earthquakes, landslides, fires, floods, explosions or similar calamities.

The occurrence of any of these events could significantly reduce revenues generated by our projects or increase their generating expenses, thus diminishing distributions by the projects to us and, as a result, our ability to make payments on the notes. Equipment and plant warranties and insurance obtained by us may not be adequate to cover lost revenues or increased expenses and, as a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under a financing obligation could cause us to lose our interest in that project.

Our international projects are subject to risks of doing business in foreign countries.

   Our international projects are subject to political and business risks, including uncertainties associated with currency exchange rates, currency repatriation, expropriation, political instability, privatization efforts and other issues that have the potential to impair these projects from making dividends or other distributions to us and against which we may not be fully capable of insuring. In particular, fluctuations in currency exchange rates can affect, on a U.S. dollar equivalent basis, the amount of our equity contributions to, and distributions from, our international projects. At times, we have hedged a portion of our exposure to fluctuations in currency exchange rates. However, hedge contracts may involve risks, including counterparty default, and we cannot assure you that fluctuations in currency exchange rates will be fully offset by these hedges or that these hedges will be available throughout the term of the notes.

   On October 7, 1999, Indonesia's state-owned electricity company, PT Perusahaan Listrik Negara, filed a lawsuit in the Central Jakarta District Court against our 40%-owned subsidiary PT Paiton Energy seeking to annul its contract to purchase power from Paiton Energy's coal-fired 1,230 megawatt generating station located in East Java, Indonesia on the basis that the power purchase agreement for this generating station is the result of corruption, cronyism and nepotism and is "one-sided and against the public interest." This contract is currently the sole source of revenue for this generating station. In response, and to protect the integrity of the power purchase agreement, Paiton Energy commenced arbitration proceedings against PT Perusahaan and the Government of Indonesia. On January 20, 2000, PT Perusahaan withdrew its lawsuit and Paiton Energy terminated the arbitration proceedings against PT Perusahaan and the Government of Indonesia, and the parties have commenced negotiation of an interim agreement which will provide for administration of the power purchase agreement until a long-term arrangement is reached. Additionally, PT Perusahaan has failed to pay Paiton Energy in respect of the last eight invoices Paiton Energy has issued and has paid only a portion of another invoice. In response to PT Perusahaan's failure to pay and the occurrence of other events which, with the giving of notice or passage of time, may mature into defaults of this generating station's debt agreements, Paiton Energy entered into an interim agreement on October 15, 1999 with its lenders under which the lenders waived specified defaults under the project's debt agreement until July 31, 2000, including those resulting from the events described above. However, this waiver may expire on an earlier date if additional defaults, other than those specifically waived, or other specified events occur. The interim agreement requires us and other shareholders of Paiton Energy to contribute additional equity from time to time as needed for the payment of interest on the project's debt, operating costs which become due and payable during the term of the interim agreement and costs related to the construction of the project. Under the interim agreement the amount of contingent equity used for the project's construction costs cannot exceed $30 million. Our maximum share of the total unfunded contingent equity commitments at December 31, 1999 was $111 million. As of December 31, 1999, our total investment in the Paiton project was approximately $419 million.

   Generally, the uncertainty of the legal structure in foreign countries in which we may develop or acquire projects could make it more difficult to enforce our rights under agreements relating to these projects. In addition, the laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire.

Risks associated with the year 2000 problem could adversely effect our business.

   We have successfully implemented systems to address year 2000 issues. We cannot assure you, however, that our year 2000 compliance will not require additional expenditures in the future. As of the date of this prospectus, we are not aware of any Year 2000 problem of our systems and services. In addition, we have not received any notification from any supplier or systems of any Year 2000-related disruption in their business. However, the success to date of our Year 2000 efforts and the efforts of our third party suppliers cannot guarantee that there will not be a material adverse effect on our business should a Year 2000 problem manifest or become apparent in the future.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act.

   Any broker-dealer that:

  . exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

  . resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may find it difficult to sell your notes because there is no existing trading market for the exchange notes.

   You may find it difficult to sell your notes because an active trading market for the notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on June 28, 1999 primarily to a small number of institutional investors and overseas investors. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

   There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the original notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes could be adversely affected.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

   On June 28, 1999, we issued and sold the original notes. We used the net proceeds of that offering, which were approximately $596 million, for general corporate purposes, including financing the development and construction of new facilities, additions to working capital, reductions of indebtedness and financing of capital expenditures and pending or potential acquisitions.

                                 CAPITALIZATION
   The following table includes the consolidated capitalization of Edison Mission Energy as of September 30, 1999 and reflects the issuance of the original bonds and application of the proceeds from the issuance of the original bonds as discussed in "Use of Proceeds."

                                                                       As of
                                                                   September 30,
                                                                       1999
                                                                   -------------
                                                                   (in millions)
Short-Term Indebtedness...........................................   $  440.6
Long-Term Indebtedness............................................      798.1
                                                                     --------
  Total Indebtedness(1)...........................................   $1,238.7
Shareholder's Equity..............................................   $2,165.3
                                                                     --------
  Total Capitalization............................................   $3,404.0
                                                                     ========

--------
(1) Excludes our subsidiary indebtedness of $4.6 billion as of September 30, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table includes a summary of our consolidated financial data for the periods indicated. The summary consolidated financial data for the nine months ended September 30, 1999 and 1998 was derived from our unaudited consolidated financial statements. The summary consolidated financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 was derived from our audited consolidated financial statements. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, included in the documents incorporated by reference in this prospectus. See "Incorporation of Documents by Reference."

                                          Nine Months
                                      Ended September 30,             Years Ended December 31,
                                     ----------------------  ----------------------------------------------
                                         1999        1998      1998      1997      1996      1995     1994
                                     ------------- --------  --------  --------  --------  --------  ------
                                                               (in millions)
Income Statement Data
Operating revenues................     $ 1,076.2   $  666.7  $  893.8  $  975.0  $  843.6  $  467.3  $380.6
Operating expenses................         666.2      392.9     543.3     581.1     476.5     264.0   199.9
                                       ---------   --------  --------  --------  --------  --------  ------
Income from operations............         410.0      273.8     350.5     393.9     367.1     203.3   180.7
Interest expense..................        (245.3)    (147.7)   (196.1)   (223.5)   (164.2)    (93.1)  (89.0)
Interest and other income.........          21.3       34.4      50.9      53.9      40.7      33.1    38.8
Minority interest.................          (3.0)      (2.1)     (2.8)    (38.8)    (69.5)    (48.3)  (46.1)
                                       ---------   --------  --------  --------  --------  --------  ------
Income before income taxes........         183.0      158.4     202.5     185.5     174.1      95.0    84.4
Provision for income taxes........          33.0       57.3      70.4      57.4      82.0      31.0    29.4
                                       ---------   --------  --------  --------  --------  --------  ------
Income before change in accounting
 principle and extraordinary loss..        150.0      101.1     132.1     128.1      92.1      64.0  $ 55.0
Extraordinary loss on early
 extinguishment of debt, net of
 income tax benefit...............           --         --        --      (13.1)      --        --      --
Cumulative effect on prior years
 of change in accounting for
 start-up costs...................         (13.8)       --        --        --        --        --      --
                                       ---------   --------  --------  --------  --------  --------  ------
Net income........................     $   136.2   $  101.1  $  132.1  $  115.0  $   92.1  $   64.0  $ 55.0
                                       =========   ========  ========  ========  ========  ========  ======
                                                                   December 31,
                                     September 30, ------------------------------------------------
                                         1999        1998      1997      1996      1995      1994
                                     ------------- --------  --------  --------  --------  --------
                                                           (in millions)
Balance Sheet Data
Assets............................     $11,189.1   $5,158.1  $4,985.1  $5,152.5  $4,374.0  $2,842.9
Current liabilities...............       1,293.0      501.3     339.8     270.9     199.8     170.9
Long-term obligations.............       5,105.0    2,396.4   2,532.1   2,419.9   1,839.0   1,159.0
Shareholder's equity..............       2,165.3      957.6     826.6   1,019.9   1,028.5     622.2
                                          Nine Months
                                      Ended September 30,             Years Ended December 31,
                                     ----------------------  ----------------------------------------------
                                         1999        1998      1998      1997      1996      1995     1994
                                     ------------- --------  --------  --------  --------  --------  ------
Other Data
Ratio of earnings to fixed
 charges(1).......................           1.5        1.7       1.7       1.6       1.4       1.3     1.2

--------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of income
    (loss) before income taxes of Edison Mission Energy (adjusted for the excess or shortfall of dividends or other distributions over equity in earnings of less than 50%-owned entities), amortization of previously capitalized interest and fixed charges (net of capitalized interest). "Fixed charges" represent interest (whether expensed or capitalized), the amortization of debt discount and the interest portion of rentals.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer

   Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City
time, on      , 2000. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer. The exchange offer, however, will not be in effect any longer than 45 business days from the date of this prospectus.

   As of the date of this prospectus, $600 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter
of transmittal, is first being sent on or about      , 2000, to all holders of
original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "--Conditions to the Exchange Offer."

   We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

   Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

   We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than 5 business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least 5 business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

   Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Procedures for Tendering

   Except as described below, a tendering holder must, on or prior to the expiration date:

  . transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York at the address listed below under the heading "-- Exchange Agent;" or

  . if notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "-- Exchange Agent."

   In addition:

  . the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

  . a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

  . the holder must comply with the guaranteed delivery procedures described below.

   The Depository Trust Company will be referred to as DTC in this prospectus.

   The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

   The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

   If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

  . by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  .  for the account of an "eligible institution."

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution--including most banks, savings and loan associations and brokerage houses--that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

   We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

   We reserve the right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

   If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

   If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

   By tendering, each holder will represent to us that, among other things,

  . the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder and

  . neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

   In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

   If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

   For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

   In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

  . certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent's account at the book-entry transfer facility,

  . a properly completed and duly executed letter of transmittal or an agent's message and;

  .  all other required documents.

   Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book- entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

   The exchange agent will make a request to establish an account for the original notes at the DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original bonds by causing DTC to transfer those original bonds into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original bonds into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgement from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange bonds issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  (1) be transmitted to and received by the exchange agent at the address listed below under "--Exchange Agent" on or prior to the expiration date; or

  (2) comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  .  the tender is made through an eligible institution;

  . prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

    (a) stating the name and address of the holder of original notes and the amount of original notes tendered,

    (b) stating that the tender is being made and

    (c) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-
      entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

   Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

  . identify the notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

  . contain a statement that the holder is withdrawing his election to have the original notes exchanged;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

  . specify the name in which the original notes are registered, if different from that of the depositor.

   If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly retendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be retendered by following the procedures described under " -- Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events shall occur:

  . there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

    (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction,

    (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign, or

    (3) any action shall have been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

  .  there shall have occurred:

    (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

    (2) any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

    (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

    (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

  . any change, or any development involving a prospective change, shall have occurred or be threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we shall have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

   These conditions to the exchange offer are to our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

   In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

   We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

               Delivery To: The Bank of New York, Exchange Agent

     By Hand or Overnight Delivery:         By Registered or Certified Mail:
          The Bank of New York                    The Bank of New York
           101 Barclay Street                     101 Barclay Street,
            Seventh Floor E                         Seventh Floor E
           New York, NY 10288                      New York, NY 10288
      Attention: Ayikwei Aryeetey             Attention: Ayikwei Aryeetey
       Reorganization Department               Reorganization Department

                             For Information Call:
                                 (212) 815-3687

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (212) 571-6339

                             Confirm by Telephone:
                                 (212) 815-3687

   If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

   We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $500,000.

Accounting Treatment

   We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Transfer Taxes

   Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Original Notes

   Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. As discussed in "Exchange Offer; Registration Rights," we do not currently anticipate that we will register original notes under the Securities Act.

   Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders of the original notes, other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, if the exchange notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the SEC has not considered the exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder:

  (1) could not rely on the applicable interpretations of the staff of the SEC, and

  (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Furthermore, any broker-dealer that acquired any of its original notes directly from us:

  . may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983) and

  . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

   See "Plan of Distribution."

   In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion contains forward-looking statements regarding Edison Mission Energy. These statements are based on our current plans and expectations that involve risks and uncertainties which could cause actual future activities and results of operations to be materially different from those presented in the forward-looking statements. Important factors that could cause actual results to differ include risks listed in "Risk Factors." Unless otherwise indicated, the information presented in this section is with respect to Edison Mission Energy and its consolidated subsidiaries.

General

   We are a leading independent power producer engaged in the business of developing, acquiring, owning and operating electric power generation facilities worldwide. Our current investments include interests in 72 domestic and international operating power stations with an aggregate generating capacity of 26,649 MW, of which our share is approximately 22,056 MW. In addition, we own interests in one domestic and three international projects that are under construction. The capacity of these projects is expected to total 1,797 MW, of which our anticipated share will be approximately 714 MW.

   Our consolidated operating revenues are derived primarily from electric revenues and equity in income from energy projects. Consolidated operating revenues also include equity in income from oil and gas investments and revenue attributable to operation and maintenance services.

   Our acquisitions of interests in the projects described in "Business," each have been accounted for utilizing the purchase method. The purchase prices were allocated to the assets acquired and liabilities assumed based on their respective fair market values. Our consolidated statement of income for the nine months ended September 30, 1999 reflects the operations of the Homer City project beginning March 18, 1999, Contact Energy beginning May 1, 1999 and Ferrybridge and Fiddler's Ferry beginning July 19, 1999.

Results of Operations for the Nine Months Ended September 30, 1999

 Operating Revenues

   Operating revenues increased $309.6 million and $409.5 million for the third quarter and nine months ended September 30, 1999, respectively, compared with the corresponding periods of 1998, resulting primarily from increases in electric revenues and equity in income from energy projects. Electric revenues increased $302.1 million and $374.5 million for the third quarter and nine months ended September 30, 1999, respectively, compared with the corresponding periods of 1998, primarily due to revenues from Homer City, acquired in March 1999 and Ferrybridge and Fiddler's Ferry, acquired in July 1999. Equity in income from energy projects increased $31.7 million during the nine months ended September 30, 1999, compared with the corresponding period of 1998. The increase for the nine month period was primarily the result of higher revenues from several cogeneration projects due to a final settlement on energy pricing for prior years and a gain on sale of a power sales agreement.

   Due to warmer weather during the summer months, electric revenues generated from Homer City are usually higher during the third quarter of each year. In addition, our third quarter revenues from energy projects are materially higher than other quarters of the year due to a significant number of our domestic energy projects located on the West Coast which generally have power sales contracts that provide for higher payments during summer months.

 Operating Expenses

   Operating expenses increased $190.3 million and $273.4 million for the third quarter and nine months ended September 30, 1999, respectively, compared with the same prior year periods. These increases are due to higher fuel, plant operations, depreciation and amortization and administrative and general expenses. The increases in fuel expense, plant operations and depreciation and amortization are primarily the result of expenses at Homer City, acquired in March 1999 and Ferrybridge and Fiddler's Ferry, acquired in July 1999. The increase in administrative and general expenses was primarily related to increased project development and acquisition costs.

 Other Income (Expense)

   Interest expense increased $60.5 million and $93 million for the third quarter and nine months ended September 30, 1999, respectively, compared with the same prior year periods. The increase was primarily the result of additional debt financing of the Homer City and Ferrybridge and Fiddler's Ferry acquisitions.

 Provision for Income Taxes

   We recorded an effective tax provision rate of 18% for the nine months ended September 30, 1999, compared with a 36% rate for the same prior year period. The decrease in the 1999 effective tax rate was primarily due to lower foreign income taxes that result from the permanent reinvestment of earnings from foreign affiliates located in different foreign tax jurisdictions.

 Cumulative Effect of Change in Accounting Principle

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which became effective in January 1999. The Statement requires that specified costs related to start-up activities be expensed as incurred and that specified previously capitalized costs be expensed and reported as a cumulative change in accounting principle. The impact of adopting SOP 98-5 on our net income was $13.8 million, after tax.

Annual Results of Operations

 Operating Revenues

   Operating revenues decreased approximately 8% in 1998 compared to 1997, and increased approximately 16% in 1997 compared to 1996. The 1998 decrease was primarily due to the Loy Yang B project's new series of power purchase agreements associated with our acquisition of the remainder of that project in May 1997 and lower Australian currency exchange rates, partially offset by higher energy revenues from the First Hydro project as a result of higher energy prices. The 1997 increase resulted primarily from increases in electric revenues attributable to the start of commercial operations of Loy Yang B Unit 2 in October 1996 and the Kwinana project in December 1996, and higher energy revenues from the First Hydro projects as a result of increased utilization and higher pool prices, partially offset by lower capacity prices in 1997. There were no comparable electric revenues for Loy Yang B Unit 2 for the first nine months of 1996 and for the Kwinana project for the first 11 months of 1996.

   Equity in income from energy projects rose 14% in 1998 compared to 1997, and 17% in 1997 compared to 1996. The 1998 increase was primarily due to earnings from a geothermal project that were previously deferred and lower fuel gas prices at various cogeneration projects, partially offset by lower electric and steam revenues, which are based, in part, on fuel prices. The 1997 increase was mainly attributable to higher electric and steam revenues for several cogeneration projects due to higher fuel gas prices. Equity in income from oil and gas investments decreased approximately 54% in 1998 compared to 1997, and increased approximately 52% in 1997 compared to 1996. The 1998 decrease was primarily due to lower oil and gas prices, while the 1997 increase was due to higher gas prices.

 Operating Expenses

   Total operating expenses decreased $37.8 million in 1998 compared to 1997, and increased $104.6 million in 1997 compared to 1996. The 1998 decrease was primarily due to lower fuel and depreciation and amortization expense. Fuel expense decreased $15.4 million and depreciation and amortization decreased $15.5 million in 1998. The increase in 1997 was principally due to higher fuel, plant operations, depreciation and amortization and administrative and general expenses. Fuel and plant operations expense increased $62.8 million, depreciation and amortization expense increased $12.9 million and administrative and general expenses increased $27.6 million in 1997.

   The 1998 decrease in fuel expense was primarily due to the new fuel supply agreement entered into for the Loy Yang B project in connection with our acquisition of the remainder of that project in May 1997, partially offset by higher fuel expense at the First Hydro projects as a result of higher prices and increased generation in 1998. The 1997 increase in fuel expense and plant operations was primarily due to commencement of commercial operations of the Kwinana project in the fourth quarter of 1996 and increased generation and higher prices at the First Hydro projects.

   The 1998 decrease in depreciation and amortization is the result of a full year's impact of the extension in the useful life of the Loy Yang B project's plant and equipment from approximately 30 years, the term of the previous power purchase agreement, to 50 years, the projected economic life of the plant, as a result of the May 1997 acquisition, combined with lower Australian currency exchange rates. The 1997 increase in depreciation and amortization resulted from the commencement of commercial operations of Loy Yang B Unit 2 and the Kwinana project in the fourth quarter of 1996. The Loy Yang B project's depreciation expense in 1997 was partially reduced due to the extension in the useful life of its plant and equipment.

   Administrative and general expenses decreased slightly in 1998 as a result of lower compensation expense for charges related to our phantom stock plan, which is part of the Edison International Equity Compensation Plan, partially offset by higher project development costs. The 1997 increase in administrative and general expenses was attributable to an increase of approximately $54 million in compensation expense as a result of charges related to our phantom stock plan. The 1997 increase in compensation expense was partially offset by lower project development costs.

 Other Income (Expense)

   Interest and other income increased $22.5 million in 1998 compared to 1997, and $6.5 million in 1997 compared to 1996. The 1998 and 1997 increases resulted primarily from interest earned on higher cash balances.

   During the second quarter of 1997, we completed a sale of our ownership interest in B.C. Star Partners for total cash proceeds of $71.2 million. We recorded an after-tax gain of approximately $14 million on the sale in April 1997.

   During the second quarter of 1996, CalEnergy Company, Inc., our partner in four operating geothermal projects in California, purchased all of the stock of our four wholly-owned subsidiaries, which held interests in these projects. The purchase price of $70 million resulted in an after-tax gain of $15.5 million. There was no impact on our future revenues, as we discontinued recognizing earnings from these projects during 1993.

   Interest expense decreased $27.4 million in 1998 compared to 1997, and increased $59.2 million in 1997 compared to 1996. The decrease in 1998 was due to lower Australian currency exchange rates and higher capitalized interest as a result of higher accumulated construction expenditures. Capitalized interest decreased $51.9 million in 1997 compared to 1996, due to the completion of construction and resultant commercial operations of Loy Yang B Unit 2 and the Kwinana project in the fourth quarter of 1996, at which time we discontinued recording capitalized interest related to these projects.

   Minority interest expense decreased $36.1 million in 1998 compared to 1997, and $30.7 million in 1997 compared to 1996. The decreases resulted from the acquisition of the remaining 49% ownership interest in the Loy Yang B project in May 1997.

 Provision for Income Taxes

   We had effective tax provision rates of 34.8%, 30.9% and 47.1% in 1998, 1997 and 1996, respectively. The 1998 and 1997 tax provisions reflect a benefit from reductions in the United Kingdom corporate tax rate from 33% to 31% effective in April 1997, and from 31% to 30% effective in April 1999. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," this reduction in the United Kingdom income tax rate resulted in reductions in income tax expense of approximately $11 million and $20 million in 1998 and 1997, respectively, to adjust the United Kingdom deferred income tax liability, primarily related to the First Hydro projects, to the new lower tax rate.

 Extraordinary Loss

   The early repayment of the Loy Yang B project's existing debt facilities of $713 million in connection with our acquisition of the remaining 49% interest in May 1997 resulted in an extraordinary loss of $13.1 million, net of income tax benefit of $8.6 million, attributable to the write-off of unamortized debt issue costs.

Liquidity and Capital Resources

   For the nine months ended September 30, 1999, net cash provided by operating activities increased to $369 million from $172.5 million for the same period in 1998. The increase in working capital was primarily due to increased accounts payable and accrued liabilities related to our acquisitions of Ferrybridge and Fiddler's Ferry, and Homer City and commercial operations of Doga. Net working capital at September 30, 1999 was ($412.4) million compared to $136 million at December 31, 1998. Net working capital decreased primarily as a result of utilizing short-term capacity under a commercial paper facility to finance a portion of the Homer City project. We expect to re-finance the short-term borrowings during the next year with a combination of new or extended short-term borrowings and issuance of our long-term debt.

   At September 30, 1999, we had cash and cash equivalents of $450.8 million and had available $353 million of borrowing capacity under a $500 million revolving credit facility that expires in 2001 and $266 million of borrowing capacity under a $700 million commercial paper facility that expires in 2000. This borrowing capacity under the revolving credit facility may be reduced by borrowings for firm commitments to contribute project equity and to fund capital expenditures and construction costs of its project facilities.

   Net cash provided by financing activities totaled $4,479.2 million during the first nine months of 1999, compared to $6.2 million used in 1998 for the same prior year period. The 1999 increase is primarily due to financing of $1.3 billion related to the Ferrybridge and Fiddler's Ferry project, the Edison Mission Holding Co.'s, parent company of EME Homer City, issuance of $830 million senior secured bonds, our financing of $700 million under our commercial paper facility, our issuance of Senior Notes of $600 million, borrowings of $59 million under Edison Mission Energy Taupo Limited's credit facility, Edison International's $1,066 million equity contribution to us, Edison Mission Energy Global Management, Inc.'s $120 million Flexible Money Market Cumulative Preferred Stock and EME Taupo's $158 million Retail Redeemable Preference Shares.

   Net cash used in investing activities increased to $4,859.7 million for the nine months ended September 30, 1999 from $82.9 million for the nine months ended September 30, 1998. The increase is primarily due to the purchase of Ferrybridge and Fiddler's Ferry, Homer City and Contact Energy.

   Cash provided by operating activities is derived primarily from distributions from energy projects and dividends from investments in oil and gas. Net cash provided by operating activities increased $7.1 million in the year ended December 1998 compared to 1997, and decreased $35 million in 1997 compared to 1996. The 1998 increase was primarily due to lower income taxes paid and higher distributions from energy projects, partially offset by lower dividends from investments in oil and gas and an increase in working capital requirements. The 1997 decrease primarily reflected an increase in working capital requirements, principally due to lower accounts receivable collections from the First Hydro projects.

   Net cash provided by financing activities decreased $43.2 million in 1998 compared to 1997, and $123.7 million in 1997 compared to 1996. The decreases were principally due to a reduction in financing activities. In

1997, the Loy Yang B project's financing proceeds received in connection with our acquisition of the remaining 49% of that project were primarily used to repay the project's existing debt facilities. In 1996, we issued 400 million pounds sterling of 9% Guaranteed Secured Bonds (U.S. $603.8 million), the proceeds of which were used to repay the 400 million pounds sterling credit facility entered into in December 1995. In addition, Edison Mission Energy Funding Corp, 99% owned by Broad Street Contract Services, Inc. and 1% owned by us, completed in December 1996 a sale of $450 million of senior notes and bonds to institutional investors pursuant to the Rule 144A exemption under the Securities Act for non-public sales.

   The Loy Yang B financing in 1997 consisted of (1) borrowings under a $373 million (490 million Australian dollars) 15-year interest only term facility,
(2) borrowings under a $583 million (765 million Australian dollars) 20-year amortizing term facility with principal and interest payments scheduled quarterly commencing September 30, 1998 and (3) borrowings under an $8 million (10 million Australian dollars) working capital facility with a term equal to that of the 20-year amortizing term facility. The financing was structured on a non-recourse basis to us. Lenders look solely to the operating cash proceeds of the Loy Yang B project to repay the debt and have taken a security interest in the Loy Yang B project assets.

   The $450 million of securities issued by EME Funding Corp. in 1996 consist of $260 million of Series A Notes and $190 million of Series B Bonds which mature in September 2003 and September 2008, respectively. The Series A Notes and Series B Bonds bear interest rates of 6.77% and 7.33%, respectively, and were rated "BBB" by Standard & Poor's Ratings Group and "Baa1" by Moody's Investors Service, Inc. The principal and interest payments under the notes issued by our four subsidiaries are identical in terms to the Series A Notes and Series B Bonds. The net proceeds from the sale of these securities were loaned by EME Funding Corp. to us and used by us to repay borrowings under our $500 million revolving credit facility, to retire our 200 million Australian dollar credit facility, to defease other project debt and for other general corporate purposes. The senior notes and bonds are secured by the pledge of (1) notes issued by our four subsidiaries that own interests in four California cogeneration projects, (2) 99% of the capital stock of EME Funding Corp. and
(3) a guarantee issued by our four subsidiaries. The financing structure was designed to pool and cross-collateralize available cash flow to our four subsidiaries from the four projects, thus providing for repayment of the senior notes and bonds with available cash flow from the four projects. The obligations of our four subsidiaries are non-recourse to us.

   Net cash used in investing activities increased $311.1 million in 1998 compared to 1997, and decreased $149.2 million in 1997 compared to 1996. The 1998 increase is principally due to the investments and loans totaling $242.8 million for the purchase of our ownership interest in the EcoElectrica project and lower proceeds from loan repayments. The 1997 decrease is primarily due to an increase in proceeds received from loan repayments related to the Brooklyn Navy Yard and Carbon II projects and fewer loans made to energy projects. Proceeds of $71.2 million were received from the sale of our ownership interest in B.C. Star Partners in 1997. We invested $73.4 million, $87.7 million and $119.4 million in 1998, 1997 and 1996, respectively, in new plant and equipment principally related to the Doga project in 1998 and 1997 and Loy Yang B Unit 2 and the Kwinana project in 1996.

Firm Commitments to Contribute Project Equity as of September 30, 1999

     Projects                           Local Currency      U.S. ($ in millions)
     --------                      ------------------------ --------------------
     ISAB(1)...................... 244 billion Italian Lira         $135
     EcoElectrica(2)..............                                    34
     Tri Energy(3)................                                    25

--------
(1) ISAB is a 512 MW integrated gasification combined cycle power plant under construction near Siracusa in Sicily, Italy. A wholly-owned subsidiary of Edison Mission Energy owns a 49% interest. Equity will be contributed at commercial operation, which is currently scheduled for the first quarter of 2000.
(2) EcoElectrica is a 540 MW liquefied natural gas combined-cycle cogeneration facility under construction in Penuelas, Puerto Rico. A wholly-owned subsidiary of Edison Mission Energy owns a 50% interest. Equity will be contributed at commercial operation, which is currently scheduled for the first quarter of 2000.
(3) Tri Energy is a 700 MW gas-fired power plant under construction in the Ratchaburi Province, Thailand. A wholly-owned subsidiary of Edison Mission Energy owns a 25% interest. Equity will be contributed at commercial operation, which is currently scheduled for mid-2000.

   Firm commitments to contribute project equity could be accelerated due to specified events of default as defined in the non-recourse project financing facilities. We have no reason to believe that these events of default will occur requiring acceleration of the firm commitments.

Contingent Obligations to Contribute Project Equity as of September 30, 1999

     Projects                                               U.S. ($ in millions)
     --------                                               --------------------
     Paiton(1).............................................         $141
     Tri Energy(2).........................................           20
     Doga(2)...............................................            7
     All Other.............................................           17

--------
(1) Contingent obligations to contribute additional project equity would be based on events principally related to insufficient cash flow to cover interest on project debt and operating expenses, project cost overruns during the plant construction, specified partner obligations or events of default. In any and all circumstances, our obligation to contribute contingent equity will not exceed $141 million.

   As more fully described below under the caption "Other Commitments and Contingencies", PT Perusahaan Listrik Negara, the main source of revenue for the project, had, at September 30, 1999, failed to pay the project in respect of its last five invoices and paid only a portion of another invoice. In addition, PT Perusahaan has filed a lawsuit, which it subsequently withdrew, contesting the validity of the Power Purchase Agreement under which it was to purchase electricity from the project.

   In response to PT Perusahaan's failure to pay, Paiton Energy entered into an interim agreement with its lenders which modified the contingent equity provisions of the Paiton debt documents during the agreed interim period, which extends from October 15, 1999 through July 31, 2000. The interim agreement provides, among other things, that contingent equity from us and the other Paiton Energy shareholders shall be contributed from time to time as needed to enable Paiton Energy to pay interim project costs. Interim project costs include interest on project debt and operating costs which become due and payable during the term of the interim agreement and other costs related to the construction of the project, provided that in the latter case no more than an aggregate of $30 million of contingent equity can be used for this purpose. The interim agreement provides that a portion of unfunded contingent equity in the original amount of $206 million, of which our current unfunded share is $85 million, will become due and payable by the shareholders in the event that specified events of default, other than those specifically waived under the interim agreement, occur. The interim agreement further provides that all unfunded contingent equity in the original amount of $300 million, of which our unfunded share at September 30, 1999, was $124 million, will become due and payable by the shareholders in the event that Paiton fails to make any interest payment during the pendency of the interim agreement. As of September 30, 1999,

   Paiton Energy's shareholders had contributed to Paiton $36 million of contingent equity, of which our share is $17 million.

   The contractor for the Paiton project and Paiton Energy have reached a global settlement in principle, the terms of which are being finalized in a definitive agreement. The global settlement deals with all claims, including contractor claims for retention, costs relating to a dispute involving a slope adjacent to the Paiton site and other cost overruns related to delays in the completion of the construction of the project and Paiton Energy's claims under the construction contract. Terms and conditions of this settlement, which include a near term partial payment of the amount owed the contractor, will require the approval of Paiton Energy's lenders. We have no reason to believe that these approvals will not be obtained. As noted above the shareholders' obligations to contribute contingent equity to Paiton to enable it to pay the contractor for the finally agreed amount is limited to $30 million. Paiton's obligations to the contractor under the settlement may exceed this amount and thus Paiton may be required to seek lenders' approvals for the settlement. In accordance with the global settlement, this excess is payable over time in accordance with revenues available during and after renegotiation of the Power Purchase Agreement and the project's debt agreements, as more fully discussed under the caption, "Other Commitments and Contingencies."

   Our contingent equity obligations for the Paiton project are to be cancelled, if unused, as of the later of the date of term financing by the Export-Import Bank of the United States and August 1, 2000. Term financing by the Export-Import Bank of the United States is the subject of a comprehensive set of conditions. The obligation of the Export-Import Bank of the United States to provide term financing was initially scheduled to terminate on October 15, 1999. The Export-Import Bank of The United States agreed to extend the term financing commitment through December 31, 2000 and has determined that the project will need to meet additional terms and conditions for take-out of the construction lenders.

(2) Contingent obligations to contribute additional equity to the project would be based on events principally related to capital cost overruns during the plant's construction, specified partner obligations or events of default.

   Other than as noted above, we are not aware, at this time, of any other contingent obligation or obligations to contribute project equity.

Other Commitments and Contingencies

 Subsidiary Indemnification Agreements

   Some of our subsidiaries have entered into indemnification agreements under which the subsidiaries agreed to repay capacity payments to the projects' power purchasers in the event the projects unilaterally terminate their performance or reduce their electric power producing capability during the term of the power contracts. Obligations under these indemnification agreements as of September 30, 1999, if payment were required, would be $233 million. We have no reason to believe that the projects will either terminate their performance or reduce their electric power producing capability during the term of the power contracts.

 Paiton

   Paiton is a 1,230-MW coal-fired power plant in operation in East Java, Indonesia. A wholly owned subsidiary of Edison Mission Energy owns a 40% interest and has a $388 million investment at September 30, 1999. The tariff is higher in the early years and steps down over time. The tariff for the Paiton project includes infrastructure to be used in common by other units at the Paiton complex. The plant's output is fully contracted with the state-owned electricity company, PT Perusahaan Listrik Negara. Payments are in Indonesian Rupiah, with the portion of such payments intended to cover non-Rupiah project costs, including returns to investors, indexed to the Indonesian Rupiah/U.S. dollar exchange rate established at the time of the Power Purchase Agreement in February 1994. The project received substantial finance and insurance support from the Export-Import Bank of the United States, The Export-Import Bank of Japan, the U.S. Overseas Private Investment Corporation and the Ministry of International Trade and Industry of Japan. PT Perusahaan's payment obligations are supported by the Government of Indonesia. The projected rate of growth of the Indonesian economy and the exchange rate of Indonesian Rupiah into U.S. dollars have deteriorated significantly since the Paiton project was contracted, approved and financed. The Paiton project's senior debt ratings have been reduced from investment grade to speculative grade based on the rating agencies' perceived increased risk that PT Perusahaan might not be able to honor the electricity sales contract with Paiton. The Government of Indonesia has arranged to reschedule sovereign debt owed to foreign governments and has entered into discussions about rescheduling sovereign debt owed to private lenders. Specified events, including those discussed in the paragraph below, which, with the passage of time or upon notice, may mature into defaults of the project's debt agreements have occurred. On October 15, 1999, the project entered into an interim agreement with its lenders under which the lenders waived these defaults until July 31, 2000. However, this waiver may expire on an earlier date if additional defaults, other than those specifically waived, or other specified events occur.

   In May 1999, Paiton Energy notified PT Perusahaan that Unit 7 of Paiton achieved commercial operation under terms of the Power Purchase Agreement and that Unit 8 of Paiton achieved commercial operation under the terms of the Power Purchase Agreement in July 1999. Because of the economic downturn, PT Perusahaan is experiencing low electricity demand and PT Perusahaan has therefore dispatched the Paiton plant to zero; however, under the terms of the Power Purchase Agreement, PT Perusahaan is required to continue to pay for capacity and fixed operating costs once each unit and the plant achieve commercial operation. An invoice for these charges for May in the amount of $7.8 million was submitted to PT Perusahaan. The project and PT Perusahaan met to review the invoice and a partial payment of $2.5 million was subsequently received. The primary reason for the payment shortage was the use of an arbitrary Indonesian Rupiah/U.S. dollar exchange rate of 2,450 Indonesian Rupiah to one U.S. dollar by PT Perusahaan. The use of this exchange rate is not in agreement with the Power Purchase Agreement, but is the exchange rate on which PT Perusahaan payments to other independent power producers in Indonesia have been based. Invoices for capacity charges and fixed operating costs for June, July, August and September in an aggregate amount of $164.1 million were later submitted to PT Perusahaan. PT Perusahaan has yet to make any payments in respect of the latter invoices. In addition, PT Perusahaan filed a lawsuit contesting the validity of its agreement to purchase electricity from the project. The lawsuit has been terminated by PT Perusahaan and the project and PT Perusahaan have commenced discussions to renegotiate the Power Purchase Agreement, however; it is not yet known what form the renegotiation may take. Any material modifications of the Power Purchase Agreement could also require a renegotiation of the Paiton project's debt agreements. The impact of any of these renegotiations with PT Perusahaan, the Government of Indonesia or the project's creditors on our expected return on its investment in Paiton is uncertain at this time, however; we believe that we will ultimately recover our investment in the project.

 Contact Energy

   In May 1999, a wholly-owned subsidiary of Edison Mission Energy issued $120 million of preferred stock in connection with the acquisition of a 40% interest in Contact Energy. We entered into a support agreement with this subsidiary that requires us to make capital contributions to the subsidiary in order for it to maintain a positive net worth and to provide sufficient funds for payment of declared dividends on preferred stock and any redemption price in respect of the preferred stock.

   Our maximum obligation under the support agreement is limited to either:

     (A) an amount equal to twice the sum of

       (1) the liquidation preference of the preferred stock, currently approximately $240 million, and

       (2) the liquidation preference of all outstanding shares of stock of the subsidiary ranking on a parity with the preferred stock, currently zero; or

     (B) the amount that we could lawfully distribute to our shareholder under the Corporation Code of the State of California, approximately $370 million as of September 30, 1999.

 Brooklyn Navy Yard

   Brooklyn Navy Yard is a 286 MW gas-fired cogeneration power plant in Brooklyn, New York. Our wholly-owned subsidiary owns 50% of the project. In February 1997, the construction contractor asserted general monetary claims under the turnkey agreement against Brooklyn Navy Yard Cogeneration Partners, L.P. for damages in the amount of $136.8 million. Brooklyn Navy Yard Cogeneration Partners has asserted general monetary claims against the contractor. In connection with a $407 million non-recourse project refinancing in 1997, we agreed to indemnify Brooklyn Navy Yard Cogeneration Partners and its partner from all claims and costs arising from or in connection with the contractor litigation, which indemnity has been assigned to Brooklyn Navy Yard Cogeneration Partners's lenders. We believe that the outcome of this litigation will not have a material adverse effect on our consolidated financial position or results of operations.

 Homer City

   We have guaranteed to the bondholders, banks and other secured parties which financed the acquisition of the Homer City project the performance and payment when due by Edison Mission Holdings Co. of its obligations in respect of specified senior debt, up to $42 million. This guarantee will be available until December 31, 2001, after which time we will have no further obligations under this guarantee.

 Other

   In support of the businesses of our subsidiaries, we have made, from time to time, guarantees and have entered into indemnity agreements with respect to our subsidiaries' obligations, like those for debt service, fuel supply or the delivery of power, and have entered into reimbursement agreements with respect to letters of credit issued to third parties to support our subsidiaries' obligations.

   We may incur additional guaranty, indemnification and reimbursement obligations as well as obligations to make equity and other contributions to projects in the future. We believe that we will have sufficient liquidity on both a short and long-term basis to fund pre-financing project development costs, make equity contributions to project subsidiaries, pay our debt obligations and pay other administrative and general expenses as they are incurred from (1) distributions from energy projects and dividends from investments in oil and gas, (2) proceeds from the repayment of loans made by us to our project subsidiaries and (3) funds available from our revolving credit facility.

Market Risk Exposures

   Changes in interest rates, changes in electricity pool pricing and fluctuations in foreign currency exchange rates can have a significant impact on our results of operations. Interest rate changes affect the cost of capital needed to finance the construction and operation of our projects. We have mitigated the risk of interest rate fluctuations by arranging for fixed rate financing or variable rate financing with interest rate swaps or other hedging mechanisms for the majority of our project financings. Interest expense included $19.1 million and $15.6 million for the nine months ended September 30, 1999 and 1998, respectively, as a result of interest rate swap and collar agreements. We have entered into several interest rate swap agreements under which the maturity date of the swaps occurs prior to the final maturity of the underlying debt. We do not believe that interest rate fluctuations will have a materially adverse effect on our financial position or results of operations.

   Our electric revenues decreased by $3.4 million for the nine-month period ended September 30, 1999, compared to an increase of $87.6 million for the nine-month period ended September 30, 1998, as a result of electricity rate swap agreements and other hedging activities. An electricity rate swap agreement is an exchange of a fixed price of electricity for a floating price. As a seller of power, we receive the fixed price in exchange for a floating price, like the index price associated with electricity pools. In the United Kingdom, these forward sales are also called electricity forward agreements or contracts for differences.

   Electric power generated at our uncontracted plants is generally sold under bilateral arrangements with utilities and power marketers under short-term contracts with terms of two years or less, or, in the case of the

Homer City project, to the PJM or the NYISO. We have developed risk management policies and procedures which, among other matters, address credit risk. When making sales under negotiated bilateral contracts, it is our policy to deal with investment grade counterparties. We hedge a portion of the electric output of our merchant plants, whose output is not committed to be sold under long term contracts, in order to lock-in desirable outcomes. When appropriate we manage the "spark spread" or margin, which is the spread between electric prices and fuel prices and use forward contracts, swaps, futures, or options contracts to achieve those objectives. For a detailed description of market risk in connection with the Homer City project, the United Kingdom projects and the Loy Yang B project and how these risks are mitigated, see "Business-- Project Development--Sales of Power from Merchant Plants."

   Fluctuations in foreign currency exchange rates can affect, on a U.S. dollar equivalent basis, the amount of our equity contributions to, and distributions from, our international projects. As we continue to expand into foreign markets, fluctuations in foreign currency exchange rates can be expected to have a greater impact on our results of operations in the future. At times, we have hedged a portion of our current exposure to fluctuations in foreign exchange rates through financial derivatives, offsetting obligations denominated in foreign currencies, and indexing underlying project agreements to U.S. dollars or other indices reasonably expected to correlate with foreign exchange movements. In addition, we have used statistical forecasting techniques to help assess foreign exchange risk and the probabilities of various outcomes. Foreign exchange considerations for two major international projects are discussed below.

   The First Hydro projects in the United Kingdom and the Loy Yang B project in Australia have been financed in their local currency, pounds sterling and Australian dollars, respectively, thus hedging the majority of their acquisition costs against foreign exchange fluctuations. Furthermore, we have evaluated the return on the remaining equity portion of these investments with regard to the likelihood of various foreign exchange scenarios. These analyses use market derived volatilities, statistical correlations between specified variables, and long-term forecasts to predict ranges of expected returns. Based upon these analyses, we believe that the investment returns for the First Hydro and Loy Yang B projects are adequately insulated from a broad range of foreign exchange scenarios at this time. In 1996, we repaid a 200 million Australian dollar loan that was originally structured to hedge a portion of the foreign exchange risk associated with our equity investment in the Loy Yang B project. The decision to repay the loan was based on our view that the cost of the hedge was high relative to the current and expected volatility of the Australian dollar.

   We will continue to monitor our foreign exchange exposure and analyze the effectiveness and efficiency of hedging strategies in the future.

   The electric power generated by some of our domestic operating projects, excluding Homer City, is sold to electric utilities under long-term, typically, with terms of 15 to 30-years, power purchase agreements and is expected to result in consistent cash flow under a wide range of economic and operating circumstances. To accomplish this, we structure our long-term contracts so that fluctuations in fuel costs will produce similar fluctuations in electric and/or steam revenues and enter into long-term fuel supply and transportation agreements.

Environmental Matters and Regulations

   We are subject to environmental regulation by federal, state and local authorities in the United States and foreign regulatory authorities with jurisdiction over projects located outside the United States. We believe that, as of the date of this prospectus, we are in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect our financial position or results of operations.

   We expect that the implementation of Clean Air Act Amendments will result in increased capital expenditures and operating expenses. For example, we plan to spend approximately $258 million to install upgrades to the environmental controls at the Homer City project to control sulfur dioxide and nitrogen oxide emissions.

Similarly, we plan to upgrade the environmental controls at the former Commonwealth Edison plants to control nitrogen oxide emissions. We do not expect these increased capital expenditures and operating expenses to have a material effect on our financial position or results of operations.

Year 2000 Issues

   We have a comprehensive program in place to remediate potential year 2000 impacts from critical systems. We have divided our year 2000 issue activities into five phases: inventory, impact assessment, remediation, documentation and certification. A critical system was defined as those applications and systems, including embedded processor technology, which, if not appropriately remediated, might have had a significant impact on customers, the revenue stream, regulatory compliance, or the health and safety of personnel. We have essentially completed all phases of our year 2000 project.

   The other essential component of our year 2000 readiness program was to identify and assess vendor products and business partners for year 2000 readiness. We have a process in place to identify and contact vendors and business partners to determine their year 2000 status, and have evaluated the responses. Our general policy requires that all newly purchased products be year 2000 ready or otherwise designed to allow us to determine whether such products present year 2000 issues.

   Plant contingency plans have been developed and reviewed for any significant issues and to schedule appropriate testing and/or training. These contingency plans include developing strategies for dealing with year 2000-related processing failures or malfunctions due to our internal systems or those of third parties. Our contingency plans evaluate reasonably likely worst case scenarios or conditions.

   As of the date of this prospectus, we are not aware of any Year 2000 problem of our systems and services. In addition, we have not received any notification from any supplier or systems of any Year 2000-related disruption in their business. However, the success to date of our Year 2000 efforts and the efforts of our third party suppliers cannot guarantee that there will not be a material adverse effect on our business should a Year 2000 problem manifest or become apparent in the future.

Statement of Financial Accounting Standards No. 133

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which will be effective in January 2001. The Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. A derivative's gains and losses for qualifying hedges offset related results on the hedged item in the income statement and a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The impact of adopting Statement 133 on our financial statements has not been quantified at this time.

Recent Developments

   In December 1999, we completed the acquisition of the fossil-fuel generating assets of Commonwealth Edison, totaling 6,812 MW. We will operate the plants, which are located in the midwestern United States. We financed the $4.1 billion acquisition with a combination of debt secured by the project, corporate debt and funding from Edison International. In connection with this transaction, we entered into transaction contracts with Commonwealth Edison, which will enable Commonwealth Edison to access specified amounts of plant output for up to the next five years to serve its customers.

   In January 2000, the Board of Directors of Edison International gave preliminary approval for an exchange offer to the holders of outstanding phantom options under our phantom stock plan. Our phantom stock plan is part of the Edison International Equity Compensation Plan. We have taken a one-time charge of $67.5 million in the fourth quarter of 1999 in anticipation of this offer.

                                    BUSINESS

Overview

   We are a leading independent power producer engaged in the business of developing, acquiring, owning and operating electric power generation facilities worldwide. Edison International is our parent company and also owns Southern California Edison, one of the largest electric utilities in the United States. At September 30, 1999, we had consolidated assets of approximately $11.2 billion and total shareholder's equity of approximately $2.2 billion.

   We were formed in 1986 with two domestic operating projects. Our business has evolved from the development of contract-based domestic power projects to the development of contract-based international power projects and the acquisition of operating generating assets within developed and deregulating power markets. Currently, we own interests in 72 domestic and international operating power stations with an aggregate generating capacity of 26,649 MW, of which our share is 22,056 MW. In addition, we own interests in one domestic and three international projects that are under construction. The capacity of these projects is expected to total 1,797 MW, of which our anticipated share will be approximately 714 MW.

Strategic Overview

   Our business goal is to be one of the leading owners and operators of electric generating assets in the world. We play an active role, as a long-term owner, in all phases of power generation, from planning and development through construction and commercial operation. We believe that this involvement allows us to better ensure, with our experienced personnel, that our projects are well-planned, structured and managed, thus maximizing value creation. We have separate strategies for developed and developing countries.

   In developed countries, we expect that new long-term contracts are likely to be the exception rather than the rule. Our strategy focuses primarily on three areas with respect to plants whose output is not committed to be sold under long term contracts, which are known as merchant plants: valuation, power marketing and trading, and regulation. First, we continuously improve our valuation tools, enabling us to bid more effectively and competitively on assets that will be sold over the next five years in the United States, the United Kingdom, Spain, Italy, Australia, New Zealand and other developed countries. Second, we draw on our power marketing and trading skills to mitigate price risks and to enhance the returns of our merchant plants. Third, since our principal customers continue to be regulated utilities, we strive to understand the regulatory and economic environment in which these utilities operate so it may better anticipate and prepare for what they will do.

   In developing countries, our strategy focuses on investing with good partners, securing non-recourse financing based upon long-term contracts with state-owned utilities, and securing government support from organizations like the Export-Import Bank of the United States, the U.S. Overseas Private Investment Corporation and The Export-Import Bank of Japan.

   In making investment decisions, we evaluate potential project returns against rate of return guidelines. We establish these guidelines by identifying a base rate of return and adjusting the base rate by potential risk factors, like risks associated with project location and stage of project development. We endeavor to mitigate these risks by:

  .  evaluating all projects and the markets in which they operate;

  .  selecting partners with complementary skills and local experience;

  .  structuring investments through subsidiaries;

  .  managing up-front development costs;

  .  utilizing limited recourse financing; and

  .  linking revenue and expense components where appropriate.

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

Many of our projects are operated by our subsidiaries, which helps us to preserve and enhance the value of our investments.

   In response to the increasing globalization of the independent power market, we have organized our operation and development activities into three geographic regions: (1) Americas, (2) Asia Pacific and (3) Europe, Central Asia, Middle East and Africa. Each region is served by one or more teams consisting of business development, operations, finance and legal personnel, and each team is responsible for all our activities within a particular geographic region. Also, we will mobilize personnel from outside a particular region when needed in order to assist in the development of specified projects.

   Below is a brief discussion of the current strategy for each of the three regions and a summary of some of our projects that are currently in the construction, advanced development or early operations stage and other significant operating projects in each of the regions.

Americas

   Our Americas region is headquartered in Irvine, California, with additional offices located in Chicago, Fairfax, Virginia and Washington, D.C. The strategy for the Americas region is:

  . to manage our interest in operating and construction-phase projects located throughout the United States,

  . to pursue the acquisition and development of existing generating assets from utilities, industrial companies and other independent power producers throughout the region and

  . to pursue the development of new power projects throughout the region. We currently have 34 operating projects in this region, all of which are located in the United States.

   In December 1998, we acquired 50% of the 540 MW EcoElectrica liquefied natural gas-fired combined-cycle cogeneration facility under construction in Penuelas, Puerto Rico for approximately $243 million. The project also includes a desalination plant and liquefied natural gas storage and vaporization facilities, and is expected to commence commercial operation by the first quarter of 2000.

   In March 1999, we acquired 100% of the 1,884 MW Homer City Generating Station for approximately $1.8 billion. We financed the acquisition with a combination of debt secured by the project, Edison Mission Energy debt, cash and borrowings under our revolving credit facility. The Homer City project is one of the largest coal-fired plants in the mid-Atlantic region of the United States and has direct, high voltage interconnections to both the NYISO and the PJM.

   In December 1999, we acquired the fossil-fuel generating assets of Commonwealth Edison, totaling 6,812 MW of generating capacity, for approximately $4.1 billion. We will operate these plants, which provide access to the Mid-America Interconnected Network and the East Central Area Reliability Council. In connection with this transaction, we entered into power purchase agreements with Commonwealth Edison with a term of up to five years. Concurrently with this acquisition we assigned our right to purchase the Collins Station, a 2,698 MW gas and oil-fired generating station located in Illinois, to a third party. After this assignment we entered into a lease of the Collins Station with a term of 33.75 years. The aggregate MW purchased or leased as a result of these transactions is 9,510 MW.

   For additional information regarding our 34 domestic operating projects, see "--Our Operating Power Generation Facilities--Domestic."

Asia Pacific

   Our Asia Pacific region is headquartered in Singapore with additional offices located in Australia, Indonesia and the Philippines. The strategy for this region is:

  . to pursue projects in countries where there exist strong political commitment and the structural framework necessary for private power,

  .  to seek opportunities to employ indigenous fuels and

  . to seek strategic, complementary alliances with partners who bring value to a project by providing fuel, equipment and construction services.

   Beginning in mid-1997, several of the developing economies in Asia experienced an economic downturn that is continuing, and has resulted in an overall decline in the growth of demand for electric power, and, in some countries, a decline in electric power usage. Many governments in the region have committed to privatization of the electric power industry, and are looking to the private sector to develop a significant portion of new generating capacity and to purchase existing generating assets.

   Our activity in the Asia Pacific region commenced in December 1992 with the acquisition of a 51% interest of Loy Yang B from the State Government of Victoria, Australia's first electric privatization effort. In May 1997, we acquired the State's remaining 49% interest in the Loy Yang B project. The first of two 500 MW units at the Loy Yang B project began commercial operations in October 1993. Loy Yang B Unit 2 commenced commercial operation in October 1996. An affiliate of ours provides operation and maintenance services for both units.

   Kwinana is a $108 million 116 MW gas-fired cogeneration project located at the British Petroleum Kwinana refinery near Perth, Australia. The project, which is 100% owned by us, began commercial operations in December 1996. The project supplies electricity to Western Power, formerly The State Electricity Commission of Western Australia, and electricity and steam to the British Petroleum Kwinana refinery.

   In April 1995, we and our partners, Mitsui & Co. Ltd., General Electric Corporation and P.T. Batu Hitam Perkasa, an Indonesian limited liability company, commenced construction of the $2.5 billion Paiton project, a 1,230 MW coal-fired power plant in East Java, Indonesia. The project consists of two units, each of which has a capacity of approximately 615 MW. In January 1996, we purchased an additional 7.5% interest in the Paiton project from a subsidiary of General Electric Corporation, thus increasing our ownership interest to 40%.

   In May 1999, Paiton notified PT Perusahaan that Unit 7 of Paiton achieved commercial operation under terms of the Power Purchase Agreement and that Unit 8 of Paiton achieved commercial operation under the terms of the Power Purchase Agreement in July 1999. The project's output is fully contracted with the state-owned electricity company, PT Perusahaan. Payments are in Indonesian Rupiah, with the portion of these payments intended to cover non-Rupiah project costs including returns to investors, indexed to the Indonesian Rupiah/U.S. dollar exchange rate established at the time the power purchase agreement was executed in February 1994. PT Perusahaan's payment obligations are supported by the Government of Indonesia. The exchange rate of Indonesian Rupiah into U.S. dollars and the projected rate of growth of the Indonesian economy have deteriorated significantly since the Paiton project was contracted, approved and financed, thus significantly increasing the cost of power in Rupiah terms to PT Perusahaan. The project received substantial finance and insurance support from the Export-Import Bank of the United States, The Export-Import Bank of Japan, the U.S. Overseas Private Investment Corporation and the Ministry of International Trade and Industry of Japan. The Paiton project's senior debt ratings have been reduced from investment grade to speculative grade based on the rating agencies' perceived increased risk that PT Perusahaan might not be able to honor its power purchase agreement with Paiton. PT Perusahaan has announced its intentions to commence discussions with independent power producers to renegotiate its power purchase agreement; however, it is not yet known what form the negotiation may take. Any material modifications of the Paiton project's power purchase agreement with PT Perusahaan could also require a renegotiation of the Paiton project's debt agreements. The impact of any renegotiation with PT Perusahaan, the Government of Indonesia or the project's creditors on our dividends from the project is uncertain at this time; however, we believe that we will ultimately recover our investment in the project.

   In July 1998, we purchased a 25% interest in the Tri Energy project, a 700 MW gas-fired power plant under construction in the Ratchaburi Province, Thailand. The project will sell its capacity and energy to the Electricity Generating Authority of Thailand under a 20-year power purchase agreement. Commercial operation is expected to begin in mid-2000.

   In May 1999, we acquired 40% of Contact Energy from the government of New Zealand for $635 million. Contact Energy owns and operates nine hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand and owns an interest in one operating gas-fired plant in Australia, with a total aggregate capacity of 2,626 MW, of which our share is 949 MW. Contact Energy also owns interests in one project under construction in New Zealand with an expected generating capacity of 45 MW, of which our share is 18 MW.

Europe, Central Asia, Middle East and Africa

   Our Europe, Central Asia, Middle East and Africa region is headquartered in London, England with additional offices located in Italy, Spain and Turkey. The London office was established in 1989. The territorial scope of the region includes Europe, Africa, the Middle East, India and Pakistan. The region is characterized by both mature and developing markets. Our strategy for the region is to pursue the development and acquisition of medium to large scale power and cogeneration facilities with diversified fuel sources and generation technology.

   Beginning in the early 1990's we acquired the Iberian Hy-Power projects, which consist of 18 small hydroelectric facilities located in Spain, an 80% interest in the 220 MW Roosecote project located in northwest England, and a 33% interest in the 214 MW Derwest project located in Derby, England.

   In December 1995, we purchased all of the outstanding shares of First Hydro Company for approximately $1 billion or 653 million pounds sterling. First Hydro's principal assets are two pumped-storage electric power stations located in North Wales at Dinorwig and Ffestiniog, which have a combined capacity of 2,088 MW. The Dinorwig station, which was commissioned in 1983, is comprised of six units totaling 1,728 MW. The Ffestiniog station was commissioned in 1963 and is comprised of four units totaling 360 MW. First Hydro is an independent generating company with three main sources of revenues: (1) selling power into the electricity trading market in England and Wales; (2) providing system support services to The National Grid Company plc; and (3) selling its installed capacity on a forward basis by entering into contracts for differences, which are electricity rate swap agreements, with large electricity suppliers.

   In June 1995, the ISAB project, of which we own 49%, signed a twenty-year power purchase contract with ENEL S.p.A., Italy's state electricity corporation, under which ENEL S.p.A. will purchase 507 MW of output from the 512 MW ISAB power project, which is located near Siracusa in Sicily, Italy. The project will employ gasification technology to convert heavy oil residues from the ISAB refinery in Priolo Gargallo into clean-burning synthetic fuel gas that will be used to generate electricity in a combustion turbine. The approximately 2 trillion lira, or $1.3 billion, project financing was completed in April 1996, with construction commencing in July 1996. The project is near completion, with commercial operation expected to begin in the first quarter of 2000.

   In February 1995, we signed a shareholders' agreement to develop the $180 million Doga Enerji A.S. project in Esenyurt, near Istanbul, Turkey. In April 1997, we completed financing and commenced construction of the Doga project. The 180 MW combined cycle gas-fired cogeneration facility commenced commercial operation in May 1999.

   In July 1999, we acquired 100% of the Ferrybridge and Fiddler's Ferry coal-fired power plants in the United Kingdom with a total generating capacity of 3,886 MW from PowerGen UK plc for approximately $2.0 billion. These plants, which are in the middle of the order in which plants are called upon to dispatch electric power, will complement the pumped-storage hydroelectric power plants we already own in the United Kingdom and will sell power into the electricity trading market there.

   During October 1999, we completed the acquisition of the remaining 20 percent of the 220 MW natural gas-fired Roosecote project located in England.

Project Development

   The development of power generation projects, whether through new construction or the acquisition of existing assets, involves numerous elements, including evaluating and selecting development opportunities, evaluating regulatory and market risks, designing and engineering the project, acquiring necessary land rights, permits and fuel resources, obtaining financing, managing construction and, in some cases, obtaining power and steam sales agreements.

   We initially evaluate and select potential development projects based on a variety of factors, including the reliability of technology, the strength of the potential partners, the feasibility of the project, the likelihood of obtaining a long-term power purchase agreement or profitably selling power without this agreement, the probability of obtaining required licenses and permits and the projected economic return. During the development process, we monitor the viability of our projects and make business judgments concerning expenditures for both internal and external development costs. Completion of the financing arrangements for a project is generally an indication that business development activities are substantially complete.

 Project Type

   The selection of power generation technology for a particular project is influenced by various factors, including regulatory requirements, availability of fuel and anticipated economic advantages of a particular application.

   We have interests in operating projects that employ gas-fired combustion turbine technology, predominantly through an application known as cogeneration. Cogeneration facilities sequentially produce two or more useful forms of energy, such as electricity and steam, from a single primary source of fuel, such as natural gas or coal. Many of our cogeneration projects are located near large, industrial steam users or in oil fields that inject steam underground to enhance recovery of heavy oil. The regulatory advantages for cogeneration facilities under the Public Utility Regulatory Policies Act of 1978, as amended, have become somewhat less significant because of other federal regulatory exemptions made available to independent power producers under the Energy Policy Act. Accordingly, we expect that the majority of our future projects will generate power without selling steam to industrial users.

   We also have interests in projects that use renewable resources like hydroelectric energy. Our hydroelectric projects, excluding First Hydro's projects, use run-of-the-river technology to generate electricity. The First Hydro project utilizes pumped-storage stations that consume electricity when it is comparatively less expensive in order to pump water for storage in an upper reservoir. Water is then allowed to flow back through turbines in order to generate electricity when its market value is higher. This type of generation is characterized by its speed of response, its ability to work efficiently at wide variations of load and the basic reliance of revenue on the difference between the peak and trough prices of electricity during the day.

   We also have domestic and international interests in operating projects and projects under construction and advanced development, which are large-scale, coal-fired projects using pulverized coal and coal-fired generation technology. In the United States, we have developed and acquired coal and waste coal-fired projects that employ traditional pulverized coal and circulating fluidized bed technology, which allows for the use of lower quality coal and the direct removal of sulfur from the coal.

 Long-Term Power and Steam Sales Contracts

   Many of our operating projects in the United States sell power and steam to domestic electric utilities and industrial steam users under long-term contracts. Electric power generated by several of our international projects is sold under long-term contracts to electric utilities located in the country where the power project is located. These projects' revenues from power purchase agreements usually consist of two components: energy payments and capacity payments. Energy payments are made based on actual deliveries of electric energy, such as kilowatt-hours, to the purchaser. Energy payments are usually indexed to specified variable costs that the purchaser avoids by purchasing this electric energy from our projects as opposed to operating its own power plants to produce the same amount of electric energy. The variable components typically include fuel costs and selected operation and maintenance expenses. These costs may be indexed to the utility's cost of fuel and/or selected inflation indices. Capacity payments are based on a project's proven capability reliably to make electric capacity available, whether or not the project is called on to deliver electric energy. Capacity payments compensate a project for specified fixed costs that are incurred independent of the amount of energy sold by the project. Such fixed costs include taxes, debt service and distributions to the project's owners. To receive capacity payments, there are typically minimum performance standards that must be met, and often there is a performance range that further influences the amount of capacity payments.

   Steam produced from our cogeneration facilities is sold to industrial steam users, such as petroleum refineries or companies involved in the enhanced recovery of oil through steam flooding of oil fields, under long-term steam sales contracts. Steam payments are generally based on formulas that reflect the cost of water, fuel and capital to us. In some cases, we have provided steam purchasers with discounts from their previous costs for producing this steam and/or has partially indexed steam payments to other indices, including specified oil prices.

 Sales of Power from Merchant Plants

   Over the past two years, we have shifted our primary focus to the acquisition and operation of competitive generation, both domestically and internationally. We identify high-quality generating assets that are strategic to deregulated power markets. We have recently acquired, or have under contract for acquisition, a number of merchant plants, which sell capacity, energy and, in some cases, other services on a competitive basis under bilateral arrangements or through centralized power pools that provide an institutional framework for price setting, dispatch and settlement procedures.

   Electric power generated at the Homer City project is sold under bilateral arrangements with domestic utilities and power marketers under short-term contracts with terms of two years or less, or to the PJM or the NYISO. These pools have short-term markets, which establish an hourly clearing price. The Homer City project is situated in the PJM control area and is physically connected to high-voltage transmission lines serving both the PJM and NYISO markets. The Homer City project can also transmit power to the midwestern United States.

   Our projects in the United Kingdom sell their electrical energy and capacity through a centralized electricity pool, which establishes a half-hourly clearing price, also referred to as the pool price, for electrical energy. The pool price is extremely volatile and can vary by as much as a factor of ten or more over the course of a few hours, due to the large differentials in demand according to the time of day. First Hydro and Ferrybridge and Fiddler's Ferry mitigate a portion of the market risk of the pool by entering into contracts for differences, which are electricity rate swap agreements related to either the selling or purchasing price of power. These contracts specify a price at which the electricity will be traded, and the parties to the agreement make payments calculated based on the difference between the price in the contract and the pool price for the element of power under contract. These contracts are sold in various structures and act to stabilize revenues or purchasing costs by removing an element of their net exposure to pool price volatility.

   On July 29, 1998, the Director General of Electricity Supply proposed to the Minister for Science, Energy and Industry that the current structure of contracts for differences and compulsory trading via the pool at half-hourly clearing prices bid a day ahead be abolished. He proposed in their place, among other things:

  . the establishment of voluntary forwards and futures markets, organized by independent market operators and evolving in response to demand;

  . a short-term bilateral market operating from 24 to four-hours before a trading period;

  . a balancing market to enable the system operator to balance generation and demand and resolve any transmission constraints;

  . a settlement process for recovering imbalances between contracted and metered volumes with stronger incentives for being in balance; and

  . a Balancing and Settlement Code Panel to oversee governance of the short-term bilateral and balancing markets.

The Minister for Science, Energy and Industry has recommended that the proposal be implemented by October 2000. Further definition of the proposal will be required before the effects of the changes can be evaluated. Legislation is being introduced to allow for the implementation of new trading arrangements.

   The Loy Yang B project sells its electrical energy through a centralized electricity pool, which provides for a system of generator bidding, central dispatch and a settlements system based on a clearing market for each half-hour of every day. The Victorian Power Exchange, operator and administrator of the pool, determines a system marginal price each half-hour. To mitigate exposure to price volatility of the electricity traded into the pool, the Loy Yang B project has entered into a number of financial hedges. From May 8, 1997 to December 31, 2000, approximately 53% to 64% of the plant output sold is hedged under vesting contracts with the remainder of the plant capacity hedged under the state hedge described below. Vesting contracts were put into place by the State Government of Victoria, Australia, between each generator and each distributor, prior to the privatization of electric power distributors, in order to provide more predictable pricing for those electricity customers that were unable to choose their electricity retailer. Vesting contracts set base strike prices at which the electricity will be traded. The parties to the vesting contracts make payments, which are calculated based on the difference between the price in the contract and the half-hourly pool clearing price for the element of power under contract. Vesting contracts are sold in various structures and are accounted for as electricity rate swap agreements. The state hedge is a long-term contractual arrangement based upon a fixed price commencing May 8, 1997 and terminating October 31, 2016. The State of Victoria guarantees the State Electricity Commission of Victoria's obligations under the state hedge.

 Power Marketing and Trading Activities

   When making sales under negotiated contracts, it is our policy to deal with investment grade parties. We hedge a portion of the electric output of our merchant plants in order to stabilize and enhance the operating revenues from merchant plants. When appropriate we manage the "spark spread," or margin, which is the spread between electric prices and fuel prices and use forward contracts, swaps, futures, or options contracts to achieve those objectives.

   Our power marketing and trading organization is divided into front-, middle- and back-office segments, with specified duties segregated for control purposes. The risk management personnel have a high level of knowledge of utility operations, fuel procurement, energy marketing and futures and options trading. We have systems in place which monitor real-time spot and forward pricing and perform option valuations. We also have a wholesale power scheduling group that operates on a 24-hour basis.

 Fuel Supply Contracts

   We seek to enter into long-term contracts to mitigate the risks of fluctuations in prices for coal, oil, gas and fuel transportation. We believe, however, that our financial condition will not be substantially adversely affected by these fluctuations because our long-term contracts to sell power and steam typically are structured so that fluctuations in fuel costs will produce similar fluctuations in electric energy and/or steam revenues. The degree of linkage between these revenues and expenses varies from project to project, but generally permits the projects to operate profitably under a wide array of potential price fluctuation scenarios.

 Project Financing

   Each project we develop requires a substantial capital investment. The permanent project financing is often arranged immediately prior to the construction of the project. With limited exceptions, this debt financing is for approximately 50 to 80% of each project's costs and is structured on a basis that is non-recourse to us and our other projects. In addition, the collateral security for each project's financing generally has been limited to the physical assets, contracts and cash flow of that project and our ownership interests in that project.

   In general, each of our direct or indirect subsidiaries is organized as a legal entity separate and apart from us and our other subsidiaries. Any asset of any of these subsidiaries may not be available to satisfy our obligations or any of our other subsidiaries. However, unrestricted cash or other assets that are available for distribution by a subsidiary may, subject to applicable law and the terms of financing arrangements of these subsidiaries, be advanced, loaned, paid as dividends or otherwise distributed or contributed to us.

   The ability to arrange project financing and the cost of this financing are dependent upon numerous factors, including:

  .  general economic and capital market conditions,

  .  the credit attributes of a project,

  . conditions in energy markets, regulatory developments, credit availability from banks or other lenders, investor confidence in the industry,

  .  Edison Mission Energy and other project participants,

  .  the continued success of our other projects, and

  . provisions of tax and securities laws that are conducive to raising capital.

We have developed extensive project and corporate financing expertise in the relevant markets of execution and seek to mitigate financing risks by developing flexible financing plans that allow for access to a number of alternate markets.

   Our financial exposure in any project is generally limited by contractual arrangement to our equity commitment, which is usually about 20 to 50% of our share of the aggregate project cost. In some cases, we provide additional credit support to projects in the form of debt service reserves, contingent equity commitments, revenue shortfall support or other arrangements designed to provide limited support.

 Permits and Approvals

   Because the process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking a year or longer, we seek to obtain all permits, licenses and other approvals required for the construction and operation of a project, including siting, construction and environmental permits, rights-of-way and planning approvals, early in the development process for a project. See "--Regulatory Matters-- General."

 Construction, Operations & Maintenance and Management

   In the project implementation stage, we often provide construction management, start-up and testing services. The detailed engineering and construction of the projects typically are performed by outside contractors under fixed-price, turnkey contracts. Under these contracts, the contractor generally is required to pay liquidated damages to us in the event of cost overruns, schedule delays or the project's failure to meet specified capacity, efficiency and emission standards.

   As a project goes into operation, operation and maintenance services are provided to the project by one of our operation and maintenance subsidiaries or another operation and maintenance contractor. The projects that we operated in 1998 achieved an average 97% availability. Availability is a measure of the weighted average number of hours each generator is available for generation as a percentage of the total number of hours in a year.

   An executive director generally manages the day-to-day administration of each project. Management committees comprised of a project's partners generally meet monthly or quarterly to review and manage the operating performance of the project.

Our Operating Power Generation Facilities

 Domestic

   As indicated in the table below, we currently own interests in 34 domestic operating projects in ten states. These operating projects consist of 13 natural gas-fired cogeneration projects, one coal-fired cogeneration project, seven coal-fired eligible facility projects, one waste coal project and 12 gas-fired eligible facility projects. All of the our domestic cogeneration projects, as well as the waste coal project, are qualifying facilities under the Public Utility Regulatory Policies Act. Our domestic operating projects have a total generating capacity of 15,003 MW, of which our net ownership share is 13,008 MW.

                                      Electric                                               Operation/
                                      Capacity Primary Electric     Type of      Ownership   Acquisition
       Project            Location    (in MW)    Purchaser(2)     Facility(3)    Interest       Date
       -------          ------------- -------- ---------------- ---------------- ---------   -----------
American Bituminous(1)  West Virginia     80         MPC        Waste Coal           50%        1993

Auburndale(1)           Florida          150         FPC        Cogeneration/EWG     50%        1994

Bayonne                 New Jersey       165     JCP&L/PSE&G    Cogeneration       0.38%        1989

Brooklyn Navy Yard      New York         286          CE        Cogeneration/EWG     50%        1996

Coalinga(1)             California        38         PG&E       Cogeneration         50%        1991

Commonwealth Atlantic   Virginia         340        VEPCO       EWG                  50%        1992

Gordonsville(1)         Virginia         240        VEPCO       Cogeneration/EWG     50%        1994

Harbor(1)               California        80         Pool       EWG                  30%        1989

Homer City(1)           Pennsylvania   1,884         Pool       EWG                 100%        1999

Hopewell                Virginia         356        VEPCO       Cogeneration         25%        1990

Illinois Plants (1)     Illinois       9,510        ComEd       EWG                 100%(4)     1999
(12 projects)

James River             Virginia         110        VEPCO       Cogeneration         50%        1987

Kern River(1)           California       300         SCE        Cogeneration         50%        1985

March Point 1           Washington        80         PSE        Cogeneration         50%        1991

March Point 2           Washington        60         PSE        Cogeneration         50%        1993

Mid-Set(1)              California        38         PG&E       Cogeneration         50%        1989

Midway-Sunset(1)        California       225         SCE        Cogeneration         50%        1989

Nevada Sun-Peak         Nevada           210         NVP        EWG                  50%        1991

Saguaro(1)              Nevada            90         NVP        Cogeneration         50%        1991

Salinas River(1)        California        38         PG&E       Cogeneration         50%        1991

Sargent Canyon(1)       California        38         PG&E       Cogeneration         50%        1991

Sycamore(1)             California       300         SCE        Cogeneration         50%        1988

Watson                  California       385         SCE        Cogeneration         49%        1988

--------
(1) Operated by Edison Mission Energy.
(2) Electric purchaser abbreviations are as follows:

CE     Consolidated Edison Company of New York, Inc.
ComEd  Commonwealth Edison Company
FPC    Florida Power Corporation
JCP&L  Jersey Central Power & Light Company
MPC    Monongahela Power Company
NVP    Nevada Power Company
Pool   Regional electricity trading market

PG&E   Pacific Gas & Electric Company
PSE    Puget Sound Energy, Inc.
PSE&G  Public Service Electric & Gas Company
SCE    Southern California Edison Company
VEPCO  Virginia Electric & Power Company

(3) All of the cogeneration projects are gas-fired facilities, except for the James River project, which uses coal.
(4) We own 6,812 MW of the Illinois Plants and lease the remaining 2,698 MW from an unrelated party under a 33.75 year lease entered into by us in December 1999.

 International

   As indicated in the table below, we own interests in 38 operating projects outside the United States. The total generating capacity of these facilities is 11,646 MW, of which our net ownership share is 9,048 MW.

                               Electric                                Operation/
                               Capacity Primary Electric Ownership    Acquisition
Project            Location    (in MW)   Purchaser(/2/)  Interest         Date
-------         -------------- -------- ---------------- ---------  ----------------
Contact (10
 projects)      New Zealand(6)  2,626         Pool           40%       1999, 2000

Derwent(1)      England           214         SE(3)          33%          1995

Dinorwig(1)     Wales           1,728         Pool          100%          1995

Doga(1)         Turkey            180         TEAS           80%          1999

Ferrybridge(1)  England         1,960         Pool          100%          1999

Ffestiniog(1)   Wales             360         Pool          100%          1995

Fiddler's
 Ferry(1)       England         1,926         Pool          100%          1999

Iberian Hy-
 Power I(1) (5
 projects)      Spain              43        FECSA          100%(7)    1992, 1996

Iberian Hy-
 Power II(1)
 (13 projects)  Spain              43        FECSA          100%       1993, 1996

Kwinana(1)      Australia         116          WP           100%          1996

Loy Yang B(1)   Australia       1,000        Pool(4)        100%    1993, 1996, 1997

Paiton(1)       Indonesia       1,230         PLN            40%          1999

Roosecote       England           220       NORWEB(5)       100%       1992, 1999

--------
(1) Operated by Edison Mission Energy.
(2) Electric purchaser abbreviations are as follows:

   FECSA  Fuerzas Electricas de Cataluma, S.A.    PLN  PT Perusahaan Listrik Negara
   NORWEB North Western Electricity Board         SE   Southern Electric plc
   WP     Western Power                           TEAS Turkiye Elektrik Urehm, A.S.
   Pool   Electricity trading market for England,
          Wales, Australia and New Zealand

(3) Sells to the pool with a long-term contract with SE.
(4) Sells to the pool with a long-term contract with the State Electricity Commission of Victoria.
(5) Sells to the pool with a long-term contract with NORWEB.
(6) Minority interest in one project in Australia.
(7) Minority interests are owned by third parties in three of the projects.

Oil and Gas Investments

   In 1988, we formed a wholly-owned subsidiary, Mission Energy Fuel Company, to develop and invest in fuel interests. Since that time, Mission Energy Fuel Company has invested in a number of oil and gas properties and a production company. Oil and gas produced from the properties are generally sold at spot or short-term market prices.

 Four Star

   Edison Mission Energy and Texaco Inc. each owned approximately 50% of the stock of Four Star Oil & Gas Company at December 31, 1998. The underlying value of Four Star is attributable to production of oil and gas from nine producing properties. Our proportionate interest in net quantities of proved reserves at December 31, 1998 totaled 190.5 billion cubic feet of natural gas and 21.2 million barrels of oil. On November 1, 1999, we completed the sale of a portion of our interest in Four Star to a company in which we hold a 50% interest. Net proceeds from the sale of a portion of this investment were $20.5 million. During the fourth quarter of 1999, we recorded a pre-tax gain on sale of our investment of approximately $6 million dollars. Our net ownership interest in Four Star was reduced from 50% to 34% as a result of the transaction. During December 1999, we purchased additional shares of stock of Four Star, increasing our ownership to 35%.

Competition

   We compete with many other companies, including multinational development groups, equipment suppliers and other independent power producers, including affiliates of utilities, in selling electric power and steam. We also compete with electric utilities in obtaining the right to install new generating capacity. Over the past decade, obtaining a power sales contract with a utility has generally become a progressively more difficult, expensive and competitive process. Many power sales contracts are now awarded by competitive bidding, which both increases the costs of obtaining these contracts and decreases the chances of obtaining these contracts. We evaluate each potential project in an effort to determine when the probability of success is high enough to justify expenditures in developing a proposal or bid for the project.

   Amendments to the Public Utility Holding Company Act of 1935 made by the Energy Policy Act have increased the number of competitors in the domestic independent power industry by reducing restrictions applicable to projects that are not qualifying facilities under the Public Utility Regulatory Policies Act. Retail wheeling of power, which is the offering by utilities of unbundled retail distribution service, could also lead to increased competition in the independent power market. See "--Regulatory Matters--Retail Competition."

Tax Sharing Agreements

   We are included in the consolidated federal income tax and combined state franchise tax returns of Edison International. We calculate our income tax provision on a separate company basis under a tax sharing arrangement with The Mission Group, which in turn has an agreement with Edison International. Tax benefits generated by us and used in the Edison International consolidated tax return are recognized by us without regard to separate company limitations.

Employees and Offices

   At December 31, 1999, we employed 3,245 people, all of whom were full-time employees and approximately 636, 146 and 1,179 of whom were covered by collective bargaining agreements in the United Kingdom, Australia and the United States, respectively. We have never experienced a work stoppage, strike or labor dispute. We believe we have good relations with our employees.

   We lease our corporate headquarters in Irvine, California and our principal regional offices in London, Melbourne and Singapore. We also lease other smaller offices in the United States and certain foreign countries.

Regulatory Matters

 General

   Our operations are subject to extensive regulation by governmental agencies in each of the countries in which we conduct operations. Our domestic projects are subject to energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of, and use of electric energy, capacity and related products, including ancillary services from, our projects. Federal laws and regulations govern, among other things, transactions by and with purchasers of power, including utility companies, the operations of a project and the ownership of a project. Under limited circumstances where exclusive federal jurisdiction is not applicable or specific exemptions or waivers from state or federal laws or regulations are otherwise unavailable, federal and/or state utility regulatory commissions may have broad jurisdiction over non-utility owned electric power plants. Energy-producing projects are also subject to federal, state and local laws and regulations that govern the geographical location, zoning, land use and operation of a project. Federal, state and local environmental requirements generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with these permits and approvals. While we believe the requisite approvals for our existing projects have been obtained and that our business is operated in substantial compliance with applicable laws, we remain subject to a varied and complex body of laws and regulations that both public officials and private parties may seek to enforce. Regulatory compliance for the construction of new facilities is a costly and time consuming process. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

   Each of our international projects is subject to the energy and environmental laws and regulations of the foreign country in which this project is located. The degree of regulation varies according to each country and may be materially different from the regulatory regime in the United States.

 U.S. Federal Energy Regulation

   Overview. The enactment of the Public Utility Regulatory Policies Act in 1978 and the adoption of regulations under this act by the Federal Energy Regulatory Commission provided incentives for the development of cogeneration facilities and of small power production facilities utilizing alternative or renewable fuels. The passage of the Energy Policy Act in 1992 further encouraged independent power production by providing limited exemptions from the Public Utility Holdings Company Act, but not from the Federal Power Act or state regulation, for exempt wholesale generators and foreign utility companies.

   A domestic electricity generating project must be a qualifying facility under the Federal Energy Regulatory Commission regulations in order to take advantage of selected rate and regulatory incentives provided by the Public Utility Regulatory Policies Act. Subject to limited exceptions, the Public Utility Regulatory Policies Act exempts:

  .  owners of qualifying facilities from the Public Utility Holdings Company
     Act,

  .  qualifying facilities from most provisions of the Federal Power Act and,

  . qualifying facilities from most provisions of state laws concerning rate, financial or organizational regulation, except under limited circumstances.

In order to be a qualifying facility, a cogeneration facility must:

  (1) sequentially produce both useful thermal, such as steam, and electric energy,

  (2) meet specified operating standards and energy efficiency standards when oil or natural gas is used as a fuel source and

  (3) not be controlled, or more than 50% owned, by an electric utility, an electric utility holding company or an affiliate of these entities.

A number of non-cogeneration facilities may also be qualifying facilities if they produce power from renewable energy, such as geothermal energy, or a waste source of fuel, such as waste coal, and meet the ownership restrictions discussed above. Before 1990, non-cogeneration qualifying facilities were subject to 30 MW or 80 MW size limits, depending upon their fuel source. In 1990, these limits were lifted for solar, wind, waste, and geothermal qualifying facilities, provided that applications for or notices of qualifying facility status were filed with the Federal Energy Regulatory Commission for these facilities on or before December 31, 1994, and provided, in the case of new facilities, the construction of these facilities commenced on or before December 31, 1999.

   Amendments made to the Public Utility Holdings Company Act by the Energy Policy Act provide that owners or operators of exempt wholesale generators and foreign utility companies will not be considered electric utility companies, and upstream owners will not be considered holding companies under the Public Utility Holdings Company Act. An exempt wholesale generator is an entity determined by the Federal Energy Regulatory Commission to be exclusively engaged, directly or indirectly, in the business of owning and/or operating specified eligible facilities and selling electric energy at wholesale, or, if located in a foreign country, at wholesale or retail. A foreign utility company is, in general, an entity located outside the United States that owns or operates facilities used for the generation, distribution or transmission of electric energy for sale or the distribution at retail of natural or manufactured gas, but derives none of its income, directly or indirectly, from these activities within the United States.

   Under present federal law, we are not and will not be subject to regulation as a holding company under the Public Utility Holdings Company Act as long as the projects in which we have an interest are qualifying facilities, exempt wholesale generators or foreign utility companies or are subject to another exemption from regulation. See "Public Utility Holdings Company Act."

   Public Utility Regulatory Policies Act. The Public Utility Regulatory Policies Act provides two primary benefits to qualifying facilities. First, qualifying facilities are relieved of compliance with extensive federal and state regulations that control the development, financial structure and operation of an energy-producing project and the prices and terms on which wholesale energy may be sold by the project. Second, the Federal Energy Regulatory Commission regulations promulgated under the Public Utility Regulatory Policies Act require that electric utilities purchase electricity generated by qualifying facilities at a price based on the purchasing utility's avoided cost, and that the utilities sell back-up power to the qualifying facility on a non-discriminatory basis. The term "avoided cost" is defined by the Federal Energy Regulatory Commission regulations as the incremental cost to an electric utility of electric energy or capacity or both which, but for the purchase from the qualifying facility or qualifying facilities, this utility would generate itself or purchase from another source. The Federal Energy Regulatory Commission regulations also permit qualifying facilities and utilities to negotiate agreements for utility purchases of power at prices different than the utility's avoided costs. While public utilities are not explicitly required by the Public Utility Regulatory Policies Act to enter into long-term contracts, it has been common for long-term contracts to be negotiated in order, among other things, to facilitate the project financing of independent power facilities and to reflect the deferral by the utility of capital costs for new plant additions. However, increasing competition and the development of new power markets have resulted in a trend toward shorter term power contracts that would place greater risk on the project owner.

   We endeavor to develop our qualifying facility projects, monitor regulatory compliance by these projects and choose our customers in a manner that minimizes the risks of losing these projects' qualifying facility status. However, some factors necessary to maintain qualifying facility status are subject to risks of events outside of our control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a qualifying facility could cause this facility to fail requirements regarding the level of useful thermal energy output. Upon the occurrence of this event, we would seek to replace the thermal energy customer or find another use for the thermal energy that meets the Public Utility Regulatory Policies Act's requirements.

   If one of the projects in which we have an interest were to lose its status as a qualifying facility, the project would no longer be entitled to the qualifying facility-related exemptions from regulation under the Public Utility Regulatory Policies Act and the Federal Power Act. This could subject the project to rate regulation as a public utility under the Federal Power Act and could result in Edison Mission Energy inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from the Public Utility Holdings Company Act. Loss of qualifying facility status may also trigger defaults under covenants to maintain qualifying facility status in the project's power sales agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under these agreements. This loss of qualifying facility status may be on a retroactive or a prospective basis. If a power purchaser ceased taking and paying for electricity or sought to obtain refunds of past amounts paid due to the loss of qualifying facility status, we cannot assure you that the costs incurred in connection with the project could be recovered through sales to other purchasers. Moreover, our business and financial condition could be adversely affected if regulations or legislation were modified or enacted that changed the standards for maintaining qualifying facility status or that eliminated or reduced the benefits and exemptions currently enjoyed by qualifying facilities. If a project were to lose its qualifying facility status, we could attempt to avoid holding company status on a prospective basis by qualifying the project as an exempt wholesale generator. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from the Federal Energy Regulatory Commission would be required. In addition, the project would be required to cease selling electricity to any retail customers, in order to qualify for exempt wholesale generator status, and could become subject to additional state regulation. Loss of qualifying facility status on a retroactive basis could lead to, among other things, fines and penalties being levied against us, or claims by the utility customer for refund of payments previously made. Loss of qualifying facility status by one project could also, because of the Public Utility Regulatory Policies Act ownership restrictions, adversely affect the qualifying facility status of other projects having one or more of the same partners. In addition, under Section 26(b) of the Public Utility Holdings Company Act, any project contracts that are entered into in violation of the Public Utility Holdings Company Act may be determined by the courts or the SEC to be void.

   The Energy Policy Act. The passage of the Energy Policy Act in 1992 significantly expanded the options available to independent power producers with respect to their regulatory status. The Energy Policy Act created a new class of power producer, the exempt wholesale generator, that, like a qualifying facility, is not considered an electric utility company under the Public Utility Holding Company Act. Exempt wholesale generators may own facilities of any size, use any fuel source and be owned by utilities or non-utilities. Thus, in addition to qualifying facility status, an independent power producer now can also apply to the Federal Energy Regulatory Commission to be granted status as an exempt wholesale generator. Exempt wholesale generators, however, are not exempt from regulation by the Federal Energy Regulatory Commission or state public utility commissions. The effect of these amendments is to enhance the development of non-qualifying facilities that do not have to meet the fuel, production and ownership requirements of the Public Utility Regulatory Policies Act. We believe that the amendments benefit us by expanding our ability to own and operate facilities that do not qualify for qualifying facility status, but also result in increased competition because utilities and other companies, such as equipment suppliers, may now develop facilities that are not subject to the constraints of the Public Utility Holding Company Act. The Energy Policy Act also expanded the Federal Energy Regulatory Commission authority to order utilities to grant transmission access to qualifying facilities and exempt wholesale generators and lifted restrictions on ownership of foreign utilities by U.S. companies. Under the Energy Policy Act, foreign utility companies are also not electric utility companies under the Public Utility Holdings Company Act.

   Public Utility Holdings Company Act. Under the Public Utility Holdings Company Act, any corporation, partnership or other entity or organized group that owns, controls or holds with power to vote 10% or more of the outstanding voting securities of a public-utility company or a company that is a holding company of a public utility company is subject to registration with the SEC and regulation under the Public Utility Holdings Company Act, unless eligible for an exemption or unless an appropriate application is filed with, and an order is granted by, the SEC declaring it not to be a holding company. A registered public utility holding company regulated under the Public Utility Holdings Company Act is required to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the SEC is required for major financial commitments and other business dealings of the regulated holding company or its subsidiaries.

   As noted above, however, regulations have been adopted under the Public Utility Regulatory Policies Act and the Energy Policy Act providing that qualifying facilities, exempt wholesale generators and foreign utility companies are not public utility companies under the Public Utility Holdings Company Act. Accordingly, we are not regulated as a holding company under the Public Utility Holdings Company Act because the power generation facilities we own or in which we have investments are either qualifying facilities, exempt wholesale generators or foreign utility companies. All international projects and specified U.S. projects that we are currently developing or proposing to acquire will be non-qualifying facility independent power projects. We intend for each project to qualify as an exempt wholesale generator or as a foreign utility company. Loss of exempt wholesale generator or foreign utility company status, like loss of qualifying facility status, could also result in Edison Mission Energy becoming subject to registration and regulation as a public utility holding company under the Public Utility Holdings Company Act and could trigger defaults under covenants in project agreements. Loss of exempt wholesale generator or foreign utility company status on a retroactive basis could lead to, among other things, fines and penalties and could cause specified project and other contracts to be void.

   Natural Gas Act. Nineteen of the domestic operating facilities that we own, operate or have investments in are fueled by natural gas. Under the Natural Gas Act, the Federal Energy Regulatory Commission has jurisdiction over the sale, transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates for these services are subject to continuing Federal Energy Regulatory Commission oversight. Order No. 636, issued by the Federal Energy Regulatory Commission in April 1992, and affirmed in Orders 636A and 636B issued, respectively, in August and November 1992, required the restructuring of interstate natural gas pipeline sales and transportation services and changed the terms and conditions under which interstate pipelines provide transportation services, as well as the rates pipelines may charge for these services. The restructuring required by the rule included:

  (1) the separation of a pipeline's sales, transportation and storage services,

  (2) the prohibition against pipelines engaging in sales of gas,

  (3) the implementation of a straight fixed-variable rate design methodology under which all of a pipeline's fixed costs are recovered through its reservation charge,

  (4) the implementation of a capacity releasing mechanism under which holders of firm transportation capacity on pipelines can release that capacity for resale by the pipeline, and

  (5) the opportunity for pipelines to recover 100% of their prudently incurred costs associated with implementing the restructuring mandated by this rule.

   Federal Power Act. The Federal Power Act grants the Federal Energy Regulatory Commission exclusive ratemaking jurisdiction over wholesale sales of electricity in interstate commerce, including ongoing as well as initial rate jurisdiction. This ratemaking jurisdiction enables the Federal Energy Regulatory Commission to revoke or modify previously approved rates. These rates may be based on a cost-of-service approach or may, in competitive markets, be market-based. While qualifying facilities under the Public Utility Regulatory Policies Act generally are exempt from the ratemaking and some other provisions of the Federal Power Act, exempt wholesale generators and other non-qualifying facility independent power projects are subject to the Federal Power Act and to Federal Energy Regulatory Commission ratemaking jurisdiction, which may limit their flexibility in negotiations with power purchasers. However, since these projects would not be bound by the Public Utility Regulatory Policies Act's thermal energy use requirement, they have greater latitude in site selection and facility size. In addition, as noted above, we may own 100% of exempt wholesale generators. In addition, the Federal Power Act grants Federal Energy Regulatory Commission jurisdiction over the sale or transfer of jurisdictional facilities, including wholesale power sales contracts, and in some cases, jurisdiction over the issuance of securities or the assumption of specified liabilities.

   Currently, five of our operating projects, the Homer City, Nevada Sun-Peak, Brooklyn Navy Yard, Commonwealth Atlantic and Harbor projects, are subject to Federal Energy Regulatory Commission rate-making regulation under the Federal Power Act. Our future domestic non-qualifying facility independent power projects will also be subject to Federal Energy Regulatory Commission jurisdiction on rates.

 State Energy Regulation

   State public utility commissions have broad jurisdiction over non-qualifying facility independent power projects, including exempt wholesale generators, which are considered public utilities in many states. This jurisdiction often includes the issuance of certificates of public convenience and necessity and/or other certifications to construct, own and operate a facility, as well as regulation of organizational, accounting, financial and other corporate matters on an ongoing basis. Qualifying facilities may also be required to obtain these certificates in some states. Several states that have restructured their electric industries require generators to register to provide electric service to customers. Many states are currently undergoing significant changes in their electric statutory and regulatory frameworks that result from restructuring the electric industries that may affect generators in those states. Although the Federal Energy Regulatory Commission generally has exclusive jurisdiction over the rates charged by a non-qualifying facility independent power project to its wholesale customers, a state's public utility commission has the ability, in practice, to influence the establishment of these rates by asserting jurisdiction over the purchasing utility's ability to pass through the resulting cost of purchased power to its retail customers. A state's public utility commission also has the authority to determine avoided costs for qualifying facilities and regulate the retail rates charged by qualifying facilities. In addition, states may assert jurisdiction over the siting and construction of independent power projects and, among other things, the issuance of securities, related party transactions and the sale or other transfer of assets by these facilities. The actual scope of jurisdiction over independent power projects by state public utility commissions varies from state to state.

   In addition, state public utility commissions may seek to modify, suspend or terminate a qualifying facility's power sales contract under limited circumstances. This could occur if the state public utility commission determined that the pricing mechanism of the power sales contract is unfairly high in light of the current prevailing market cost of power for the utility purchasing the power. In this instance, the state public utility commission may attempt to alter the terms of the power sales contract to reflect more accurately market conditions for the prevailing cost of power. While we believe that these attempts are not common and that state public utility commissions may not have any jurisdiction to modify the terms of wholesale power sales, we cannot assure you that the power sales contracts of our projects will not be subject to adverse regulatory actions.

   The California Public Utility Commission has authorized the electric utilities in California to monitor compliance by qualifying facilities with Public Utility Regulatory Policies Act rules and regulations. However, the United States Court of Appeals for the Ninth Circuit found in 1994 that a California Public Utility Commission program was preempted by the Public Utility Regulatory Policies Act to the extent it authorized utilities to determine that a qualifying facility was not in compliance with Public Utility Regulatory Policies Act rules and regulations, to then pay a reduced avoided cost rate and to take other action contrary to a facility's status as a qualifying facility. The court did, however, uphold reasonable monitoring of qualifying facility operating data. Other states, like New York and Virginia, have also instituted qualifying facility monitoring programs.

   We buy and transport the natural gas used at our domestic facilities through local distribution companies. State public utility commissions have jurisdiction over the transportation of natural gas by local distribution companies. Each state's regulatory laws are somewhat different; however, all generally require the local distribution companies to obtain approval from the relevant public utility commission for the construction of facilities and transportation services if the local distribution company's generally applicable tariffs do not cover the proposed transaction. Local distribution companies rates are usually subject to continuing public utility commission oversight.

 Recent Foreign Regulatory Matters

   On July 29, 1998, the British Director General of Electricity Supply proposed to the Minister for Science, Energy and Industry that the current structure of contracts for differences and compulsory trading via the pool at half-hourly clearing prices bid a day ahead be abolished.

   He proposed in their place, among other things:

  . the establishment of voluntary forwards and futures markets, organized by independent market operators and evolving in response to demand;

  . a short-term bilateral market operating from 24 to four-hours before a trading period;

  . a balancing market to enable the system operator to balance generation and demand and resolve any transmission constraints;

  . a settlement process for recovering imbalances between contracted and metered volumes with stronger incentives for being in balance;

  . and a Balancing and Settlement Code Panel to oversee governance of the short-term bilateral and balancing markets.

   The Minister for Science, Energy and Industry has recommended that the proposal be implemented by October 2000. Further definition of the proposal will be required before the effects of the changes on our U.K. projects can be evaluated. Legislation is being introduced to allow for the implementation of new trading arrangements.

   The New Zealand Government has been undergoing a steady process of electric industry deregulation since 1987. Reform in the distribution and retail supply sector began in 1992 with legislation that deregulated electricity distribution and provided for competition in the retail electric supply function. The New Zealand Energy Market, established in 1996, is a voluntary competitive wholesale market which allows for the trading of physical electricity on a half-hourly basis. The Electricity Industry Reform Act, which was passed in July 1998, was designed to increase competition at the wholesale generation level by splitting up Electricity Company of New Zealand Limited, the large state-owned generator, into three separate generation companies. The Electricity Industry Reform Act also prohibits the ownership of both generation and distribution assets by the same entity.

 Transmission of Wholesale Power

   Generally, projects that sell power to wholesale purchasers other than the local utility to which the project is interconnected require the transmission of electricity over power lines owned by others, which is called "wheeling". The prices and other terms and conditions of transmission contracts are regulated by the Federal Energy Regulatory Commission when the entity providing the wheeling service is a jurisdictional public utility under the Federal Power Act. Until 1992, the Federal Energy Regulatory Commission's ability to compel wheeling was very limited, and the availability of voluntary wheeling service could be a significant factor in determining whether a site was viable for project development.

   The Federal Energy Regulatory Commission's authority under the Federal Power Act to require electric utilities to provide transmission service on a case by case basis to qualifying facilities, exempt wholesale generators, and other power generators was expanded substantially by the Energy Policy Act. Furthermore, in 1996 the Federal Energy Regulatory Commission issued a rulemaking order, Order 888, in which the Federal Energy Regulatory Commission asserted the power, under its authority to eliminate undue discrimination in transmission, to compel all jurisdictional public utilities under the Federal Power Act to file open access transmission tariffs consistent with a pro forma tariff drafted by the Federal Energy Regulatory Commission. The Federal Energy Regulatory Commission subsequently issued Orders 888-A, 888-B and 888-C to clarify the terms that jurisdictional transmitting utilities are required to include in their open access transmission tariffs. The Federal Energy Regulatory Commission also issued Order 889, which required those transmitting utilities to abide by specified standards of conduct when using their own transmission systems to make wholesale sales of power, and to post certain transmission information, including information about transmission requests and availability, on a publicly available computer bulletin board. Although the pro forma tariff does not cover the pricing of transmission service, Order 888 is expected to improve transmission access for independent power producers like us. A recent decision by the United States Court of Appeals for the Eighth Circuit has cast doubt on the extent of the Federal Energy Regulatory Commission's authority to require specified curtailment policies in the pro forma tariff.

 Retail Competition

   In response to pressure from retail electric customers, particularly large industrial users, the state commissions or state legislatures of most states are considering, or have considered, whether to open the retail electric power market to competition. Retail competition is possible when a customer's local utility agrees, or is required, to unbundle its distribution service, from its transmission and generation service. The delivery of electric power through its local distribution lines and the provision of electric power from the utility's generating facilities or wholesale power purchases are examples of a local utility's distribution services and its transmission and generation service, respectively. Several state commissions and legislatures have issued orders or passed legislation requiring utilities to offer unbundled retail distribution service, which is called retail wheeling, beginning as early as 1998 and phasing in retail wheeling over the next several years. Other states are expected to move toward retail competition by 2000.

   The competitive pricing environment that will result from retail competition may cause utilities to experience revenue shortfalls and deteriorating creditworthiness. However, we expect that most, if not all, state plans will insure that utilities receive sufficient revenues, through a distribution surcharge if necessary, to pay their obligations under existing long-term power purchase contracts with qualifying facilities and exempt wholesale generators. On the other hand, qualifying facilities and exempt wholesale generators may be subject to pressure to lower their contract prices in an effort to reduce the stranded investment costs of their utility customers.

   We believe that, as a predominantly low cost producer of electricity, we will ultimately benefit from any increased competition that may arise from the opening of the retail market. Although our exempt wholesale generators are forbidden under the Public Utility Holdings Company Act from selling electric power in the retail market, our exempt wholesale generators could sell at wholesale to a power marketer which could resell at retail. Furthermore, qualifying facilities are permitted to market power directly to large industrial users that could not previously be served, because of local franchise laws or the inability to obtain retail wheeling. We also believe we will be an attractive wholesale supplier to power marketers serving the newly-open retail markets.

 Environmental Regulation

   The construction and operation of power projects are subject to environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over the projects located outside the United States. We believe that, as of the date of this prospectus, we are in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect our financial condition or results of operations. However, possible future developments, like more stringent environmental laws and regulations, could affect the costs and the manner in which we conduct our business. We cannot assure you that in this event we would be able to recover these increased costs from our customers or that our financial position and results of operations would not be materially adversely affected.

   Typically, environmental laws require a lengthy and complex process for obtaining licenses, permits and approvals prior to construction and operation of a project. Meeting all of the necessary requirements can delay or sometimes prevent the completion of a proposed project as well as require extensive modifications to existing projects, which may involve significant capital expenditures.

   In 1990, Congress passed amendments to the Clean Air Act that greatly expand the scope of federal regulations in several significant respects. One of our projects made capital expenditures of approximately $5.5 million, of which our share is $2.7 million, during 1999 in order to comply with the amended Clean Air Act. In addition, we plan to spend approximately $258 million to install upgrades to the environmental controls at the Homer City project during 2000 and 2001 in order to control sulfur dioxide and nitrogen oxide emissions. Similarly, we plan to upgrade the environmental controls at the former Commonwealth Edison plants to control nitrogen oxide emissions. Provisions related to nonattainment, air toxins, permitting, enforcement and acid rain may affect our projects; however, final details of all these programs have not been issued by the United States Environmental Protection Agency and state agencies.

   The Comprehensive Environmental Response, Compensation, and Liability Act requires the cleanup of sites from which there has been a release or threatened release of hazardous substances. As of the date of this prospectus, we are not aware of any liability under this act; however, we cannot assure you that we will not incur this liability in the future.

Legal Proceedings

   In February 1997, a civil action was commenced in the Superior Court of the State of California, Orange County, entitled The Parsons Corporation and PMNC
v. Brooklyn Navy Yard Cogeneration Partners, L.P., Mission Energy New York, Inc. and B-41 Associates, L.P., Case No. 774980, in which plaintiffs assert general monetary claims under the Construction Turnkey Agreement in the amount of $136.8 million. Brooklyn Navy Yard has also filed an action entitled Brooklyn Navy Yard Cogeneration Partners, L.P. v. PMNC, Parsons Main of New York, Inc., Nab Construction Corporation, L.K. Comstock & Co., Inc. and The Parsons Corporation, in the Supreme Court of the State of New York, Kings County, Index No. 5966/97 asserting general monetary claims in excess of $13 million under the Construction Turnkey Agreement. On March 26, 1998, the Superior Court in the California action granted PMNC's motion for attachment in the amount of $43 million against Brooklyn Navy Yard and attached a Brooklyn Navy Yard bank account in the amount of $0.5 million. Brooklyn Navy Yard is appealing the attachment order. On the same day, the court stayed all proceedings in the California action pending the New York action. PMNC's motion to dismiss the New York action was denied by the New York Supreme Court and further denied on appeal in September 1998. On March 9, 1999, Brooklyn Navy Yard filed a motion for partial summary judgment in the New York action. The motion was denied and Brooklyn Navy Yard has appealed. The parties have agreed to suspend both the appeal and the commencement of discovery pending voluntary mediation. We agreed to indemnify Brooklyn Navy Yard Cogeneration and its partner from all claims and costs arising from or in connection with the contractor litigation. We believe that the outcome of this litigation will not have a material adverse effect on our consolidated financial position or results of operations.

   We experience other routine litigation in the normal course of our business. None of our pending litigation is expected to have a material adverse effect on our consolidated financial position or results of operations. See "--Regulatory Matters--Environmental Regulation."

                                   MANAGEMENT

Directors and Executive Officers

   Listed below are our current directors and executive officers and their positions.

Name                            Age                   Position
----                            ---                   --------
Alan J. Fohrer.................  49 President and Chief Executive Officer

John E. Bryson.................  56 Chairman of the Board

Bryant C. Danner...............  62 Director

Thomas R. McDaniel.............  50 Director

Robert M. Edgell...............  53 Executive Vice President and Division
                                    President of Edison Mission Energy, Asia
                                    Pacific

William J. Heller..............  43 Senior Vice President and Division President
                                    of Edison Mission Energy, Europe, Central
                                    Asia, Middle East and Africa

Kevin M. Smith.................  41 Senior Vice President and Chief Financial
                                    Officer

James V. Iaco, Jr..............  55 Senior Vice President and Division President
                                    of Edison Mission Energy, Americas

Georgia R. Nelson..............  50 Senior Vice President and President of
                                    Midwest Generation EME, LLC

Ronald L. Litzinger............  40 Senior Vice President, Worldwide Operations

Raymond W. Vickers.............  57 Senior Vice President and General Counsel

Business Experience

   Below is a description of the principal business experience during the past five years of each of the individuals named above and the name of each public company in which any director named above is a director.

   Mr. Fohrer has been President and Chief Executive Officer of Edison Mission Energy since January 2000. From 1998 to 2000, Mr. Fohrer served as Chairman of the Board. From 1993 to 1998, Mr. Fohrer served as Vice Chairman of the Board. Mr. Fohrer has been Executive Vice President and Chief Financial Officer of Edison International since June 1995. Mr. Fohrer was Executive Vice President and Chief Financial Officer of Southern California Edison from June 1995 until January 2000. Effective February 1996 and June 1995, Mr. Fohrer also served as Treasurer of Southern California Edison and Edison International, respectively, until August 1996. Mr. Fohrer was Senior Vice President, Treasurer and Chief Financial Officer of Edison International, and Senior Vice President and Chief Financial Officer of Southern California Edison from January 1993 until May 1995. Mr. Fohrer was Edison Mission Energy's interim Chief Executive Officer between May 1993 and August 1993. From 1991 until 1993, Mr. Fohrer was Vice President, Treasurer and Chief Financial Officer of Edison International and Southern California Edison.

   Mr. Bryson has been Chairman of the Board of Edison Mission Energy since January 2000. Mr. Bryson has been President of Edison International since January 2000 and Chairman of the Board and Chief Executive Officer of Edison International since 1990. Mr. Bryson served as Chairman of the Board, Chief Executive Officer and a Director of Southern California Edison from 1990 to January 2000. Mr. Bryson is a director of The Boeing Company and The Times Mirror Company.

   Mr. McDaniel has been a Director of Edison Mission Energy since February 2000. Mr. McDaniel has been President, Chief Executive Officer and a director of Edison Capital, a wholly owned subsidiary of Edison International, since September 1987.

   Mr. Danner has been a Director of Edison Mission Energy since May 1993. Mr. Danner has been Executive Vice President and General Counsel of Edison International and Southern California Edison since June 1995. Mr. Danner was Senior Vice President and General Counsel of Edison International and Southern California Edison from July 1992 until May 1995.

   Mr. Edgell has been Executive Vice President of Edison Mission Energy since April 1988. Mr. Edgell was named Division President of Edison Mission Energy's Asia Pacific region in January 1995.

   Mr. Heller has been our Senior Vice President and Division President of Edison Mission Energy, Europe, Central Asia, Middle East and Africa since February 2000. Mr. Heller was Senior Vice President of Strategic Planning and New Business Development for Edison International from January 1996 until February 2000. Prior to joining Edison International, Mr. Heller was with McKinsey and Company, Inc from 1982 to 1995, serving as principal and head of McKinsey's Los Angeles Energy Practice from 1991 to 1995.

   Mr. Smith has been Senior Vice President and Chief Financial Officer of Edison Mission Energy since May 1999. Mr. Smith served as Vice President and Treasurer of Edison Mission Energy and Regional Vice President, Americas region, from March 1998 until April 1999. Mr. Smith served as Treasurer of Edison Mission Energy from 1992 to 2000.

   Mr. Iaco has been Senior Vice President of Edison Mission Energy since January 1994 and Division President of Edison Mission Energy's Americas region since January 1998. Mr. Iaco served as Chief Financial Officer from January 1994 to May 1999. From September 1993 until December 1993, Mr. Iaco was self-employed and provided consulting services, specializing in restructuring, finance, crisis management and other management services. From October 1992 until September 1993, Mr. Iaco served as senior vice president and chief financial officer of Phoenix Distributors, Inc., a distributor of industrial gas and welding supplies.

   Ms. Nelson has been President of Midwest Generation EME, LLC since May 1999. From January 1996 until June 1999, Ms. Nelson was Senior Vice President, Worldwide Operations. Ms. Nelson was Division President of Edison Mission Energy's Americas region from January 1996 to January 1998. Prior to joining Edison Mission Energy, Ms. Nelson served as Senior Vice President of Southern California Edison from June 1995 until December 1995 and Vice President of Southern California Edison from June 1993 until May 1995. From 1992 to 1993, Ms. Nelson served as a Special Assistant to the Chairman of Edison International.

   Mr. Litzinger has been Senior Vice President, Worldwide Operations, since June 1999. Mr. Litzinger served as Vice President-O&M Business Development from December 1998 to May 1999. Mr. Litzinger has been with Edison Mission Energy since November 1995 serving as both Regional Vice President, O&M Business Development and Manager, O&M Business Development until December 1998. Prior to joining Edison Mission Energy, Mr. Litzinger was a Reliability Supervisor with Texaco Refining and Marketing, Inc. from March 1995 to October 1995 and prior to that held numerous management positions with Southern California Edison since June 1986.

   Mr. Vickers has been Senior Vice President and General Counsel of Edison Mission Energy since March 1999. Prior to joining Edison Mission Energy, Mr. Vickers was a partner with the law firm Skadden, Arps, Slate, Meagher & Flom LLP concentrating on international business transactions, particularly cross-border capital markets and investment transactions, project implementation and finance. Mr. Vickers originally joined Skadden, Arps, Slate, Meagher & Flom LLP in 1989 as resident partner in the Hong Kong office.

                            DESCRIPTION OF THE NOTES

   The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

   For purposes of this summary, references to "Edison Mission Energy", "we", "our", "ours" and "us" do not include any of our direct or indirect subsidiaries or affiliates. The following description is a summary of material provisions of the indenture and the notes. It is not a complete description of the notes and is subject to, and qualified in its entirety, by reference to the notes and the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of these notes.

General

   We issued the original notes and will issue the exchange notes under the indenture and the first supplemental indenture, each dated as of June 28, 1999, between us and The Bank of New York, as trustee. References to the notes include the exchange notes unless the context otherwise requires. The notes are unsecured senior obligations and rank equally in right of payment with all our other unsubordinated indebtedness. Because we conduct substantially all our business through numerous subsidiaries, all existing and future liabilities of our direct and indirect subsidiaries are and will be effectively senior to the notes. The notes are not guaranteed by, or otherwise obligations of, our project subsidiaries and project affiliates, or our other direct and indirect subsidiaries and affiliates.

   We issued the original notes in aggregate principal amount of $600,000,000. The notes will mature on June 15, 2009 and will bear interest at the rate of 7.73% per annum. We will pay interest on the notes on each June 15 and December 15, to the holders of record on the immediately preceding June 1 and December
1. Interest on the notes will accrue from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest rate on the notes may be increased under the circumstances described in "Exchange Offer--Registration Rights."

   The original notes are, and the exchange notes will be, in denominations of $100,000 and any integral multiple of $1,000 in excess of $100,000.

   We may issue additional series of notes under the indenture from time to time in accordance with the conditions described in this prospectus.

Redemption

   We may redeem the notes at any time, in whole or in part, at a redemption price equal to:

  .  the greater of

       (1) 100% of the principal amount of the notes being redeemed and

       (2) the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the Treasury Rate plus 37.5 basis points,

  . plus accrued and unpaid interest, if any, on the principal amount of notes being redeemed to the redemption date.

   "Remaining Scheduled Payments" means, with respect to each note that we are redeeming, the remaining scheduled payments of the principal and interest on that note that would be due after the related redemption date if we were not redeeming that note. However, if the redemption date is not a scheduled interest payment date with respect to that note, the amount of the next succeeding scheduled interest payment on that note will be reduced by the amount of interest accrued on that note to the redemption date.

   "Treasury Rate" means, with respect to any redemption date, an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for the redemption date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by Credit Suisse First Boston Corporation or an affiliate as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   "Comparable Treasury Price" means the average of three Reference Treasury Dealer Quotations obtained by the trustee in respect of the notes to be redeemed on the applicable redemption date.

   "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by a Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

   "Reference Treasury Dealers" means Credit Suisse First Boston Corporation, so long as it continues to be a primary U.S. Government securities dealer, and any two other primary U.S. Government securities dealers chosen by us. If Credit Suisse First Boston Corporation ceases to be a primary U.S. Government securities dealer, we will appoint in its place another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

   We will give notice to The Depository Trust Company and holders of definitive notes at least 30 days, but not more than 60 days, before we redeem the notes. If we redeem only some of the notes, DTC's practice is to choose by lot the amount to be redeemed from the notes held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any street name holders of any indirect interests in the notes according to arrangements among them. These notices may be subject to statutory or regulatory requirements. We will not be responsible for giving notice of a redemption of the notes to anyone other than DTC and holders of definitive notes.

Covenants

 Restrictions on Liens

   We may not pledge, mortgage, hypothecate or permit to exist any mortgage, pledge or other lien upon any property at any time directly owned by us to secure any indebtedness for money borrowed which is incurred, issued, assumed or guaranteed by us, without providing for the notes to be equally and ratably secured with any and all of this indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. However, this restriction does not apply to, or prevent the creation or existence of:

  (1) liens existing at the original date of issuance of the notes;

  (2) purchase money liens which do not exceed the cost or value of the purchased property;

  (3) other liens not to exceed 10% of our Consolidated Net Tangible Assets;
      and

  (4) liens granted in connection with extending, renewing, replacing or refinancing in whole or in part the indebtedness, including, without limitation, increasing the principal amount of the indebtedness, secured by liens described in clauses (1) through (3) above.

   "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of all of our assets, determined on a consolidated basis in accordance with generally accepted accounting principles as of that date, less the sum of

     (a) our consolidated current liabilities, determined in accordance with generally accepted accounting principles and

     (b) our assets that are properly classified as intangible assets in accordance with generally accepted accounting principles, except for any intangible assets which are distribution or related contracts with an assignable value.

   If we pledge, mortgage or hypothecate any property at any time directly owned by us to secure any indebtedness, other than as permitted by the indenture, we will give prior written notice of this pledge, mortgage or hypothecation to the trustee, who will give notice to the holders of notes. We will also, prior to or simultaneously with this pledge, mortgage or hypothecation, effectively secure all the notes equally and ratably with this indebtedness.

   This covenant will not restrict the ability of our subsidiaries and affiliates to pledge, mortgage, hypothecate or permit to exist any mortgage, pledge or lien upon their assets, in connection with project financings or otherwise.

 Merger, Consolidation, Sale, Lease or Conveyance

   We may not merge or consolidate with or into any other person and we may not sell, lease or convey all or substantially all of our assets to any person, unless;

     (1) either

        (A) we are the continuing corporation, or

        (B) the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state of the United States or the District of Columbia and expressly assumes all our obligations under the notes and the indenture,

       (2) immediately after this merger, consolidation, sale, lease or conveyance, there is no default or event of default under the indenture,

       (3) if, as a result of the merger, consolidation, sale, lease or conveyance, any or all of our property would become the subject of a lien that would not be permitted by the indenture, we secure the notes equally and ratably with the obligations secured by that lien and

       (4) we deliver or cause to be delivered to the trustee an officers' certificate and opinion of counsel each stating that the merger, consolidation, sale, lease or conveyance comply with the indenture.

   The meaning of the term "all or substantially all of the assets" has not been definitely established and is likely to be interpreted by reference to applicable state law if and at the time the issue arises and will be dependent on the facts and circumstances existing at the time.

   Except for a sale of our assets substantially as an entirety as described above, we may not sell or otherwise dispose of any assets, if, on a pro forma basis, the aggregate net book value of all these sales during the most recent 12-month period would exceed 10% of our Consolidated Net Tangible Assets computed as of the end of the most recent quarter preceding this sale. This restriction on the sale of assets does not apply to assets we are required to sell to conform with governmental regulations and the sale of short-term, readily marketable investments purchased for cash management purposes with funds not from the proceeds of other asset sales. However, any sale will be disregarded for purposes of this 10% limitation if the proceeds are invested in assets in similar or related lines of our business. We may also sell or otherwise dispose of assets in excess of this 10% limitation if we retain the proceeds from these sales or dispositions, which are not reinvested as provided above, as cash or cash equivalents or if we use the proceeds from these sales to purchase and retire notes or indebtedness ranking equal in right of payment to the notes or indebtedness of our subsidiaries.

 Reporting Obligations

   We will furnish or cause to be furnished to holders of notes copies of our annual reports and of the information, documents and other reports that we are required to file with the SEC under Section 13 or 15(d) of the Exchange Act within 15 days after we file them with the SEC.

 Additional Covenants

   Subject to limited exceptions and qualifications, we agreed in the indenture to do, among other things, the following:

     (1) deliver to the trustee copies of all reports that we file with the SEC;

     (2) deliver to the trustee annual officers' certificates with respect to our compliance with our obligations under the indenture;

     (3) maintain our corporate existence, subject to the provisions described above relating to mergers and consolidations; and

     (4) pay our taxes when due, except when we are contesting these taxes in good faith.

Modification of the Indenture

   The indenture contains provisions permitting us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of notes then outstanding, to modify or amend the indenture or the rights of the holders of notes. However, no modification or amendment may, without the consent of the holder of each outstanding note affected by this modification or amendment:

     (1) change the stated maturity of the principal of, or extend the time of payment of interest on, any note;

     (2) reduce the principal amount of, or interest on, any note;

     (3) change the place or currency of payment of principal of, or interest on, any note;

     (4) reduce any amount payable upon the redemption of any note; or

     (5) impair the right to institute suit for the enforcement of any payment on or with respect to any note.

   In addition, without the consent of the holders of all notes then outstanding, no modification or amendment may:

     (1) reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the indenture;

     (2) reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with specified provisions of the indenture or for waiver of specified defaults; or

     (3) modify these provisions with respect to modification and waiver.

   The holders of at least a majority in principal amount of the outstanding notes may waive compliance by us with restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest and specified covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note affected.

   We and the trustee may, without the consent of any holder of notes, amend the indenture and the notes for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision of the indenture, or in any manner that we and the trustee may determine is not inconsistent with the indenture and the notes and will not adversely affect the interest of any holder of notes.

Events of Default

   Each of the following will be an event of default under the indenture:

     (1) our failure to pay any interest on any note when due, and the default continues for 30 days; or

     (2) our failure to pay principal or premium when due; or

     (3) our failure to perform any other covenant in the notes or the indenture for a period of 90 days after the trustee or the holders of at least 25% in aggregate principal amount of the notes gives us written notice of our failure to perform; or

     (4) an event of default occurring under any of our instruments under which there may be issued, or by which there may be secured or evidenced, any indebtedness for money borrowed that has resulted in the acceleration of this indebtedness, or any default occurring in payment of any indebtedness at final maturity, and after the expiration of any applicable grace periods, other than

       (A) indebtedness which is payable solely out of the property or assets of a partnership, joint venture or similar entity of which we or any of our subsidiaries or affiliates is a participant, or which is secured by a lien on the property or assets owned or held by this entity, without further recourse to or liability of us; or

       (B) indebtedness not exceeding $20,000,000; or

     (5) one or more nonappealable final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money aggregating more than $20,000,000 shall be rendered against us, excluding the amount covered by insurance, and shall remain undischarged, unvacated and unstayed for more than 90 days, except while being contested in good faith by appropriate proceedings; or

     (6) specified events of bankruptcy, insolvency or reorganization in respect of us.

   If any event of default, other than an event of default due to specified events of bankruptcy, insolvency or reorganization, has occurred and is continuing, either the trustee or the holders of not less than 25% in principal amount of the notes outstanding under the indenture may declare the principal of all notes under the indenture and interest accrued on the notes to be due and payable immediately.

   The trustee will be entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of these holders. Subject to these provisions in the indenture for the indemnification of the trustee and other limitations, the holders of a majority in principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   No holder of notes may institute any action against us under the indenture, except actions for payment of overdue principal or interest, unless:

     (1) such holder previously has given the trustee written notice of the default and continuance of this default;

     (2) the holders of not less than 25% in principal amount of the notes then outstanding have requested the trustee to institute this action and offered the trustee reasonable indemnity;

     (3) the trustee has not instituted this action within 60 days of the request; and

     (4) the trustee has not received direction inconsistent with this written request from the holders of a majority in principal amount of the notes then outstanding.

Defeasance and Covenant Defeasance

 Defeasance

   We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after we have made the deposit described below, and the provisions of the indenture will cease to be applicable with respect to the notes, except for, among other matters, specific obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold funds for payment in trust, if

     (1) we have deposited with the trustee, in trust, money and/or selected U.S. government obligations that, through the payment of interest and principal in respect of these obligations in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes at the time these payments are due in accordance with the terms of the indenture,

     (2) we have delivered to the trustee

       (A) an opinion of counsel to the effect that note holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if this deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the indenture and

       (B) an opinion of counsel to the effect that the defeasance trust does not constitute an "investment company" within the meaning of the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

     (3) immediately after giving effect to the deposit, no event of default, or event that after the giving of notice or lapse of time or both would become an event of default, will have occurred and be continuing on the date of this deposit or during the period ending on the 123rd day after the date of this deposit, and this deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound and

     (4) if at the time the notes are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of this deposit and discharge.

 Defeasance of Specified Covenants and Specified Events of Default

   The provisions of the indenture will cease to be applicable with respect to:

     (1) the covenants described in "--Covenants", other than those with respect to the maintenance of our existence and those described under the first paragraph of the caption "--Covenants--Merger, Consolidation, Sale, Lease or Conveyance",

     (2) clause (3) in "--Events of Default" with respect to these covenants and

     (3) clauses (4) and (5) in "--Events of Default" upon

       (A) the deposit with the trustee, in trust, of money and/or U.S. government obligations that through the payment of interest and principal in respect of these obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes,

       (B) the satisfaction of the conditions described in clauses (2)(B),
    (3) and (4) of the preceding paragraph and

       (C) our delivery to the trustee of an opinion of counsel to the effect that, among other things, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of this deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if this deposit and defeasance had not occurred.

 Defeasance and Other Events of Default

   If we exercise our option to omit compliance with specified covenants and provisions of the indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or U.S. government obligations on deposit with the trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from this event of default. In this event, we will remain liable for these payments.

Book-Entry; Delivery and Form

   The certificates representing the exchange notes will be issued in fully registered form. Except as described below, the exchange notes initially will be represented by one or more global notes, in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee as DTC may designate.

   DTC has advised us as follows:

  . DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

  . DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thus eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  . Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amounts of the exchange notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

   So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the exchange notes represented by the global notes for all purposes under the indenture and the exchange notes. No beneficial owners of an interest in the global notes will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the indenture. Owners of beneficial interests in the global notes will not:

  . be entitled to have the exchange notes represented by the global notes registered in their names,

  . receive or be entitled to receive physical delivery of certificated notes in definitive form, and

  . be considered to be the owners or holders of any exchange notes under the global notes.

Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of exchange notes under the global notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any action that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

   Payments of the principal of, premium, if any, and interest on the exchange notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

   Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of notes in certificated form for any reason, including to sell notes to persons in states which require the delivery of the notes or to pledge the notes, a holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures described in the indenture.

   Unless and until they are exchanged in whole or in part for certificated exchange notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

   Beneficial owners of exchange notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, exchange notes in definitive certificated form.

   DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global notes are credited. Further, DTC will take any action permitted to be taken by a holder of notes only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction.

   Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   Subject to specified conditions, any person having a beneficial interest in the global notes may, upon request to the trustee, exchange the beneficial interest for exchange notes in the form of certificated notes. Upon any issuance of certificated notes, the trustee is required to register the certificated notes in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global notes, and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

   As part of the sale of the original notes, and under a registration rights agreement dated as of June 23, 1999, we agreed with the initial purchasers, for the benefit of the holders of the notes, that we will file and use our reasonable best efforts to cause to become effective, at our cost, a registration statement with respect to a registered offer to exchange the original notes for the exchange notes which are in all material respects substantially identical to the original notes. Once this registration statement is declared effective, we will offer the exchange notes in return for surrender of the original notes. This offer will remain open for no less than 30 days after the date notice of the exchange offer is mailed to the original note holders. For each original note surrendered to us under the exchange offer, the original note holder will receive exchange notes in an equal principal amount. Interest on each exchange note will accrue from the last date on which interest was paid on the original note so surrendered.

   In the event that we determine in good faith that applicable interpretations of the staff of the SEC or other circumstances specified in the registration rights agreement do not permit us to effect this exchange offer, we will, at our cost, use our reasonable best efforts, subject to customary representations and agreements of the note holders, to have a shelf registration statement covering resale of the original notes declared effective and kept effective until,June 23, 2001 subject to specified exceptions. We will, in the event of a shelf registration, provide to each note holder copies of the prospectus, notify each note holder when a registration statement for the notes has become effective and take other actions as are appropriate to permit resale of the notes.

   In the event that this exchange offer is not commenced or this registration statement is not declared effective by March 24, 2000, the annual interest rate on the notes will increase by one half of one percent (50 basis points) effective on the 271st day following, which increase will remain in effect until the date on which this exchange offer is commenced and the registration statement will have become effective.

   Each note holder, other than specified holders, who wishes to exchange its original notes for exchange notes in the exchange offer will be required to represent that:

  . any exchange notes to be received by it will be acquired in the ordinary course of business and

  . that at the time of the commencement of the exchange offer it will have no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes.

   A note holder that sells its notes under a shelf registration generally:

  . would be required to be named as a selling holder in the related prospectus and to deliver a prospectus to purchasers,

  . will be subject to several of the civil liability provisions under the Securities Act in connection with this sale and

  . will be required to agree in writing to be bound by the provisions of the registration rights agreement which are applicable to this note holder, including specified indemnification obligations.

           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following summary describes material United States federal income tax considerations that may be relevant to beneficial owners of the notes. The summary is based on the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus, all of which may be repealed, revoked or modified with possible retroactive effect. This discussion does not deal with holders that may be subject to special tax rules, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the United States dollar or holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments. The summary is applicable only to purchasers that acquire the notes under the offering at the initial offering price and who will hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of the notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders should consult their own tax advisors as to the particular tax consequences to them.

   As used in this prospectus, the term "United States Holder" means a beneficial owner of a note that is

  . a citizen or resident of the United States for United States federal income tax purposes,

  . a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia,

  . an estate the income of which is subject to United States federal income tax without regard to its source or

  . a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States Holder.

   A "Non-United States Holder" is any beneficial holder of a note that is not a United States Holder.

United States Holders

 The Exchange

   For United States federal income tax purposes, a beneficial owner of a note will not recognize any taxable gain or loss on the exchange of the original notes for exchange notes under the exchange offer, and a United States Holder's tax basis and holding period in the exchange notes will be the same as in the original notes.

 Stated Interest on Exchange Notes

   Stated interest on an exchange note generally will be taxable to a United States Holder as ordinary income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

 Disposition of an Exchange Note

   Upon the sale, exchange, redemption, retirement or other disposition of an exchange note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition, not including amounts attributable to accrued but unpaid interest, which will be taxable as such, and this United States Holder's adjusted tax basis in the exchange note. A United States Holder's tax basis in an exchange note will, in general, be the United States Holder's basis in the note exchanged for the original note. This gain or loss will be capital gain or loss. Capital gain recognized by an individual investor upon a disposition of an exchange note that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of an exchange note that has been held for 12 months or less, will be subject to tax at ordinary income tax rates.

 Market Discount

   United States Holders other than original purchasers of the notes in the offering of the original notes should be aware that the sale of the exchange notes may be affected by the market discount provisions of the Code. The market discount rules generally provide that if a United States Holder purchased the note, after the original offering, at a "market discount", i.e., at an amount less than the adjusted issue price of the note as determined on the date of this purchase, exceeding a statutorily-defined de minimis amount, and subsequently recognizes gain upon a disposition, including a partial redemption, of the exchange note received in exchange for an original note, the lesser of such gain or the portion of the market discount that accrued while the original note and exchange note were held by such United States Holder will be treated as ordinary interest income at the time of disposition. The rules also provide that a United States Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the note until the United States Holder disposes of such note in a taxable transaction. If a holder of a note elects to include market discount in income currently, both of the preceding rules would not apply.

Non-United States Holders

   Under present United States federal income tax law, subject to the discussion of backup withholding and information reporting below:

     (a) payments of principal and interest on the exchange notes to any Non-United States Holder will not be subject to United States federal income, branch profits or withholding tax provided that

  . the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Edison Mission Energy entitled to vote,

  . the Non-United States Holder is not a bank receiving interest under a loan agreement entered into in the ordinary course of its trade or business,

  . the Non-United States Holder is not a controlled foreign corporation that is related to Edison Mission Energy (directly or indirectly) through stock ownership,

  . such interest payments are not effectively connected with a United States trade or business and

  .  certain certification requirements are met.

   Such certification will be satisfied if the beneficial owner of the exchange note certifies on IRS Form W-8 or a substantially similar substitute form, under penalties of perjury, that it is not a United States person and provides its name and address, and (x) this beneficial owner files such form with the withholding agent or (y) in the case of an exchange note held by a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, a "financial institution" and holds the exchange note, such financial institution certifies to Edison Mission Energy or its agent under penalties of perjury that this statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the withholding agent with a copy of such statement; and

     (b) a Non-United States Holder will not be subject to United States federal income or branch profits tax on gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note, unless;

  . the gain is effectively connected with a trade or business carried on by this holder within the United States or, if a treaty applies, and the holder complies with applicable certification and other requirements to claim treaty benefits, is generally attributable to a United States permanent establishment maintained by the holder, or

  . the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and specified other requirements are met.

   The Internal Revenue Service has recently amended the certification rules described in clause (a) above. Non-United States Holders should be aware that withholding certificates or statements that are valid on December 31, 1999 may be treated as valid until the earlier of their expiration or December 31, 2000. Certificates or statements received under the currently effective rules will fail to be effective after December 31, 2000.

Backup Withholding and Information Reporting

   In general, payments of interest and the proceeds of the sale, exchange, redemption, retirement or other disposition of the exchange notes payable by a United States paying agent or other United States intermediary will be subject to information reporting. In addition, backup withholding at a rate of 31% will apply to these payments if:

  . in the case of a United States Holder, the Holder fails to provide an accurate taxpayer information number, or fails to certify that this Holder is not subject to backup withholding or fails to report all interest and dividends required to be shown on its United States federal income tax returns, or

  . in the case of a Non-United States Holder, the Holder fails to provide the certification on IRS Form W-8 described above or otherwise does not provide evidence of exempt status.

   A number of United States Holders, including, among others, corporations, and Non-United States Holders that comply with specified certification requirements are not subject to backup withholding. Any amount paid as backup withholding will be creditable against the Holder's United States federal income tax liability provided that the required information is timely furnished to the IRS. Holders of exchange notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining this exemption. On October 6, 1997, new Treasury Regulations were issued that generally modify the information reporting and backup withholding rules applicable to specified payments made after December 31, 2000. In general, the new regulations would not significantly alter the present rules discussed above, except in special situations.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any resale. In
addition, until    , 2000, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

   Furthermore, any broker-dealer that acquired any of its original notes directly from us:

  . may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983) and

  . must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

   For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

   In addition, all reports and other documents we subsequently file under Sections 13(a) and 15(d) of the Securities Exchange Act will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file the reports and documents.

   Any statements contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

   You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

                             Edison Mission Energy
                      18101 Von Karman Avenue, Suite 1700
                            Irvine, California 92612
                                 (949) 752-5588
                         Attention: Corporate Secretary

                                 LEGAL MATTERS

   The legality of the exchange notes will be passed upon for Edison Mission Energy by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Edison Mission Energy and subsidiaries included in Edison Mission Energy's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The audited special-purpose combined accounts of Fiddlers Ferry and Ferrybridge C Power Stations for the year ended March 30, 1997, the year ended March 29, 1998 and the nine-month period ended January 3, 1999 incorporated in this prospectus by reference to the two reports on Form 8-K/A dated July 19, 1999 of Edison Mission Energy have been so incorporated in reliance on the report of PricewaterhouseCoopers, Chartered Accountants, given the authority of said firm as experts in auditing and accounting.

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--------------------------------------------------------------------------------

   We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in
this prospectus is current as of       , 2000. However, you should realize that
our affairs may have changed since the date of this prospectus.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Forward-Looking Statements...............................................   i
Available Information....................................................   i
Incorporation of Documents by Reference .................................   i
Notice to New Hampshire Residents .......................................  ii
Prospectus Summary ......................................................   1
Risk Factors ............................................................   9
Use of Proceeds .........................................................  14
Capitalization...........................................................  14
Selected Consolidated Financial Data.....................................  15
The Exchange Offer.......................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  35
Management...............................................................  55
Description of the Notes.................................................  57
Exchange Offer; Registration Rights .....................................  65
Material United States Federal Income Tax Considerations.................  66
Plan of Distribution.....................................................  69
Legal Matters............................................................  70
Experts..................................................................  70

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                                  $600,000,000


                          [EDISON MISSION ENERGY LOGO]

                               7.73% Senior Notes
                               due June 15, 2009

                                ---------------

                                   PROSPECTUS

                                ---------------

                                      , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

   We are a California corporation. Article VI of our Bylaws provide, in effect, that, to the extent and under the circumstances permitted by Section 317 of the California Corporations Code, we shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described in that section by reason of the fact that he or she is or was our director of officer.

   Section 317 of the California Corporations Code empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than in certain actions by or in the right of the corporation as described below, by reason of the fact that he or she is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, against expenses, including attorneys' fees, judgments, fines, settlements and other amounts actually or reasonably incurred by this person in connection with this action, suit or proceeding if this person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification shall be made in respect to any claim, issue or matter as to which this person shall have been adjudged to be liable to the corporation in the performance of his or her duty to the corporation and its shareholders unless and only to the extent that the court in which this action or suit is or was pending shall determine that, in view of all of the circumstances of the case, this person is fairly and reasonably entitled to indemnify for these expenses which this court shall deem proper.
Section 317 further provides that to the extent that this director, officer, employee or agent of a corporation has been successful on the merits in defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter, this person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection.

   Article IV of our Certificate of Incorporation relieves our directors from monetary damages to us or our shareholders for any breach of this director's fiduciary duty as a director to the extent permitted by the California Corporations Code. Under Section 204(a)(10) of the California Corporations Code, a corporation may relieve its directors from personal liability to such corporation or its shareholders for monetary damages for any breach of their fiduciary duty as directors except

  (1) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was unaware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders,

  (2) for any act or omission not in good faith or that a director believes to be contrary to the best interests of the corporation or its shareholders,

  (3) for any intentional misconduct or knowing and culpable violation of law,

  (4) for any willful or negligent violation of certain provisions of the California Corporations Code imposing certain requirements with respect to the making of loans or guarantees and the payment of dividends,

  (5) for any transaction from which the director derived an improper personal benefit or

  (6) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders.

ITEM 21. Exhibits and Financial Statement Schedules.

 Exhibit No.                             Description
 -----------                             -----------
 2.1         Agreement for the sale and purchase of shares in First Hydro
             Limited, dated December 21, 1995, between PSB Holding Limited and
             First Hydro Finance Plc, incorporated by reference to Exhibit 2.1 to Edison Mission Energy's Current Report on Form 8-K, No. 1-13434
             dated January 4, 1996.
 2.2         Transaction Implementation Agreement, dated March 29, 1997, between The State Electricity Commission of Victoria, Edison
             Mission Energy Australia Limited, Loy Yang B Power Station Pty
             Ltd, Loy Yang Power Limited, The Honourable Alan Robert Stockdale,
             Leanne Power Pty Ltd and Edison Mission Energy, incorporated by reference to Exhibit 2.2 to Edison Mission Energy's Current Report
             on Form 8-K, No. 1-13434 dated May 22, 1997.
 2.3         Stock Purchase and Assignment Agreement, dated December 23, 1998, between KES Puerto Rico, L.P., KENETECH Energy Systems, Inc., KES
             Bermuda, Inc. and Edison Mission Energy del Caribe for the (i)
             sale and purchase of KES Puerto Rico, L.P.'s shares in
             EcoElectrica Holdings Ltd.; (ii) assignment of KENETECH Energy
             Systems' rights and interests in that certain Project Note from the Partnership; and (iii) assignment of KES Bermuda, Inc.'s rights and interests in that certain Administrative Services
             Agreement dated October 31, 1997, incorporated by reference to
             Exhibit 2.3 to Edison Mission Energy's 10-K for the year ended
             December 31, 1998.
 2.4         Asset Purchase Agreement, dated August 1, 1998, between
             Pennsylvania Electric Company, NGE Generation, Inc., New York
             State Electric & Gas Corporation and Mission Energy Westside, Inc,
             incorporated by reference to Exhibit 2.4 to Edison Mission
             Energy's 10-K for the year ended December 31, 1998.
 2.5         Asset Sale Agreement, dated March 22, 1999 between Commonwealth
             Edison Company and Edison Mission Energy as to the Fossil
             Generating Assets, incorporated by reference to Exhibit 2.5 to
             Edison Mission Energy's 10-K for the year ended December 31, 1998.
 2.6         Agreement for the Sale and Purchase of Shares in Contact Energy
             Limited, dated March 10, 1999, between Her Majesty the Queen in
             Right of New Zealand, Edison Mission Energy Taupo Limited and
             Edison Mission Energy, incorporated herein by reference to Exhibit
             2.6 to the Edison Mission Energy's Form 10-Q for the quarter ended
             March 31, 1999.
 2.7         Sale, Purchase and Leasing Agreements between Edison First Power
             Limited and PowerGen UK plc for the purchase of the Ferrybridge C and Fiddler's Ferry Power Stations; incorporated by reference to
             Exhibits 2.7 and 2.8 to Edison Mission Energy's Form 8-K/A dated
             July 19, 1999.
 3.1         Amended and Restated Articles of Incorporation of Edison Mission
             Energy incorporated by reference to Exhibit 3.1 to Edison Mission
             Energy's Current Report on Form 8-K, No. 1-13434 dated January 30,
             1996. Originally filed with Edison Mission Energy's Registration
             Statement on Form 10 to the Securities and Exchange Commission on
             September 30, 1994 and amended by Amendment No. 1 thereto dated
             November 19, 1994 and Amendment No. 2 thereto dated November 21,
             1994 (as so amended, the "Form 10").
 3.2         By-Laws of Edison Mission Energy, incorporated by reference to
             Exhibit 3.2 to Edison Mission Energy's Form 10.
 4.1         Indenture, dated as of June 28, 1999, between Edison Mission
             Energy and The Bank of New York, as Trustee.*
 4.2         First Supplemental Indenture, dated as of June 28, 1999, to
             Indenture dated as of June 28, 1999, between Edison Mission Energy and The Bank of New York, as Trustee.*
 5.1         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Edison Mission Energy.*
 10.1        Registration Rights Agreement, dated as of June 23, 1999, between
             Edison Mission Energy and the Initial Purchasers specified therein.*
 10.2        Power Purchase Contract between Southern California Edison Company and Champlin Petroleum Company, dated March 8, 1985, incorporated by reference to Exhibit 10.2 to Edison Mission Energy's Form 10.

 Exhibit No.                             Description
 -----------                             -----------
 10.2.1      Amendment to Power Purchase Contract between Southern California
             Edison Company and Champlin Petroleum Company, dated July 29,
             1985, incorporated by reference to Exhibit 10.2.1 to Edison
             Mission Energy's Form 10.
 10.2.2      Amendment No. 2 to Power Purchase Contract between Southern
             California Edison Company and Champlin Petroleum Company, dated
             October 29, 1985, incorporated by reference to Exhibit 10.2.2 to
             Edison Mission Energy's Form 10.
 10.4        Power Purchase Contract between Southern California Edison Company and Imperial Energy Company, dated February 22, 1984, incorporated by reference to Exhibit 10.4 Edison Mission Energy's Form 10.
 10.4.1      Amendment to Power Purchase Contract between Southern California
             Edison Company and Imperial Energy Company, dated November 13,
             1984, incorporated by reference to Exhibit 10.4.1 to Edison
             Mission Energy's Form 10.
 10.6        Power Purchase Contract between Southern California Edison Company and Imperial Energy Company Niland No. 2, dated April 16, 1985, incorporated by reference to Exhibit 10.6 to Edison Mission
             Energy's Form 10.
 10.7        Power Purchase Contract between Southern California Edison Company and Chevron U.S.A. Inc., dated November 9, 1984, incorporated by reference to Exhibit 10.7 to Edison Mission Energy's Form 10.
 10.7.1      Amendment No. 1 to Power Purchase Contract between Southern
             California Edison Company and Chevron U.S.A. Inc., dated March 29,
             1985, incorporated by reference to Exhibit 10.7.1 to Edison
             Mission Energy's Form 10.
 10.7.2      Amendment No. 2 to Power Purchase Contract between Southern
             California Edison Company and Chevron U.S.A. Inc., dated November
             21, 1985, incorporated by reference to Exhibit 10.7.2 to Edison
             Mission Energy's Form 10.
 10.7.3      Amendment No. 3 to Power Purchase Contract between Southern
             California Edison Company and Chevron U.S.A. Inc., dated November
             21, 1985, incorporated by reference to Exhibit 10.7.3 to Edison
             Mission Energy's Form 10.
 10.8        Power Purchase Contract between Southern California Edison Company and Arco Petroleum Products Company (Watson Refinery),
             incorporated by reference to Exhibit 10.8 to Edison Mission
             Energy's Form 10.
 10.9        Power Supply Agreement between State Electricity Commission of
             Victoria, Loy Yang B Power Station Pty. Ltd. and the Company
             Australia Pty. Ltd., as managing partner of the Latrobe Power
             Partnership, dated December 31, 1992, incorporated by reference to
             Exhibit 10.9 to Edison Mission Energy's Form 10.
 10.10       Power Purchase Agreement between P.T. Paiton Energy Company as
             Seller and Perusahaan Umum Listrik Negara as Buyer, dated February
             12, 1994, incorporated by reference to Exhibit 10.10 to Edison
             Mission Energy's Form 10.
 10.11       Amended and Restated Power Purchase Contract between Southern
             California Energy Company and Midway-Sunset Cogeneration Company,
             dated May 5, 1988, incorporated by reference to Exhibit 10.11 to
             Edison Mission Energy's Form 10.
 10.12       Parallel Generation Agreement between Kern River Cogeneration
             Company and Southern California Energy Company, dated January 6,
             1984, incorporated by reference to Exhibit 10.12 to Edison Mission
             Energy's Form 10.
 10.13       Parallel Generation Agreement between Kern River Cogeneration
             (Sycamore Project) Company and Southern California Energy Company,
             dated December 18, 1984, incorporated by reference to Exhibit
             10.13 to Edison Mission Energy's Form 10.
 10.14       Amendment No. 2 to Power Purchase Agreement between Southern
             California Energy Company and Vulcan/BN Geothermal Power Company,
             dated April 1, 1986, incorporated by reference to Exhibit 10.14 to
             Edison Mission Energy's Form 10.

 Exhibit No.                             Description
 -----------                             -----------
 10.15       U.S. $325 million Bank of Montreal Revolver, dated October 29,
             1993, incorporated by reference to Exhibit 10.15 to Edison Mission
             Energy's Form 10.
 10.15.1     U.S. $400 million Bank of America National Trust and Savings
             Association Credit Agreement, dated October 27, 1994, incorporated by reference to Exhibit 10.15.1 to Edison Mission Energy's Form
             10.
 10.15.2     Conformed copy of the Amended and Restated U.S. $400 million Bank of America National Trust and Savings Association Credit
             Agreement, dated as of November 17, 1994, incorporated by
             reference to Exhibit 10.15.2 to Edison Mission Energy's Annual
             Report on Form 10-K for the year ended December 31, 1994.
 10.15.3     Conformed copy of the Second Amended and Restated U.S. $400 million Bank of America National Trust and Savings Association
             Credit Agreement, dated as of October 11, 1996, incorporated by reference to Exhibit 10.15.3 to Edison Mission Energy's Form 10-K
             for the year ended December 31, 1996.
 10.16       Amended and Restated Ground Lease Agreement between Texaco
             Refining and Marketing Inc. and March Point Cogeneration Company,
             dated August 21, 1992, incorporated by reference to Exhibit 10.16 to Edison Mission Energy's Form 10.
 10.16.1     Amendment No. 1 to Amended and Restated Ground Lease Agreement
             between Texaco Refining and Marketing Inc. and March Point
             Cogeneration Company, dated August 21, 1992, incorporated by reference to Exhibit 10.16 to Edison Mission Energy's Form 10.
 10.17       Memorandum of Agreement between Atlantic Richfield Company and
             Products Cogeneration Company, dated September 17, 1987,
             incorporated by reference to Exhibit 10.17 to Edison Mission
             Energy's Form 10.
 10.18       Memorandum of Ground Lease between Texaco Producing Inc. and
             Sycamore Cogeneration Company, dated January 19, 1987,
             incorporated by reference to Exhibit 10.18 to Edison Mission
             Energy's Form 10.
 10.19       Amended and Restated Memorandum of Ground Lease between Getty Oil
             Company and Kern River Cogeneration Company, dated November 14,
             1984, incorporated by reference to Exhibit 10.19 to Edison Mission
             Energy's Form 10.
 10.20       Memorandum of Lease between Sun Operating Limited Partnership and
             Midway-Sunset Cogeneration Company, incorporated by reference to
             Exhibit 10.20 to Edison Mission Energy's Form 10.
 10.21       Executive Supplemental Benefit Program, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-2313).
 10.22       1981 Deferred Compensation Agreement, incorporated by reference to
             Exhibits to Forms 10-K filed by SCEcorp (File No. 1-2313).
 10.23       1985 Deferred Compensation Agreement for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No.
             1-2313).
 10.24       1987 Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             2313).
 10.25       1988 Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             2313).
 10.26       1989 Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             9936).
 10.27       1990 Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             9936).

 Exhibit No.                             Description
 -----------                             -----------
 10.28       Annual Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             9936).
 10.29       Executive Retirement Plan for Executives, incorporated by
             reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             2313).
 10.31       Estate and Financial Planning Program for Executive Officers,
             incorporated by reference to Exhibits to Forms 10-K filed by
             SCEcorp (File No. 1-9936).
 10.32       Letter Agreement with Edward R. Muller, incorporated by reference to Exhibit 10.32 to Edison Mission Energy's Form 10.
 10.33       Agreement with James S. Pignatelli, incorporated by reference to
             Exhibit 10.33 to Edison Mission Energy's Form 10.
 10.34       Conformed copy of the Guarantee Agreement dated as of November 30,
             1994, incorporated by reference to Exhibit 10.34 to Edison Mission
             Energy's Form 10.
 10.35       Indenture of Lease between Brooklyn Navy Yard Development
             Corporation and Cogeneration Technologies, Inc., dated as of
             December 18, 1989, incorporated by reference to Exhibit 10.35 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1994.
 10.35.1     First Amendment to Indenture of Lease between Brooklyn Navy Yard
             Development Corporation and Cogeneration Technologies, Inc., dated
             November 1, 1991, incorporated by reference to Exhibit 10.35.1 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1994.
 10.35.2     Second Amendment to Indenture of Lease between Brooklyn Navy Yard
             Development Corporation and Cogeneration Technologies, Inc., dated
             June 3, 1994, incorporated by reference to Exhibit 10.35.2 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1994.
 10.35.3     Third Amendment to Indenture of Lease between Brooklyn Navy Yard
             Development Corporation and Cogeneration Technologies, Inc., dated
             December 12, 1994, incorporated by reference to Exhibit 10.35.3 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1994.
 10.36       Conformed copy of A$200 million Bank of America National Trust and
             Savings Association Credit Agreement, dated November 22, 1994, incorporated by reference to Exhibit 10.36 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1994.
 10.36.1     Conformed copy of the Amended and Restated A$200 million Bank of
             America National Trust and Savings Associated Credit Agreement,
             dated December 12, 1994, incorporated by reference to Exhibit
             10.36.1 to Edison Mission Energy's Form 10-K for the year ended
             December 31, 1994.
 10.36.2     Conformed copy of First Amendment to Amended and Restated A$200 million Bank of America National Trust and Savings Associated
             Credit Agreement, dated June 7, 1995, incorporated by reference to
             Exhibit 10.36.2 to Edison Mission Energy's Form 10-Q for the
             quarter ended September 30, 1995.
 10.37       Amended and Restated Limited Partnership Agreement of Mission
             Capital, L.P., dated as of November 30, 1994, incorporated by reference to Exhibit 10.37 to Edison Mission Energy's Form 10-K
             for the year ended December 31, 1994.
 10.38       Action of General Partner of Mission Capital, L.P. creating the 9
             7/8% Cumulative Monthly Income Preferred Securities, Series A,
             dated as of November 30, 1994, incorporated by reference to
             Exhibit 10.38 to Edison Mission Energy's Form 10-K for the year ended December 31, 1994.
 10.39       Action of General Partner of Mission Capital, L.P. creating the 8
             1/2% Cumulative Monthly Income Preferred Securities, Series B,
             dated as of August 8, 1995, incorporated by reference to Exhibit
             10.39 to Edison Mission Energy's Form 10-Q for the quarter ended
             June 30, 1995.
 10.40       Power Purchase Contract between ISAB Energy, S.r.l. as Seller and
             Enel, S.p.A. as Buyer, dated June 9, 1995, incorporated by reference to Exhibit 10.40 to Edison Mission Energy's Form 10-Q
             for the quarter ended June 30, 1995.

 Exhibit No.                             Description
 -----------                             -----------
 10.41       400 million sterling pounds Barclays Bank Plc Credit Agreement, dated December 18, 1995, incorporated by reference to Exhibit
             10.41 to Edison Mission Energy's Form 8-K, dated
             December 21, 1995.
 10.42       Guarantee by Edison Mission Energy, dated December 1, 1995 supporting Letter of Credit issued by Bank of America National
             Trust and Savings Association to secure payment of bonds issued pursuant to the Brooklyn Navy Yard project tax-exempt bond financing, incorporated by reference to Exhibit 10.42 to Edison
             Mission Energy's Form 10-K for the year ended December 31, 1995.
 10.43       Guarantee by Edison Mission Energy, dated December 1, 1995, supporting Letter of Credit issued by Bank of America National
             Trust and Savings Association to secure Brooklyn Navy Yard's indemnity to the New York City Industrial Development Agency pursuant to the Brooklyn Navy Yard project tax-exempt bond financing, incorporated by reference to Exhibit 10.43 to Edison
             Mission Energy's Form 10-K for the year ended December 31, 1995.
 10.44       Guarantee by Edison Mission Energy, dated December 20, 1996, in favor of The Fuji Bank, Limited, Los Angeles Agency, to secure
             Camino Energy Company's payments pursuant to Camino Energy
             Company's Credit Agreement and Defeasance Agreement, incorporated by reference to Exhibit 10.44 to Edison Mission Energy's Form 10-K
             for the year ended December 31, 1996.
 10.45       Power Purchase Agreement between National Power Corporation and
             San Pascual Cogeneration Company International B.V., dated
             September 10, 1997, incorporated by reference to Exhibit 10.45 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1997.
 10.46       Power Purchase Agreement between Gulf Power Generation Co., LTD., and Electricity Generating Authority of Thailand, dated December
             22, 1997, incorporated by reference to Exhibit 10.46 to Edison
             Mission Energy's Form 10-K for the year ended December 31, 1997.
 10.47       Guarantee by Edison Mission Energy, dated June 30, 1998, in favor of Tri Energy Company Limited and the Sanwa Bank, Limited to
             guarantee payment of 25% of Tri Energy Company Limited's aggregate capital contributions under the Equity Bridge Loan, incorporated by reference to Exhibit 10.47 to Edison Mission Energy's Form 10-Q
             for the quarter ended September 30, 1998.
 10.48       Guarantee by Edison Mission Energy, dated June 30, 1998, in favor of Tri Energy Company Limited and the Sanwa Bank, Limited to
             guarantee payment of 37.5% of Tri Energy Company Limited's aggregate capital contributions attributable to Banpu Gas and
             BANPU, incorporated by reference to Exhibit 10.48 to Edison
             Mission Energy's Form 10-Q for the quarter ended September 30,
             1998.
 10.49       Equity Support Guarantee by Edison Mission Energy, dated December
             23, 1998, in favor of ABN AMRO Bank N.V., and the Chase Manhattan
             Bank to guarantee certain equity funding obligations of
             EcoElectrica Ltd. and EcoElectrica Holdings Ltd. pursuant to
             EcoElectrica Ltd.'s Credit Agreement dated as of October 31, 1997, incorporated by reference to Exhibit 10.49 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1998.
 10.50       Master Guarantee and Support Instrument by Edison Mission Energy,
             dated December 23, 1998, in favor of ABN AMRO Bank N.V., and the
             Chase Manhattan Bank to guarantee the availability of funds to purchase fuel for the EcoElectrica project pursuant to
             EcoElectrica Ltd.'s Credit Agreement dated as of October 31, 1997 and Intercreditor Agreement dated as of October 31, 1997,
             incorporated by reference to Exhibit 10.50 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1998.
 10.51       Guarantee Assumption Agreement from Edison Mission Energy, dated
             December 23, 1998, under Edison Mission Energy assumed all of the obligations of KENETECH Energy Systems, Inc. to Union Carbide
             Caribe Inc., under the certain Guaranty dated November 25, 1997, incorporated by reference to Exhibit 10.51 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1998.
 10.52       Transition Power Purchase Agreement, dated August 1, 1998, between
             New York State Electric & Gas Corporation and Mission Energy
             Westside, Inc, incorporated by reference to Exhibit 10.52 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1998.

 Exhibit No.                             Description
 -----------                             -----------
 10.53       Transition Power Purchase Agreement, dated August 1, 1998, between
             Pennsylvania Electric Company and Mission Energy Westside, Inc.,
             incorporated by reference to Exhibit 10.53 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1998.
 10.54       Guarantee, dated August 1, 1998, between Edison Mission Energy,
             Pennsylvania Electric Company, NGE Generation, Inc. and New York
             State Electric & Gas Corporation, incorporated by reference to
             Exhibit 10.54 to Edison Mission Energy's Form 10-K for the year ended December 31, 1998.
 10.55       Credit Agreement, dated March 18, 1999, among Edison Mission
             Holdings Co. and Certain Commercial Lending Institutions, and
             Citicorp USA, Inc., incorporated by reference to Exhibit 10.55 to
             Edison Mission Energy's Form 8-K dated March 18, 1999.
 10.56       Guarantee and Collateral Agreement made by Edison Mission Holdings
             Co., Edison Mission Finance Co., Homer City Property Holdings,
             Inc., Chestnut Ridge Energy Co., Mission Energy Westside, Inc.,
             EME City Generation L.P. and Edison Mission Energy in favor of
             United States Trust Company of New York, dated as of March 18,
             1999, incorporated by reference to Exhibit 10.56 to Edison Mission
             Energy's Form 8-K dated March 18, 1999.
 10.56.1     Amendment No. 1 to the Guarantee and Collateral Agreement, dated
             May 27, 1999, between Edison Mission Holdings, Edison Mission
             Finance Co., Homer City Property Holdings, Inc., Chestnut Ridge
             Energy Company, Mission Energy Westside, Inc., EME Homer City
             Generation L.P and Edison Mission Energy in favor of United States
             Trust Company of New York, incorporated by reference to Exhibit
             10.56.1 to Amendment No. 1 of Edison Mission Holdings Co.'s
             Registration Statement on Form S-4 to the Securities and Exchange
             Commission on February 8, 2000.
 10.56.2     Open-End Mortgage, Security Agreement and Assignment of Leases and
             Rents, dated March 18, 1999 from EME Homer City Generation L.P. to
             United States Trust Company of New York, incorporated by reference to Exhibit 10.56.2 to Amendment No. 1 of Edison Mission Holdings
             Co.'s Registration Statement on Form S-4 to the Securities and
             Exchange Commission on February 8, 2000.
 10.56.3     Amendment No. 1 to the Open-End Mortgage, Security Agreement and
             Assignment of Leases and Rents, dated May 27, 1999, from EME Homer
             City Generation L.P. to United States Trust Company of New York,
             incorporated by reference to Exhibit 10.56.3 to Amendment No. 1 of
             Edison Mission Holdings Co.'s Registration Statement on Form S-4
             to the Securities and Exchange Commission on February 8, 2000.
 10.57       Collateral Agency and Intercreditor Agreement among Edison Mission
             Holdings Co., Edison Mission Finance Co., Homer City Property
             Holdings, Inc., Chestnut Ridge Energy Co., Mission Energy
             Westside, Inc., EME Homer City Generation L.P., The Secured
             Parties' Representatives, Citicorp USA, Inc. as Administrative
             Agent and United States Trust Company of New York, as Collateral
             Agent, dated as of March 18, 1999, incorporated by reference to
             Exhibit 10.57 to Edison Mission Energy's Form 8-K dated March 18,
             1999.
 10.58       Security Deposit Agreement among Edison Mission Holdings Co.,
             Edison Mission Finance Co., Homer City Property Holdings, Inc.,
             Chestnut Ridge Energy Co., Mission Energy Westside, Inc., EME
             Homer City Generation L.P. and United States Trust Company of New
             York, as Collateral Agent, dated as of Marcy 18, 1999,
             incorporated by reference to Exhibit 10.58 to Edison Mission
             Energy's Form 8-K dated March 18, 1999.
 10.58.1     Amendment No. 1 to the Security Deposit Agreement, dated May 27,
             1999, between Edison Mission Holdings, Edison Mission Finance Co.,
             Homer City Property Holdings, Inc., Chestnut Ridge Energy Company,
             Mission Energy Westside, Inc., EME Homer City Generation L.P. and
             United States Trust Company of New York, as Collateral Agent,
             incorporated by reference to Exhibit 10.58.1 to Amendment No. 1 of
             Edison Mission Holdings Co.'s Registration Statement on Form S-4
             to the Securities and Exchange Commission on February 8, 2000.

 Exhibit No.                             Description
 -----------                             -----------
 10.59       Credit Support Guarantee, dated as of March 18, 1999, made by
             Edison Mission Energy in favor of United States Trust Company of
             New York, incorporated by reference to Exhibit 10.59 to Edison
             Mission Energy's Form 8-K dated March 18, 1999.
 10.59.1     Amendment No. 1 to the Credit Support Guarantee, dated May 27,
             1999, made by Edison Mission Energy in favor of United States
             Trust Company of New York, incorporated by reference to Exhibit
             10.59.1 to Amendment No. 1 of Edison Mission Holdings Co.'s
             Registration Statement on Form S-4 to the Securities and Exchange
             Commission on February 8, 2000.
 10.60       Debt Service Reserve Guarantee, dated as of March 18, 1999, made by Edison Mission Energy in favor of United States Trust Company of New York on behalf of the various financial institutions
             (Lenders) as are or may become parities to the Credit Agreement, dated as of March 18, 1999, among Edison Mission Holdings Co., the
             Lenders and Citicorp USA, Inc., incorporated by reference to
             Exhibit 10.60 to Edison Mission Energy's Form 8-K dated March 18,
             1999.
 10.60.1     Amendment No. 1 to the Debt Service Reserve Guarantee, dated May
             27, 1999, made by Edison Mission Energy in favor of United States
             Trust Company of New York, incorporated by reference to Exhibit
             10.60.1 to Amendment No. 1 of Edison Mission Holdings Co.'s
             Registration Statement on Form S-4 to the Securities and Exchange
             Commission on February 8, 2000.
 10.60.2     Bond Debt Service Reserve Guarantee, dated May 27, 1999, made by
             Edison Mission Energy in favor of United States Trust Company of
             New York, incorporated by reference to Exhibit 10.60.2 to
             Amendment No. 1 of Edison Mission Holdings Co.'s Registration
             Statement on Form S-4 to the Securities and Exchange Commission on
             February 8, 2000.
 10.61       Credit Agreement, dated March 18, 1999, among Edison Mission
             Energy and Certain Commercial Lending Institutions, and Citicorp
             USA, Inc., incorporated by reference to Exhibit 10.61 to Edison
             Mission Energy's Form 8-K dated March 18, 1999.
 10.62       Edison Power Limited (Pounds)1,150,000,000 Guaranteed Secured
             Variable Rate Bonds due 2019 Guaranteed by Maplekey UK Limited,
             incorporated by reference to Exhibit 10.62 to Edison Mission
             Energy's Current Report on Form 8-K, No. 1-13434 dated July 19,
             1999.
 10.64       Coal and Capex Facility Agreement, dated July 16, 1999 between EME
             Finance UK Limited; Barclay's Capital and Credit Suisse First
             Boston; The Financial Institutions named as Banks; and Barclays
             Bank PLC as Facility Agent, incorporated by reference to Exhibit
             10.64 to Edison Mission Energy's Form 10-Q for the quarter ended
             September 30, 1999.
 10.65       Guarantee by Edison Mission Energy dated July 16, 1999 supporting the Coal and Capex Facility Agreement (Facility Agreement) issued by Barclays Bank PLC to secure EME Finance UK Limited obligations pursuant to the Facility Agreement, incorporated by reference to
             Exhibit 10.65 to Edison Mission Energy's Form 10-Q for the quarter ended September 30, 1999.
 10.71       Copy of the Global Debenture representing Edison Mission Energy's
             9 7/8% Junior Subordinated Deferrable Interest Debentures, Series
             A, Due 2024, incorporated by reference as Exhibit 4.1 to Edison
             Mission Energy's Form 10-K for the year ended December 31, 1994.
 10.72       Conformed copy of the Indenture, dated as of November 30, 1994, between Edison Mission Energy and The First National Bank of
             Chicago, as Trustee, incorporated by reference to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1994.
 10.73       First Supplemental Indenture, dated as of November 30, 1994, to
             Indenture dated as of November 30, 1994 between Edison Mission
             Energy and The First National Bank of Chicago, as Trustee,
             incorporated by reference as Exhibit 4.2.1 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1994.
 10.74       Indenture, dated as of May 27, 1999, between Edison Mission
             Holdings Co. and United States Trust Company of New York, as
             Trustee, incorporated by reference to Exhibit 10.71 to Edison
             Mission Holdings Co.'s Registration Statement on Form S-4 to the
             Securities and Exchange Commission on December 3, 1999.

 Exhibit No.                             Description
 -----------                             -----------
 10.74.1     First Supplemental Indenture, dated as of June 28, 1999, to
             Indenture dated as of June 28, 1999 between Edison Mission Energy and The Bank of New York, as Trustee, incorporated by reference to
             Exhibit 10.72 to Edison Mission Holdings Co.'s Registration
             Statement on Form S-4 to the Securities and Exchange Commission on
             December 3, 1999.
 10.75       Exchange and Registration Rights Agreement, dated as of May 27,
             1999, by and among the Initial Purchasers named therein, the
             Guarantors named therein and Edison Mission Holdings Co,
             incorporated by reference to Exhibit 10.1 to Edison Mission
             Holdings Co.'s Registration Statement on Form S-4 to the
             Securities and Exchange Commission on December 3, 1999.
 12.1        Statement regarding the computation of ratio of earnings to fixed charges for Edison Mission Energy.*
 21.1        List of Subsidiaries.*
 23.1        Consent of Arthur Andersen LLP.*
 23.2        Consent of PricewaterhouseCoopers.*
 23.3        Consent of Skadden, Arps, Slate Meagher & Flom LLP (included in
             Exhibit 5.1).
 25.1        Statement of Eligibility and Qualification on Form T-1 of The Bank
             of New York, as Trustee, under the Indenture filed as Exhibit 4.1 hereto.*
 99.1        Form of Letter of Transmittal.*
 99.2        Form of Notice of Guaranteed Delivery.*
 99.3        Form of Letter to Clients.*
 99.4        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees.*

--------
* Filed herewith

ITEM 22. Undertakings

  (a) The undersigned Registrant hereby undertakes:

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 18th day of February, 2000.

                                          Edison Mission Energy
                                          (Registrant)

                                                     /s/ Kevin M. Smith
                                          By: _________________________________

                                                       Kevin M. Smith
                                              Senior Vice President and Chief
                                                     Financial Officer

                               POWER OF ATTORNEY

   KNOWN TO ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin M. Smith and Steven D. Eisenberg his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----


/s/ Alan J. Fohrer                     President, and Chief        February 18, 2000
______________________________________  Executive Officer,
Alan J. Fohrer                          Director (Principal
                                        Executive Officer)
/s/ Kevin M. Smith                     Senior Vice President and   February 18, 2000
______________________________________  Chief Financial Officer
Kevin M. Smith                          (Principal Financial and
                                        Accounting Officer)
/s/ John E. Bryson                     Chairman of the Board       February 18, 2000
______________________________________
John E. Bryson
/s/ Bryant C. Danner                   Director                    February 18, 2000
______________________________________
Bryant C. Danner
/s/ Thomas R. McDaniel                 Director                    February 18, 2000
______________________________________
Thomas R. McDaniel

                               INDEX TO EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------
 2.1         Agreement for the sale and purchase of shares in First Hydro
             Limited, dated December 21, 1995, between PSB Holding Limited and
             First Hydro Finance Plc, incorporated by reference to Exhibit 2.1 to Edison Mission Energy's Current Report on Form 8-K, No. 1-13434
             dated January 4, 1996.
 2.2         Transaction Implementation Agreement, dated March 29, 1997, between The State Electricity Commission of Victoria, Edison
             Mission Energy Australia Limited, Loy Yang B Power Station Pty
             Ltd, Loy Yang Power Limited, The Honourable Alan Robert Stockdale,
             Leanne Power Pty Ltd and Edison Mission Energy, incorporated by reference to Exhibit 2.2 to Edison Mission Energy's Current Report
             on Form 8-K, No. 1-13434 dated May 22, 1997.
 2.3         Stock Purchase and Assignment Agreement, dated December 23, 1998, between KES Puerto Rico, L.P., KENETECH Energy Systems, Inc., KES
             Bermuda, Inc. and Edison Mission Energy del Caribe for the (i)
             sale and purchase of KES Puerto Rico, L.P.'s shares in
             EcoElectrica Holdings Ltd.; (ii) assignment of KENETECH Energy
             Systems' rights and interests in that certain Project Note from the Partnership; and (iii) assignment of KES Bermuda, Inc.'s rights and interests in that certain Administrative Services
             Agreement dated October 31, 1997, incorporated by reference to
             Exhibit 2.3 to Edison Mission Energy's 10-K for the year ended
             December 31, 1998.
 2.4         Asset Purchase Agreement, dated August 1, 1998, between
             Pennsylvania Electric Company, NGE Generation, Inc., New York
             State Electric & Gas Corporation and Mission Energy Westside, Inc,
             incorporated by reference to Exhibit 2.4 to Edison Mission
             Energy's 10-K for the year ended December 31, 1998.
 2.5         Asset Sale Agreement, dated March 22, 1999 between Commonwealth
             Edison Company and Edison Mission Energy as to the Fossil
             Generating Assets, incorporated by reference to Exhibit 2.5 to
             Edison Mission Energy's 10-K for the year ended December 31, 1998.
 2.6         Agreement for the Sale and Purchase of Shares in Contact Energy
             Limited, dated March 10, 1999, between Her Majesty the Queen in
             Right of New Zealand, Edison Mission Energy Taupo Limited and
             Edison Mission Energy, incorporated herein by reference to Exhibit
             2.6 to the Edison Mission Energy's Form 10-Q for the quarter ended
             March 31, 1999.
 2.7         Sale, Purchase and Leasing Agreements between Edison First Power
             Limited and PowerGen UK plc for the purchase of the Ferrybridge C and Fiddler's Ferry Power Stations; incorporated by reference to
             Exhibits 2.7 and 2.8 to Edison Mission Energy's Form 8-K/A dated
             July 19, 1999.
  3.1        Amended and Restated Articles of Incorporation of Edison Mission
             Energy incorporated by reference to Exhibit 3.1 to Edison Mission
             Energy's Current Report on Form 8-K, No. 1-13434 dated January 30,
             1996. Originally filed with Edison Mission Energy's Registration
             Statement on Form 10 to the Securities and Exchange Commission on
             September 30, 1994 and amended by Amendment No. 1 thereto dated
             November 19, 1994 and Amendment No. 2 thereto dated November 21,
             1994 (as so amended, the "Form 10").
  3.2        By-Laws of Edison Mission Energy, incorporated by reference to
             Exhibit 3.2 to Edison Mission Energy's Form 10.
  4.1        Indenture, dated as of June 28, 1999, between Edison Mission
             Energy and The Bank of New York, as Trustee.*
  4.2        First Supplemental Indenture, dated as of June 28, 1999, to
             Indenture dated as of June 28, 1999, between Edison Mission Energy and The Bank of New York, as Trustee.*
  5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Edison Mission Energy.*
 10.1        Registration Rights Agreement, dated as of June 23, 1999, between
             Edison Mission Energy and the Initial Purchasers specified therein.*
 10.2        Power Purchase Contract between Southern California Edison Company and Champlin Petroleum Company, dated March 8, 1985, incorporated by reference to Exhibit 10.2 to Edison Mission Energy's Form 10.

 Exhibit No.                             Description
 -----------                             -----------
 10.2.1      Amendment to Power Purchase Contract between Southern California
             Edison Company and Champlin Petroleum Company, dated July 29,
             1985, incorporated by reference to Exhibit 10.2.1 to Edison
             Mission Energy's Form 10.
 10.2.2      Amendment No. 2 to Power Purchase Contract between Southern
             California Edison Company and Champlin Petroleum Company, dated
             October 29, 1985, incorporated by reference to Exhibit 10.2.2 to
             Edison Mission Energy's Form 10.
 10.4        Power Purchase Contract between Southern California Edison Company and Imperial Energy Company, dated February 22, 1984, incorporated by reference to Exhibit 10.4 Edison Mission Energy's Form 10.
 10.4.1      Amendment to Power Purchase Contract between Southern California
             Edison Company and Imperial Energy Company, dated November 13,
             1984, incorporated by reference to Exhibit 10.4.1 to Edison
             Mission Energy's Form 10.
 10.6        Power Purchase Contract between Southern California Edison Company and Imperial Energy Company Niland No. 2, dated April 16, 1985, incorporated by reference to Exhibit 10.6 to Edison Mission
             Energy's Form 10.
 10.7        Power Purchase Contract between Southern California Edison Company and Chevron U.S.A. Inc., dated November 9, 1984, incorporated by reference to Exhibit 10.7 to Edison Mission Energy's Form 10.
 10.7.1      Amendment No. 1 to Power Purchase Contract between Southern
             California Edison Company and Chevron U.S.A. Inc., dated March 29,
             1985, incorporated by reference to Exhibit 10.7.1 to Edison
             Mission Energy's Form 10.
 10.7.2      Amendment No. 2 to Power Purchase Contract between Southern
             California Edison Company and Chevron U.S.A. Inc., dated November
             21, 1985, incorporated by reference to Exhibit 10.7.2 to Edison
             Mission Energy's Form 10.
 10.7.3      Amendment No. 3 to Power Purchase Contract between Southern
             California Edison Company and Chevron U.S.A. Inc., dated November
             21, 1985, incorporated by reference to Exhibit 10.7.3 to Edison
             Mission Energy's Form 10.
 10.8        Power Purchase Contract between Southern California Edison Company and Arco Petroleum Products Company (Watson Refinery),
             incorporated by reference to Exhibit 10.8 to Edison Mission
             Energy's Form 10.
 10.9        Power Supply Agreement between State Electricity Commission of
             Victoria, Loy Yang B Power Station Pty. Ltd. and the Company
             Australia Pty. Ltd., as managing partner of the Latrobe Power
             Partnership, dated December 31, 1992, incorporated by reference to
             Exhibit 10.9 to Edison Mission Energy's Form 10.
 10.10       Power Purchase Agreement between P.T. Paiton Energy Company as
             Seller and Perusahaan Umum Listrik Negara as Buyer, dated February
             12, 1994, incorporated by reference to Exhibit 10.10 to Edison
             Mission Energy's Form 10.
 10.11       Amended and Restated Power Purchase Contract between Southern
             California Energy Company and Midway-Sunset Cogeneration Company,
             dated May 5, 1988, incorporated by reference to Exhibit 10.11 to
             Edison Mission Energy's Form 10.
 10.12       Parallel Generation Agreement between Kern River Cogeneration
             Company and Southern California Energy Company, dated January 6,
             1984, incorporated by reference to Exhibit 10.12 to Edison Mission
             Energy's Form 10.
 10.13       Parallel Generation Agreement between Kern River Cogeneration
             (Sycamore Project) Company and Southern California Energy Company,
             dated December 18, 1984, incorporated by reference to Exhibit
             10.13 to Edison Mission Energy's Form 10.
 10.14       Amendment No. 2 to Power Purchase Agreement between Southern
             California Energy Company and Vulcan/BN Geothermal Power Company,
             dated April 1, 1986, incorporated by reference to Exhibit 10.14 to
             Edison Mission Energy's Form 10.

 Exhibit No.                             Description
 -----------                             -----------
 10.15       U.S. $325 million Bank of Montreal Revolver, dated October 29,
             1993, incorporated by reference to Exhibit 10.15 to Edison Mission
             Energy's Form 10.
 10.15.1     U.S. $400 million Bank of America National Trust and Savings
             Association Credit Agreement, dated October 27, 1994, incorporated by reference to Exhibit 10.15.1 to Edison Mission Energy's Form
             10.
 10.15.2     Conformed copy of the Amended and Restated U.S. $400 million Bank of America National Trust and Savings Association Credit
             Agreement, dated as of November 17, 1994, incorporated by
             reference to Exhibit 10.15.2 to Edison Mission Energy's Annual
             Report on Form 10-K for the year ended December 31, 1994.
 10.15.3     Conformed copy of the Second Amended and Restated U.S. $400 million Bank of America National Trust and Savings Association
             Credit Agreement, dated as of October 11, 1996, incorporated by reference to Exhibit 10.15.3 to Edison Mission Energy's Form 10-K
             for the year ended December 31, 1996.
 10.16       Amended and Restated Ground Lease Agreement between Texaco
             Refining and Marketing Inc. and March Point Cogeneration Company,
             dated August 21, 1992, incorporated by reference to Exhibit 10.16 to Edison Mission Energy's Form 10.
 10.16.1     Amendment No. 1 to Amended and Restated Ground Lease Agreement
             between Texaco Refining and Marketing Inc. and March Point
             Cogeneration Company, dated August 21, 1992, incorporated by reference to Exhibit 10.16 to Edison Mission Energy's Form 10.
 10.17       Memorandum of Agreement between Atlantic Richfield Company and
             Products Cogeneration Company, dated September 17, 1987,
             incorporated by reference to Exhibit 10.17 to Edison Mission
             Energy's Form 10.
 10.18       Memorandum of Ground Lease between Texaco Producing Inc. and
             Sycamore Cogeneration Company, dated January 19, 1987,
             incorporated by reference to Exhibit 10.18 to Edison Mission
             Energy's Form 10.
 10.19       Amended and Restated Memorandum of Ground Lease between Getty Oil
             Company and Kern River Cogeneration Company, dated November 14,
             1984, incorporated by reference to Exhibit 10.19 to Edison Mission
             Energy's Form 10.
 10.20       Memorandum of Lease between Sun Operating Limited Partnership and
             Midway-Sunset Cogeneration Company, incorporated by reference to
             Exhibit 10.20 to Edison Mission Energy's Form 10.
 10.21       Executive Supplemental Benefit Program, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-2313).
 10.22       1981 Deferred Compensation Agreement, incorporated by reference to
             Exhibits to Forms 10-K filed by SCEcorp (File No. 1-2313).
 10.23       1985 Deferred Compensation Agreement for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No.
             1-2313).
 10.24       1987 Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             2313).
 10.25       1988 Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             2313).
 10.26       1989 Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             9936).
 10.27       1990 Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             9936).

 Exhibit No.                             Description
 -----------                             -----------
 10.28       Annual Deferred Compensation Plan for Executives, incorporated by reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             9936).
 10.29       Executive Retirement Plan for Executives, incorporated by
             reference to Exhibits to Forms 10-K filed by SCEcorp (File No. 1-
             2313).
 10.31       Estate and Financial Planning Program for Executive Officers,
             incorporated by reference to Exhibits to Forms 10-K filed by
             SCEcorp (File No. 1-9936).
 10.32       Letter Agreement with Edward R. Muller, incorporated by reference to Exhibit 10.32 to Edison Mission Energy's Form 10.
 10.33       Agreement with James S. Pignatelli, incorporated by reference to
             Exhibit 10.33 to Edison Mission Energy's Form 10.
 10.34       Conformed copy of the Guarantee Agreement dated as of November 30,
             1994, incorporated by reference to Exhibit 10.34 to Edison Mission
             Energy's Form 10.
 10.35       Indenture of Lease between Brooklyn Navy Yard Development
             Corporation and Cogeneration Technologies, Inc., dated as of
             December 18, 1989, incorporated by reference to Exhibit 10.35 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1994.
 10.35.1     First Amendment to Indenture of Lease between Brooklyn Navy Yard
             Development Corporation and Cogeneration Technologies, Inc., dated
             November 1, 1991, incorporated by reference to Exhibit 10.35.1 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1994.
 10.35.2     Second Amendment to Indenture of Lease between Brooklyn Navy Yard
             Development Corporation and Cogeneration Technologies, Inc., dated
             June 3, 1994, incorporated by reference to Exhibit 10.35.2 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1994.
 10.35.3     Third Amendment to Indenture of Lease between Brooklyn Navy Yard
             Development Corporation and Cogeneration Technologies, Inc., dated
             December 12, 1994, incorporated by reference to Exhibit 10.35.3 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1994.
 10.36       Conformed copy of A$200 million Bank of America National Trust and
             Savings Association Credit Agreement, dated November 22, 1994, incorporated by reference to Exhibit 10.36 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1994.
 10.36.1     Conformed copy of the Amended and Restated A$200 million Bank of
             America National Trust and Savings Associated Credit Agreement,
             dated December 12, 1994, incorporated by reference to Exhibit
             10.36.1 to Edison Mission Energy's Form 10-K for the year ended
             December 31, 1994.
 10.36.2     Conformed copy of First Amendment to Amended and Restated A$200 million Bank of America National Trust and Savings Associated
             Credit Agreement, dated June 7, 1995, incorporated by reference to
             Exhibit 10.36.2 to Edison Mission Energy's Form 10-Q for the
             quarter ended September 30, 1995.
 10.37       Amended and Restated Limited Partnership Agreement of Mission
             Capital, L.P., dated as of November 30, 1994, incorporated by reference to Exhibit 10.37 to Edison Mission Energy's Form 10-K
             for the year ended December 31, 1994.
 10.38       Action of General Partner of Mission Capital, L.P. creating the 9
             7/8% Cumulative Monthly Income Preferred Securities, Series A,
             dated as of November 30, 1994, incorporated by reference to
             Exhibit 10.38 to Edison Mission Energy's Form 10-K for the year ended December 31, 1994.
 10.39       Action of General Partner of Mission Capital, L.P. creating the 8
             1/2% Cumulative Monthly Income Preferred Securities, Series B,
             dated as of August 8, 1995, incorporated by reference to Exhibit
             10.39 to Edison Mission Energy's Form 10-Q for the quarter ended
             June 30, 1995.
 10.40       Power Purchase Contract between ISAB Energy, S.r.l. as Seller and
             Enel, S.p.A. as Buyer, dated June 9, 1995, incorporated by reference to Exhibit 10.40 to Edison Mission Energy's Form 10-Q
             for the quarter ended June 30, 1995.

 Exhibit No.                             Description
 -----------                             -----------
 10.41       400 million sterling pounds Barclays Bank Plc Credit Agreement, dated December 18, 1995, incorporated by reference to Exhibit
             10.41 to Edison Mission Energy's Form 8-K, dated
             [December 21, 1995].
 10.42       Guarantee by Edison Mission Energy, dated December 1, 1995 supporting Letter of Credit issued by Bank of America National
             Trust and Savings Association to secure payment of bonds issued pursuant to the Brooklyn Navy Yard project tax-exempt bond financing, incorporated by reference to Exhibit 10.42 to Edison
             Mission Energy's Form 10-K for the year ended December 31, 1995.
 10.43       Guarantee by Edison Mission Energy, dated December 1, 1995, supporting Letter of Credit issued by Bank of America National
             Trust and Savings Association to secure Brooklyn Navy Yard's indemnity to the New York City Industrial Development Agency pursuant to the Brooklyn Navy Yard project tax-exempt bond financing, incorporated by reference to Exhibit 10.43 to Edison
             Mission Energy's Form 10-K for the year ended December 31, 1995.
 10.44       Guarantee by Edison Mission Energy, dated December 20, 1996, in favor of The Fuji Bank, Limited, Los Angeles Agency, to secure
             Camino Energy Company's payments pursuant to Camino Energy
             Company's Credit Agreement and Defeasance Agreement, incorporated by reference to Exhibit 10.44 to Edison Mission Energy's Form 10-K
             for the year ended December 31, 1996.
 10.45       Power Purchase Agreement between National Power Corporation and
             San Pascual Cogeneration Company International B.V., dated
             September 10, 1997, incorporated by reference to Exhibit 10.45 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1997.
 10.46       Power Purchase Agreement between Gulf Power Generation Co., LTD., and Electricity Generating Authority of Thailand, dated December
             22, 1997, incorporated by reference to Exhibit 10.46 to Edison
             Mission Energy's Form 10-K for the year ended December 31, 1997.
 10.47       Guarantee by Edison Mission Energy, dated June 30, 1998, in favor of Tri Energy Company Limited and the Sanwa Bank, Limited to
             guarantee payment of 25% of Tri Energy Company Limited's aggregate capital contributions under the Equity Bridge Loan, incorporated by reference to Exhibit 10.47 to Edison Mission Energy's Form 10-Q
             for the quarter ended September 30, 1998.
 10.48       Guarantee by Edison Mission Energy, dated June 30, 1998, in favor of Tri Energy Company Limited and the Sanwa Bank, Limited to
             guarantee payment of 37.5% of Tri Energy Company Limited's aggregate capital contributions attributable to Banpu Gas and
             BANPU, incorporated by reference to Exhibit 10.48 to Edison
             Mission Energy's Form 10-Q for the quarter ended September 30,
             1998.
 10.49       Equity Support Guarantee by Edison Mission Energy, dated December
             23, 1998, in favor of ABN AMRO Bank N.V., and the Chase Manhattan
             Bank to guarantee certain equity funding obligations of
             EcoElectrica Ltd. and EcoElectrica Holdings Ltd. pursuant to
             EcoElectrica Ltd.'s Credit Agreement dated as of October 31, 1997, incorporated by reference to Exhibit 10.49 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1998.
 10.50       Master Guarantee and Support Instrument by Edison Mission Energy,
             dated December 23, 1998, in favor of ABN AMRO Bank N.V., and the
             Chase Manhattan Bank to guarantee the availability of funds to purchase fuel for the EcoElectrica project pursuant to
             EcoElectrica Ltd.'s Credit Agreement dated as of October 31, 1997 and Intercreditor Agreement dated as of October 31, 1997,
             incorporated by reference to Exhibit 10.50 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1998.
 10.51       Guarantee Assumption Agreement from Edison Mission Energy, dated
             December 23, 1998, under Edison Mission Energy assumed all of the obligations of KENETECH Energy Systems, Inc. to Union Carbide
             Caribe Inc., under the certain Guaranty dated November 25, 1997, incorporated by reference to Exhibit 10.51 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1998.
 10.52       Transition Power Purchase Agreement, dated August 1, 1998, between
             New York State Electric & Gas Corporation and Mission Energy
             Westside, Inc, incorporated by reference to Exhibit 10.52 to
             Edison Mission Energy's Form 10-K for the year ended December 31,
             1998.

 Exhibit No.                             Description
 -----------                             -----------
 10.53       Transition Power Purchase Agreement, dated August 1, 1998, between
             Pennsylvania Electric Company and Mission Energy Westside, Inc.,
             incorporated by reference to Exhibit 10.53 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1998.
 10.54       Guarantee, dated August 1, 1998, between Edison Mission Energy,
             Pennsylvania Electric Company, NGE Generation, Inc. and New York
             State Electric & Gas Corporation, incorporated by reference to
             Exhibit 10.54 to Edison Mission Energy's Form 10-K for the year ended December 31, 1998.
 10.55       Credit Agreement, dated March 18, 1999, among Edison Mission
             Holdings Co. and Certain Commercial Lending Institutions, and
             Citicorp USA, Inc., incorporated by reference to Exhibit 10.55 to
             Edison Mission Energy's Form 8-K dated March 18, 1999.
 10.56       Guarantee and Collateral Agreement made by Edison Mission Holdings
             Co., Edison Mission Finance Co., Homer City Property Holdings,
             Inc., Chestnut Ridge Energy Co., Mission Energy Westside, Inc.,
             EME City Generation L.P. and Edison Mission Energy in favor of
             United States Trust Company of New York, dated as of March 18,
             1999, incorporated by reference to Exhibit 10.56 to Edison Mission
             Energy's Form 8-K dated March 18, 1999.
 10.56.1     Amendment No. 1 to the Guarantee and Collateral Agreement, dated
             May 27, 1999, between Edison Mission Holdings, Edison Mission
             Finance Co., Homer City Property Holdings, Inc., Chestnut Ridge
             Energy Company, Mission Energy Westside, Inc., EME Homer City
             Generation L.P and Edison Mission Energy in favor of United States
             Trust Company of New York, incorporated by reference to Exhibit
             10.56.1 to Amendment No. 1 of Edison Mission Holdings Co.'s
             Registration Statement on Form S-4 to the Securities and Exchange
             Commission on February 8, 2000.
 10.56.2     Open-End Mortgage, Security Agreement and Assignment of Leases and
             Rents, dated March 18, 1999 from EME Homer City Generation L.P. to
             United States Trust Company of New York, incorporated by reference to Exhibit 10.56.2 to Amendment No. 1 of Edison Mission Holdings
             Co.'s Registration Statement on Form S-4 to the Securities and
             Exchange Commission on February 8, 2000.
 10.56.3     Amendment No. 1 to the Open-End Mortgage, Security Agreement and
             Assignment of Leases and Rents, dated May 27, 1999, from EME Homer
             City Generation L.P. to United States Trust Company of New York,
             incorporated by reference to Exhibit 10.56.3 to Amendment No. 1 of
             Edison Mission Holdings Co.'s Registration Statement on Form S-4
             to the Securities and Exchange Commission on February 8, 2000.
 10.57       Collateral Agency and Intercreditor Agreement among Edison Mission
             Holdings Co., Edison Mission Finance Co., Homer City Property
             Holdings, Inc., Chestnut Ridge Energy Co., Mission Energy
             Westside, Inc., EME Homer City Generation L.P., The Secured
             Parties' Representatives, Citicorp USA, Inc. as Administrative
             Agent and United States Trust Company of New York, as Collateral
             Agent, dated as of March 18, 1999, incorporated by reference to
             Exhibit 10.57 to Edison Mission Energy's Form 8-K dated March 18,
             1999.
 10.58       Security Deposit Agreement among Edison Mission Holdings Co.,
             Edison Mission Finance Co., Homer City Property Holdings, Inc.,
             Chestnut Ridge Energy Co., Mission Energy Westside, Inc., EME
             Homer City Generation L.P. and United States Trust Company of New
             York, as Collateral Agent, dated as of Marcy 18, 1999,
             incorporated by reference to Exhibit 10.58 to Edison Mission
             Energy's Form 8-K dated March 18, 1999.
 10.58.1     Amendment No. 1 to the Security Deposit Agreement, dated May 27,
             1999, between Edison Mission Holdings, Edison Mission Finance Co.,
             Homer City Property Holdings, Inc., Chestnut Ridge Energy Company,
             Mission Energy Westside, Inc., EME Homer City Generation L.P. and
             United States Trust Company of New York, as Collateral Agent,
             incorporated by reference to Exhibit 10.58.1 to Amendment No. 1 of
             Edison Mission Holdings Co.'s Registration Statement on Form S-4
             to the Securities and Exchange Commission on February 8, 2000.

 Exhibit No.                             Description
 -----------                             -----------
 10.59       Credit Support Guarantee, dated as of March 18, 1999, made by
             Edison Mission Energy in favor of United States Trust Company of
             New York, incorporated by reference to Exhibit 10.59 to Edison
             Mission Energy's Form 8-K dated March 18, 1999.
 10.59.1     Amendment No. 1 to the Credit Support Guarantee, dated May 27,
             1999, made by Edison Mission Energy in favor of United States
             Trust Company of New York, incorporated by reference to Exhibit
             10.59.1 to Amendment No. 1 of Edison Mission Holdings Co.'s
             Registration Statement on Form S-4 to the Securities and Exchange
             Commission on February 8, 2000.
 10.60       Debt Service Reserve Guarantee, dated as of March 18, 1999, made by Edison Mission Energy in favor of United States Trust Company of New York on behalf of the various financial institutions
             (Lenders) as are or may become parities to the Credit Agreement, dated as of March 18, 1999, among Edison Mission Holdings Co., the
             Lenders and Citicorp USA, Inc., incorporated by reference to
             Exhibit 10.60 to Edison Mission Energy's Form 8-K dated March 18,
             1999.
 10.60.1     Amendment No. 1 to the Debt Service Reserve Guarantee, dated May
             27, 1999, made by Edison Mission Energy in favor of United States
             Trust Company of New York, incorporated by reference to Exhibit
             10.60.1 to Amendment No. 1 of Edison Mission Holdings Co.'s
             Registration Statement on Form S-4 to the Securities and Exchange
             Commission on February 8, 2000.
 10.60.2     Bond Debt Service Reserve Guarantee, dated May 27, 1999, made by
             Edison Mission Energy in favor of United States Trust Company of
             New York, incorporated by reference to Exhibit 10.60.2 to
             Amendment No. 1 of Edison Mission Holdings Co.'s Registration
             Statement on Form S-4 to the Securities and Exchange Commission on
             February 8, 2000.
 10.61       Credit Agreement, dated March 18, 1999, among Edison Mission
             Energy and Certain Commercial Lending Institutions, and Citicorp
             USA, Inc., incorporated by reference to Exhibit 10.61 to Edison
             Mission Energy's Form 8-K dated March 18, 1999.
 10.62       Edison Power Limited (Pounds)1,150,000,000 Guaranteed Secured
             Variable Rate Bonds due 2019 Guaranteed by Maplekey UK Limited,
             incorporated by reference to Exhibit 10.62 to Edison Mission
             Energy's Current Report on Form 8-K, No. 1-13434 dated July 19,
             1999.
 10.64       Coal and Capex Facility Agreement, dated July 16, 1999 between EME
             Finance UK Limited; Barclay's Capital and Credit Suisse First
             Boston; The Financial Institutions named as Banks; and Barclays
             Bank PLC as Facility Agent, incorporated by reference to Exhibit
             10.64 to Edison Mission Energy's Form 10-Q for the quarter ended
             September 30, 1999.
 10.65       Guarantee by Edison Mission Energy dated July 16, 1999 supporting the Coal and Capex Facility Agreement (Facility Agreement) issued by Barclays Bank PLC to secure EME Finance UK Limited obligations pursuant to the Facility Agreement, incorporated by reference to
             Exhibit 10.65 to Edison Mission Energy's Form 10-Q for the quarter ended September 30, 1999.
 10.66       Copy of the Global Debenture representing Edison Mission Energy's
             9 7/8% Junior Subordinated Deferrable Interest Debentures, Series
             A, Due 2024, incorporated by reference as Exhibit 4.1 to Edison
             Mission Energy's Form 10-K for the year ended December 31, 1994.
 10.67       Conformed copy of the Indenture, dated as of November 30, 1994, between Edison Mission Energy and The First National Bank of
             Chicago, as Trustee, incorporated by reference to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1994.
 10.68       First Supplemental Indenture, dated as of November 30, 1994, to
             Indenture dated as of November 30, 1994 between Edison Mission
             Energy and The First National Bank of Chicago, as Trustee,
             incorporated by reference as Exhibit 4.2.1 to Edison Mission
             Energy's Form 10-K for the year ended December 31, 1994.
 10.69       Indenture, dated as of May 27, 1999, between Edison Mission
             Holdings Co. and United States Trust Company of New York, as
             Trustee, incorporated by reference to Exhibit 10.71 to Edison
             Mission Holdings Co.'s Registration Statement on Form S-4 to the
             Securities and Exchange Commission on December 3, 1999.

 Exhibit No.                             Description
 -----------                             -----------
 10.69.1     First Supplemental Indenture, dated as of June 28, 1999, to
             Indenture dated as of June 28, 1999 between Edison Mission Energy and The Bank of New York, as Trustee, incorporated by reference to
             Exhibit 10.72 to Edison Mission Holdings Co.'s Registration
             Statement on Form S-4 to the Securities and Exchange Commission on
             December 3, 1999.
 10.70       Exchange and Registration Rights Agreement, dated as of May 27,
             1999, by and among the Initial Purchasers named therein, the
             Guarantors named therein and Edison Mission Holdings Co,
             incorporated by reference to Exhibit 10.1 to Edison Mission
             Holdings Co.'s Registration Statement on Form S-4 to the
             Securities and Exchange Commission on December 3, 1999.
 12.1        Statement regarding the computation of ratio of earnings to fixed charges for Edison Mission Energy.*
 21.1        List of Subsidiaries.*
 23.1        Consent of Arthur Andersen LLP.*
 23.2        Consent of PricewaterhouseCoopers.*
 23.3        Consent of Skadden, Arps, Slate Meagher & Flom LLP (included in
             Exhibit 5.1).
 25.1        Statement of Eligibility and Qualification on Form T-1 of The Bank
             of New York, as Trustee, under the Indenture filed as Exhibit 4.1 hereto.*
 99.1        Form of Letter of Transmittal.*
 99.2        Form of Notice of Guaranteed Delivery.*
 99.3        Form of Letter to Clients.*
 99.4        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees.*

--------
* Filed herewith

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